                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                                       BY
                                N.A.J. CO., LTD.
                                      FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                         AND AMERICAN DEPOSITARY SHARES
                             OF AMWAY JAPAN LIMITED
                      AT (Yen)1,490 PER SHARE OF COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE OUTSIDE OF JAPAN AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

    N.A.J. Co., Ltd., a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("Purchaser"), hereby offers to purchase all the outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock (the "ADSs" and, together with the Common Stock, the "Shares"), that are beneficially owned by shareholders (the "Shareholders") of Amway Japan Limited, a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("AJL"), in accordance with the terms and conditions described or referred to in this Offer to Purchase and the accompanying Letter of Transmittal (the "Offer"). The Offer is being made pursuant to the Tender Offer Agreement (the "Agreement"), dated November 15, 1999, among Purchaser, AJL and ALAP Hold Co., Ltd., a limited partnership organized under the laws of Nevada ("ALAP"). ALAP is the parent of Purchaser and an entity controlled and beneficially owned by the principal shareholders of AJL, along with certain corporations, trusts, foundations and other entities established by or for the benefit of the principal shareholders and their respective families (collectively, the "Principal Shareholders"). The Agreement provides for Purchaser first to conduct the Offer and, after consummation of the Offer, Purchaser and AJL have agreed to take all steps required by law or as may be necessary or advisable to effect a merger (the "Merger") of AJL with and into Purchaser, with Purchaser as the surviving corporation. After the Merger, Purchaser will operate under the name Amway Japan Limited. The purchase price for each share of Common Stock purchased in the Offer will be (Yen)1,490 in cash (the "Common Stock Purchase Price"). The purchase price for each ADS purchased in the Offer will be (Yen)745 in cash (the "ADS Purchase Price" and, together with the Common Stock Purchase Price, the "Purchase Price"), which is equal to one-half of the Common Stock Purchase Price (because each ADS represents one-half of one Share). The ADS Purchase Price will be payable in and converted into U.S. dollars using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on the date of settlement of the Offer in Japan (the "Common Stock Settlement Date"), which is presently anticipated to be not later than six trading days after the expiration of the Offer in Japan (or, if necessary for administrative convenience, on the business day next preceding the Common Stock Settlement Date). The ADSs are evidenced by American Depositary Receipts ("ADRs"). There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding and Japanese income taxes which may be required to be withheld. The Offer is for all Shares of AJL or any lesser number of Shares tendered and not withdrawn. With respect to the Common Stock, the Offer will expire in Japan, unless extended, on December 17, 1999, and, with respect to the ADSs, it will expire outside of Japan, unless extended, at 12:00 midnight, New York City time, on December 17, 1999.

    Purchaser has been informed by the Principal Shareholders that they will not tender their Shares in response to the Offer (other than 550,000 Shares owned by one of the charitable foundations established by certain of the Principal Shareholders ("Foundation Tendered Shares")). The Principal Shareholders will contribute substantially all of their Shares, including the Shares not tendered by the charitable foundation in response to the Offer ("Offer Non-Tendered Shares"), to ALAP or Purchaser contemporaneously with the consummation of the Offer. In addition, no later than immediately prior to the effectiveness of the Merger, the Principal Shareholders will transfer to ALAP the Shares not previously transferred ("Merger Non-Tendered Shares" and, together with Offer Non-Tendered Shares, the "Non-Tendered Shares").

    THE BOARD OF DIRECTORS OF AJL (WITH MESSRS. DEVOS, VAN ANDEL AND SUMIHIRO NOT PARTICIPATING) (THE "DISINTERESTED DIRECTORS") HAS (1) DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OTHER THAN FOUNDATION TENDERED SHARES AND NON-TENDERED SHARES (THE "PUBLIC SHAREHOLDERS"),
(2) APPROVED THE AGREEMENT AND (3) RESOLVED TO RECOMMEND THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    For holders of ADSs, questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. (each a "Dealer Manager" and collectively, the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or brokers, dealers, commercial banks and trust companies. With respect to the Common Stock, Purchaser has appointed Nikko Salomon Smith Barney Limited (the "Agent") to act as its sole tender offer agent in Japan. The Agent, in turn, has appointed The Nikko Securities Co., Ltd. as its sub-agent. In addition, Morgan Stanley Dean Witter Japan Limited will act as sole intermediary securities firm in Japan. For a holder of Common Stock, questions and requests for assistance or for copies of the Japanese Tender Offer Explanatory Statement and tender offer application form or English translations thereof should be directed to such holder's standing agent in Japan.

            The Dealer Managers for the Offer outside of Japan are:

MORGAN STANLEY DEAN WITTER                                     J.P. MORGAN & CO.

November 18, 1999

     The principal trading market for the Common Stock is the Japanese over-the-counter market (the "Japanese OTC"). On November 15, 1999, the last full day of trading prior to the date of public announcement of the Offer, the closing sales price of the Common Stock as reported by the Japan Securities Dealers Association (the "JSDA") was (Yen)990 and on November 17, 1999, the last full day of trading prior to the date of this Offer to Purchase (the "Commencement Date"), the closing sales price was (Yen)1,460. The Common Stock Purchase Price is (Yen)1,490 per share. The ADSs are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "AJL." On November 12, 1999, the last full day of trading prior to the date of the public announcement of the Offer, the closing sales price of the ADSs on the NYSE was $4.625 and on November 16, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained, the closing sales price was $6.81. The ADS Purchase Price is (Yen)745 per ADS which is payable in and converted into U.S. dollars using the Noon Buying Rate on the Common Stock Settlement Date. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK AND THE ADSS.

                                   IMPORTANT

NOTE TO HOLDERS OF ADSS

     Any holder of ADSs desiring to accept the Offer should either (1) if the ADRs evidencing such ADSs are held in a name other than the holder's name, request the holder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for the holder or (2) if the ADRs evidencing such ADSs are held in the holder's name, complete and sign the Letter of Transmittal (or a facsimile thereof) and mail or deliver it and any other required documents to First Chicago Trust Company of New York (the "Depositary") in accordance with the instructions set forth in the Letter of Transmittal and as described herein under "The Offer -- Procedure for Tendering Shares." In addition, any such holder of ADSs must deliver the ADRs evidencing the ADSs being tendered to the Depositary along with the Letter of Transmittal or tender such ADSs pursuant to the procedure for book-entry transfer described herein under "The
Offer -- Procedure for Tendering Shares."

NOTE TO HOLDERS OF COMMON STOCK

     A holder of Common Stock resident outside of Japan desiring to accept the Offer should request from its standing agent in Japan a copy of the Japanese Tender Offer Explanatory Statement, the Japanese counterpart of this Offer to Purchase (the "Explanatory Statement"), and a tender offer application form, the Japanese counterpart of the Letter of Transmittal. As described in the Explanatory Statement, the standing agent in Japan will submit such tender offer application forms and tender Common Stock into the Offer on behalf of such holders. Holders of Common Stock may not tender Common Stock into the Offer by executing and delivering the Letter of Transmittal. Common Stock may only be tendered into the Offer in accordance with the terms and conditions of the Explanatory Statement. See "The Offer -- Procedure for Tendering Shares."

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR RECOMMENDATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN, IN THE LETTER OF TRANSMITTAL OR IN THE EXPLANATORY STATEMENT. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
SPECIAL FACTORS.............................................    4
   1.  Background of the Offer; Recommendation of the
     Disinterested Directors; Reasons for the
       Recommendation; Opinion of Financial Advisor to the
     Disinterested Directors................................    4
   2.  The Offer; Related Transactions; Agreement...........   15
   3.  Purpose of the Offer; Related Transactions...........   17
   4.  Position of Purchaser Regarding Fairness of the
     Offer..................................................   18
   5.  Certain Effects of the Offer and Agreement...........   18
   6.  Interests of Certain Persons.........................   18
   7.  Appraisal Rights.....................................   19
THE OFFER...................................................   19
   1.  Number of Shares; Expiration and Extension of
     Offer..................................................   19
   2.  Procedure for Tendering Shares.......................   20
   3.  Withdrawal Rights....................................   22
   4.  Acceptance for Payment of Shares and Payment of
     Purchase Price.........................................   23
   5.  Market Information; Exchange Rates; Dividends and
     Dividend Policy........................................   24
   6.  Certain Effects of the Offer.........................   27
   7.  Source and Amount of Funds...........................   30
   8.  Certain Information Regarding AJL....................   31
   9.  Certain Information Regarding Purchaser..............   34
  10.  Background of the Offer; Contacts with AJL...........   34
  11.  Interests of Certain Persons.........................   34
  12.  Transactions and Agreements Concerning the Shares....   35
  13.  Certain Legal Matters; Regulatory Approvals..........   35
  14.  U.S. Federal Income Tax Consequences.................   35
  15.  Japanese Tax Consequences............................   37
  16.  Extension of Offer; Termination; Amendments..........   37
  17.  Fees and Expenses....................................   38
  18.  Miscellaneous........................................   40
  SCHEDULE I    PURCHASER DIRECTORS; AJL EXECUTIVE OFFICERS
                AND DIRECTORS...............................  S-1
  SCHEDULE II   FAIRNESS OPINION OF THE FINANCIAL ADVISOR
  SCHEDULE III  AUDITED FINANCIAL STATEMENTS OF AMWAY JAPAN
                LIMITED FOR THE FISCAL YEARS ENDED AUGUST
                31, 1996, 1997 AND 1998 AND UNAUDITED
                FINANCIAL STATEMENTS FOR THE NINE MONTHS
                ENDED MAY 31, 1998 AND MAY 31, 1999.........  F-1

TO THE HOLDERS OF COMMON STOCK AND AMERICAN DEPOSITARY SHARES OF AMWAY JAPAN
LIMITED:

                                  INTRODUCTION

     N.A.J. Co., Ltd, a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("Purchaser"), hereby offers to purchase all the outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock (the "ADSs" and, together with the Common Stock, the "Shares"), that are beneficially owned by shareholders (the "Shareholders") of Amway Japan Limited, a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("AJL"), in accordance with the terms and conditions described or referred to in this Offer to Purchase and the accompanying Letter of Transmittal (the "Offer"). The purchase price for each share of Common Stock will be (Yen)1,490 in cash (the "Common Stock Purchase Price"). The purchase price for each ADS purchased in the Offer will be (Yen)745 in cash (the "ADS Purchase Price" and, together with the Common Stock Purchase Price, the "Purchase Price"), which is equal to one-half of the Common Stock Purchase Price (because each ADS represents one-half of one Share). The ADS Purchase Price will be payable in and converted into U.S. dollars using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on the date of settlement of the Offer in Japan (the "Common Stock Settlement Date"), which is presently anticipated to be not later than six trading days after the expiration of the Offer in Japan (or, if necessary for administrative convenience, on the business day next preceding the Common Stock Settlement Date). The ADSs are evidenced by American Depositary Receipts ("ADRs"). There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding and Japanese income taxes which may be required to be withheld. The Offer is for all Shares of AJL or any lesser number of Shares tendered and not withdrawn. With respect to the Common Stock, the Offer will expire in Japan, unless extended, on December 17, 1999, and, with respect to the ADSs, it will expire outside of Japan, unless extended, at 12:00 midnight, New York City time, on December 17, 1999.

     The Offer is being made to all holders of Common Stock as well as to all holders of ADSs. The Offer, however, will not be made to a particular holder if
(i) the Offer is prohibited by applicable administrative or judicial action pursuant to a statutory provision of the jurisdiction in which such holder resides or (ii) the laws or practices of the jurisdiction in which such holder resides would impose significant costs upon Purchaser or would materially delay the Offer.

     As of September 30, 1999, the principal shareholders of AJL, along with certain corporations, trusts, foundations and other entities established by or for the benefit of the principal shareholders and their respective families (collectively, the "Principal Shareholders"), beneficially owned 110,263,022 shares of Common Stock constituting approximately 76% of all shares of Common Stock issued and outstanding on such date. Purchaser has been informed by the Principal Shareholders that they will not tender their Shares in response to the Offer (other than 550,000 Shares owned by one of the charitable foundations established by certain of the Principal Shareholders ("Foundation Tendered Shares")). The Principal Shareholders will contribute substantially all of their Shares, including any Shares that are not tendered by the charitable foundation in response to the Offer ("Offer Non-Tendered Shares"), to ALAP (as defined below) or the Purchaser contemporaneously with the consummation of the Offer. In addition, no later than immediately prior to the effectiveness of the Merger (as defined below), the Principal Shareholders will transfer to ALAP the Shares not previously transferred ("Merger Non-Tendered Shares" and, together with Offer Non-Tendered Shares, the "Non-Tendered Shares").

     The Offer is being made pursuant to the Tender Offer Agreement (the "Agreement"), dated November 15, 1999, among Purchaser, AJL and ALAP Hold Co., Ltd., a limited partnership organized under the laws of Nevada ("ALAP"). ALAP is the parent of Purchaser and an entity controlled and beneficially owned by the Principal Shareholders. The purpose of the Offer is to facilitate Purchaser's acquisition of Shares for cash, and thereby enable the Principal Shareholders to obtain indirect control of 100% of the capital stock of AJL. Pursuant to the Agreement, the Purchaser will first make the Offer and, after consummation of the Offer, Purchaser and AJL have agreed to take all steps required by law or as may be necessary or advisable to effect a merger (the "Merger") of AJL with and into Purchaser, which would be the surviving corporation. After the Merger, Purchaser will operate under the name Amway Japan Limited. Simultaneously with the execution of the Agreement, the Principal Shareholders, ALAP and Purchaser entered into a Shareholder and Voting Agreement (the "Shareholder Agreement"). Pursuant to the Shareholder Agreement, the Principal Shareholders have agreed, and ALAP agreed, after transfer to it of the Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the Non-Tendered Shares, and Purchaser has agreed not to dispose of or otherwise transfer any Non-Tendered Shares transferred to it by the Principal Shareholders ("Purchaser Non-Tendered Shares") or Shares purchased by it in the Offer (the "Acquired Shares" and, together with the Purchaser Non-Tendered Shares, the "Purchased Shares"), in either case prior to consummation of the Merger. The Principal Shareholders also have agreed to cause ALAP and Purchaser, as the case may be, to vote, and the Principal Shareholders, ALAP and Purchaser have agreed to vote the Merger Non-Tendered Shares, the Offer Non-Tendered Shares and the Purchased Shares, respectively, in favor of the Merger. As a result of the Merger, those Shareholders who do not tender their Shares in response to the Offer will receive shares of Purchaser common stock.

     Upon consummation of the Offer, it is anticipated that the ADSs will be delisted from the NYSE. Also, it is anticipated that following consummation of the Offer, the Deposit Agreement, dated as of February 18, 1993, as amended and restated June 14, 1994, by and among AJL, the depositary and the holders from time to time of ADRs thereunder (the "Deposit Agreement") related to the ADSs will be terminated. Upon consummation of the Merger, it is anticipated that the Common Stock will be delisted from the Japanese OTC. AS A RESULT OF CONSUMMATION OF THE OFFER AND THE MERGER, IT IS LIKELY THAT THERE WILL BE NO PUBLIC MARKET FOR THE SHARES. IF THERE IS NO MARKET, HOLDERS WHO DO NOT TENDER THEIR SHARES PURSUANT TO THE OFFER WILL HAVE LIMITED OPPORTUNITIES TO SELL THEIR SHARES IN THE FUTURE. See "Special Factors -- The Offer; Related Transactions; Agreement".

     Over the last several years, a variety of alternatives have been considered by the Principal Shareholders and AJL management to increase shareholder value, while at the same time enhance operations, results and business prospects of AJL. After consideration of various alternatives and based on the difficult business environment in Japan, negative publicity regarding AJL, increased competition among direct selling companies in Japan and the limited public float of Shares, the Principal Shareholders and AJL concluded that it was unlikely that any meaningful improvement in share value or liquidity of AJL would occur in the foreseeable future. AJL and the Principal Shareholders concluded that, as a private company, AJL would have greater flexibility to invest in its future, realign the business relationships with Amway Corporation, a privately held Michigan corporation owned and controlled by the Principal Shareholders ("Amway"), and other Amway affiliates and allow senior management of Amway and AJL to focus on the long-term interests of AJL without concern for the impact that any action might have on operating results or share price of AJL. The Principal Shareholders view the Offer as an opportunity to create value for the Shareholders through a premium purchase price and to provide flexibility for a restructuring and realignment of all Amway entities controlled by the Principal Shareholders.

     Purchaser will pay for the Shares purchased pursuant to the Offer with funds borrowed from Morgan Guaranty Trust Company of New York, Tokyo Branch, an affiliate of J.P. Morgan & Co. Incorporated ("Morgan Guaranty"), and possibly other commercial banks and lending institutions under a new senior credit facility.

     The Offer is not contingent upon receiving financing. The Offer will allow those holders desiring to receive cash for their Shares an opportunity to do so at a premium to the pre-Offer market price without the usual transaction costs associated with open market sales.

     THE BOARD OF DIRECTORS OF AJL (WITH MESSRS. DEVOS, VAN ANDEL AND SUMIHIRO NOT PARTICIPATING) (THE "DISINTERESTED DIRECTORS") HAS (1) DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OTHER THAN FOUNDATION TENDERED SHARES AND NON-TENDERED SHARES (THE "PUBLIC SHAREHOLDERS"),
(2) APPROVED THE AGREEMENT AND (3) RESOLVED TO RECOMMEND THAT THE PUBLIC SHAREHOLDERS ACCEPT THE OFFER AND TENDER

THEIR SHARES IN RESPONSE TO THE OFFER. SEE "SPECIAL FACTORS -- BACKGROUND OF THE OFFER; RECOMMENDATION OF THE DISINTERESTED DIRECTORS; REASONS FOR THE RECOMMENDATION; OPINION OF FINANCIAL ADVISOR TO THE DISINTERESTED DIRECTORS" FOR FURTHER INFORMATION REGARDING THE MATTERS CONSIDERED BY THE DISINTERESTED DIRECTORS IN REVIEWING THE TERMS OF AND FAIRNESS OF THE OFFER.

     AJL has advised Purchaser that Goldman, Sachs & Co., an independent investment bank and financial advisory firm (the "Financial Advisor" or "Goldman Sachs"), has delivered to the Disinterested Directors, at the request of the Disinterested Directors, its written opinion that, as of the date of the Agreement, the applicable Purchase Price in cash to be received by the Public Shareholders who tender their Shares in the Offer is fair, from a financial point of view, to such holders. See "Special Factors -- Background of the Offer; Recommendation of the Disinterested Directors; Reasons for the Recommendation; Opinion of Financial Advisor to the Disinterested Directors" for further information concerning the opinion of the Financial Advisor.

     AJL has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), a copy of which is enclosed.

     All Shares validly tendered and not withdrawn on or prior to the Expiration Date (as defined in "The Offer -- Number of Shares; Expiration and Extension of Offer") will be purchased at the Purchase Price on the terms and subject to the conditions of the Offer. Certificates representing Shares not validly tendered and Shares validly withdrawn on or prior to the Expiration Date will be returned without delay to the applicable holder. See "The Offer -- Number of Shares; Expiration and Extension of Offer."

     Tendering holders will not be obligated to pay brokerage commissions or solicitation fees. Brokerage commissions and solicitation fees, if applicable, will be paid by Purchaser as expenses of the Offer. Purchaser will pay all fees and certain expenses of the Dealer Managers, the Agent, the Information Agent and the Depositary incurred in connection with the Offer. See "The Offer -- Fees and Expenses." However, any U.S. backup withholding and Japanese income taxes which may be required to be withheld will be withheld from the Purchase Price to be paid to each holder pursuant to the Offer. See "The Offer -- Acceptance for Payment of Shares and Payment of Purchase Price," "The Offer -- U.S. Federal Income Tax Consequences" and "The Offer -- Japanese Tax Consequences."

     Participants in the Dividend Reinvestment Program and Shareholder Services Program (the "Dividend Reinvestment Plan") may tender part or all of the ADSs credited to their accounts in the Dividend Reinvestment Plan by following Instruction 12 of the Letter of Transmittal and submitting the Letter of Transmittal to the Depositary. Participants in the Amway Corporation Profit Sharing and 401(k) Plan ("401(k) Plan") may tender part or all of the ADSs credited to their accounts in the 401(k) Plan by submitting the letter of transmittal and the election form included in the materials sent to participants by the trustee for the 401(k) Plan. Participants may only use the letter of transmittal sent to participants by the trustee for the 401(k) Plan to tender ADSs credited to a 401(k) Plan account. See "The Offer -- Procedure for Tendering Shares -- 401(k) Plan."

     AJL has advised Purchaser that, as of August 31, 1999, there were approximately 144,025,800 shares of Common Stock (including 87,429.21 shares of Common Stock held in the 401(k) Plan) issued and outstanding. According to AJL's records, there were approximately 18,372 holders of record of the issued and outstanding shares of Common Stock, including 663 holders of record of ADSs.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.

     The United States federal income tax consequences of a sale by a holder of Shares pursuant to the Offer depend upon the facts and circumstances of the sale. U.S. backup withholding may, in circumstances described herein, be required to be withheld from the Purchase Price of any sale of Shares. See "The Offer -- U.S. Federal Income Tax Consequences." The Japanese income tax consequences of a sale by a holder of Shares pursuant to the Offer depend upon the status of the holder as either an individual holder or a corporate holder as well as the residency of such holder. Japanese income taxes, if required, will be withheld from the Purchase Price of any such sale of Shares and the requirement to withhold will depend on whether the holder has a permanent establishment in Japan. EACH HOLDER IS URGED TO CONSULT AND RELY ON SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO SUCH HOLDER OF A SALE OF SHARES PURSUANT TO THE OFFER.

     The principal trading market for the Common Stock is the Japanese OTC. On November 15, 1999, the last full day of trading prior to the date of public announcement, the closing sales price of the Common Stock as reported by the JSDA was (Yen)990 and on November 17, 1999, the last full day of trading prior to the Commencement Date, the closing sales price was (Yen)1,460. The Common Stock Purchase Price is (Yen)1,490 per share. The ADSs are listed and traded on the NYSE under the symbol "AJL." On November 12, 1999, the last full day of trading prior to the date of public announcement, the closing sales price of the ADSs on the NYSE was $4.625 and November 16, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained, the closing sales price was $6.81. The ADS Purchase Price is (Yen)745, which is payable in and converted into U.S. dollars using the Noon Buying Rate on the Common Stock Settlement Date. See "The Offer -- Market Information; Exchange Rates; Dividends and Dividend Policy" for historical prices of the Common Stock and ADSs. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK AND THE ADSs.

     In this Offer to Purchase, amounts are expressed in Japanese yen ("yen" or "Y") or in United States dollars ("dollars," "U.S. dollars," "U.S.$" or "$"). Except as otherwise indicated, for the convenience of the reader, translations of yen into dollars have been made at the rate of 121 yen to the dollar, the approximate Noon Buying Rate on May 31, 1999, the date of the most recent balance sheet information contained herein. This rate is not materially different from the Noon Buying Rate on such date of (Yen)120.88 = U.S.$1.00. On November 16, 1999, the last full day of trading prior to the Commencement Date for which a quotations could be obtained, the Noon Buying Rate was (Yen)105.83 = U.S.$1.00. No representation is made that any yen amounts have been, could have been or could be converted into dollars at those or any other rate. The ADS Purchase Price, which is expressed in yen, will be payable in U.S. dollars based on the Noon Buying Rate on the Common Stock Settlement Date (or, if necessary for administrative convenience, on the immediately preceding business day). See "The Offer -- Acceptance for Payment of Shares and Payment of Purchase Price." For purposes of this Offer to Purchase, a "business day" means any day other than a Saturday, Sunday or national holiday in either Japan or the United States and consists of a time period from 12:01 a.m. through 12:00 midnight, Tokyo time or New York City time, as the case may be.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER; RECOMMENDATION OF THE DISINTERESTED DIRECTORS; REASONS FOR THE RECOMMENDATION; OPINION OF FINANCIAL ADVISOR TO THE DISINTERESTED DIRECTORS.

     Background of the Offer. Over the last several years, a variety of alternatives have been considered by the Principal Shareholders and AJL management to increase shareholder value, while at the same time enhance the operations, results and business prospects of AJL. Of particular focus was the relatively illiquid and, at times, volatile market for AJL's Common Stock. For example, shortly after the global secondary offering in July 1994, AJL and representatives of a major Japanese securities firm took steps to effect the listing of the shares of Common Stock on the Tokyo Stock Exchange (the "TSE"). AJL pursued this possibility because of its desire to provide value to its shareholders by having the shares traded on a more efficient, active and broad-based market. However, due primarily to the TSE rules which restrict the listing of companies with close business relationships with affiliated private companies, AJL determined it would not be able to obtain the necessary approvals for a TSE listing. For the next several years, AJL engaged the services of additional consultants to consider alternatives to resolve the concerns with respect to the listing of the Common Stock on the TSE. These additional consultants included the retention of The Nikko Securities Co., Ltd. in June 1998 based on a belief that it might be able to resolve the remaining issues. In the second calendar quarter of 1998, AJL, however, determined that it would be unable to list the Common Stock on the TSE.

     During the period in which AJL was pursuing the TSE listing, various other alternatives designed to improve AJL's share value, provide increased market liquidity and improve operating results were also being considered. These alternatives included a possible secondary offering in an effort to improve liquidity and expand ownership of shares of Common Stock by investors. Also considered was a realignment of AJL with other Amway affiliates either by means of the combination of AJL and such other affiliates or the acquisition by AJL of other Amway affiliates in the region. In particular, beginning in April 1997, AJL, representatives of Amway and financial and legal advisors reviewed the possibility of forming a holding company which would own both Amway Asia Pacific Ltd. ("AAP"), a publicly held affiliate of Amway, and AJL. Following a presentation in April 1998 by financial advisors regarding a proposed holding company structure, this alternative was rejected as not feasible because of certain legal, structural and tax issues and accounting concerns.

     During the late 1990s, the difficult economic conditions in Japan exacerbated the concerns regarding share value, market volatility and lack of liquidity for shareholders. In March of 1998, representatives of AJL and Amway, as well as legal, tax and financial advisors, met to discuss alternative proposals to mitigate the issues relating to the previously considered transactions while at the same time addressing share value, market volatility, lack of liquidity and AJL's operating results. Following these discussions, an alternative that was considered was whether shareholder value might be best served by taking AJL private. As a private company, AJL would have greater flexibility to invest in its future, realign the business relationship with Amway and other Amway affiliates and allow senior management of Amway and AJL to focus on the long-term interests of AJL without concern for the impact that any action might have on operating results or share price in the short-term. In addition, a going private transaction would minimize the impact of the legal, structural and tax issues and accounting concerns associated with the transactions previously considered, as well as reduce costs through the elimination of public company status.

     Throughout 1998, senior executives of AJL and Amway, along with their financial, legal, tax and accounting advisors worked on various aspects of a potential going private transaction focusing, in particular, on legal, structural, tax, accounting and regulatory issues. During the second calendar quarter of 1998, representatives of Amway and Morgan Stanley & Co. Incorporated ("Morgan Stanley") had discussions regarding the financing of such transaction. These earlier efforts did not result in any specific proposal or range of proposals being made to AJL by or on behalf of the Principal Shareholders, Amway or any other controlled company. From August through October 1998, representatives of Amway on behalf of the Principal Shareholders and its legal and financial advisors began to have discussions with J.P. Morgan Securities Inc. ("J.P. Morgan") regarding various financing options for a going private transaction. A decision was made not to proceed at that time.

     In July and August of 1999, senior executives of Amway and Morgan Stanley prepared a strategic and financial analysis of a proposed going private transaction as a part of a broad based restructuring and realignment of entities controlled by the Principal Shareholders, including Amway, AJL and AAP. The proposed transaction was presented to the Principal Shareholders on August 11 and August 20. Following these meetings, the Principal Shareholders instructed senior executives of Amway to continue assessing going private transactions involving AJL and AAP. In addition, Morgan Stanley and J.P. Morgan were retained following these meetings by the Principal Shareholders to advise them on, and to explore opportunities for, a potential transaction and financing alternatives for any such transaction.

     On behalf of the Principal Shareholders, senior executives of Amway, Morgan Stanley, J.P. Morgan, Jones, Day, Reavis & Pogue ("Jones Day"), as legal advisors, and White & Case LLC ("White & Case"), as tax advisors, met in Chicago on September 2, 1999, to discuss various aspects of a potential transaction, including financing, structures, due diligence and other issues.

     Senior executives of Amway and their legal and financial advisors, including Morgan Stanley, J.P. Morgan, Jones Day and White & Case, met in Tokyo the week of September 13, 1999, with senior executives of AJL and its counsel to conduct due diligence, to review a broad range of issues involved in a going private transaction, including legal, tax, accounting, regulatory and financing, and to discuss process issues. AJL's five-year financial projections were shared with the financial advisors at this time.

     On September 14, 1999, a representative of Amway met with Richard S. Johnson, the president and representative director of AJL, and Gary Sumihiro, the general counsel, corporate secretary and a director of AJL, to discuss the possibility of a going private transaction in which the Principal Shareholders would conduct a tender offer for the shares of Common Stock. On September 15, 1999, the representative of Amway had a meeting with Messrs. Johnson and Sumihiro and Yoshikazu Takaishi, a director of AJL, to discuss the proposed transaction.

     The Principal Shareholders met on September 21, 1999, in Ada, Michigan to review the status of a potential transaction with their financial advisors. At this meeting, Morgan Stanley and J.P. Morgan reviewed preliminary financial and strategic conclusions. Based on a discounted cash flow analysis, a review of comparable companies and precedent transactions, and a trading analysis, Morgan Stanley and J.P. Morgan discussed with the Principal Shareholders and senior executives of Amway possible financial terms of a going private transaction. Following this meeting, the Principal Shareholders concluded that a going private transaction was the best way to enhance shareholder value and to implement the various changes believed necessary to effect a long term improvement in the operating results of Amway and all of its affiliates, including AJL. As a result, the Principal Shareholders instructed senior executives of Amway and their advisors to continue working towards a potential going private transaction.

     On September 28, 1999, Mr. Johnson informed the other members of the Board of Directors of AJL that he had been asked by the Principal Shareholders to be prepared to review strategic options for AJL and to report back to the Board of Directors on such options. At that time, a working group of directors (the "Working Group") was formed, consisting of Mr. Johnson, Mr. Sumihiro, Yoshizo Matsushita, vice president and chief financial officer of AJL and Mr. Takaishi, who is one of two outside directors of AJL, to evaluate and negotiate on behalf of the Board of Directors potential strategic options for AJL.

     On September 29, 1999, a representative of Amway, on behalf of the Principal Shareholders, and Mr. Johnson had a telephone conversation regarding the decision of the Principal Shareholders to propose a transaction and discussed with Mr. Johnson the retention of independent legal and financial advisors to advise the Working Group and the Disinterested Directors. Following this discussion, AJL and Purchaser executed a confidentiality agreement related to the proposed going private transaction.

     During the week of October 4, 1999, Mr. Johnson contacted Goldman, Sachs and Cleary, Gottlieb, Steen & Hamilton ("Cleary") to discuss retention of these firms by AJL to assist the Working Group in analyzing the proposed transaction. Goldman Sachs met with Mr. Johnson and senior executives of AJL in Tokyo during the week of October 11 to conduct financial due diligence. Mr. Johnson and a senior executive of Amway spoke on October 6, 1999 regarding possible communication strategies, fees of the financial advisor and the due diligence process.

     In September and October 1999, senior executives of Amway, in consultation with the Principal Shareholder's tax and legal advisors, addressed structural issues and the terms of the proposed loans to Purchaser to fund the Offer.

     On October 13, 1999, a representative of the Principal Shareholders delivered to a representative of Goldman Sachs and sent by telecopy to Mr. Johnson a written proposal informing AJL that the Principal Shareholders were interested in discussing a transaction to acquire all of the publicly traded Shares of AJL. This written proposal indicated that the Principal Shareholders would propose to purchase the Shares for Y1,350 per share (the "Proposal").

     On October 18, 1999, the Working Group met with Cleary, Nishimura & Partners ("Nishimura"), Japanese counsel to AJL, and Goldman Sachs to discuss the duties of the Disinterested Directors under applicable law with respect to the Proposal and appropriate procedures for responding to the Proposal.

     On October 20, 1999, the Working Group held a meeting together with representatives of Goldman Sachs, Cleary and Nishimura. At the meeting, representatives of Goldman Sachs summarized the results of their due diligence review and presented certain preliminary analyses they had performed with respect to AJL and the Shares.

     On October 20, 1999 a representative of Goldman Sachs communicated to a representative of Morgan Stanley that at that time and based on preliminary analysis, the Working Group was continuing to review the Proposal and accordingly they were not prepared to provide a response to the Proposal. Goldman Sachs reported to Morgan Stanley that the Working Group wanted more time to consider the Proposal in order to allow AJL to develop and review with the Working Group projections of AJL's future financial results. Following these discussions, Morgan Stanley consulted with the representatives of the Principal Shareholders and their advisors and representatives of Amway discussed with AJL management issues relating to the projections.

     On October 22, 1999 and again on October 23, 1999, the Working Group met by teleconference with representatives of Goldman Sachs, Cleary and Nishimura. Goldman Sachs reported on its conversation with Morgan Stanley and reviewed certain further preliminary analyses they had performed taking into account certain information received during conversations with the Working Group and representatives of Amway.

     On October 27, 1999, the Working Group met via telephone conference together with representatives of Goldman Sachs and Cleary. Goldman Sachs reviewed its preliminary valuation and financial analysis. After discussing these analyses, the Working Group directed Goldman Sachs to inform Morgan Stanley that the Working Group would be prepared to consider a revised offer price of (Yen)1,550 per Share.

     On October 27, 1999, representatives of Goldman Sachs contacted representatives of Morgan Stanley to discuss financial terms of the Proposal. In addition, on October 27, 1999, advisers to the Principal Shareholders, senior executives of Amway, Jones Day and White & Case met in Washington, D.C. to finalize structural, tax, accounting and regulatory issues relating to the proposed transaction. Among the structural issues discussed during this meeting and in follow-up discussions was the need for a merger of AJL and the Purchaser following consummation of the Offer, as well as the desirability of a voting and shareholder agreement among the Principal Shareholders.

     On October 28, 1999, representatives of Goldman Sachs delivered to representatives of Morgan Stanley a response to the Proposal, indicating the Working Group was initially willing to consider the Proposal if the Principal Shareholders would consider a purchase price of (Yen)1,550 per share. Morgan Stanley consulted with representatives of the Principal Shareholders and their advisers in order to prepare a response to the Disinterested Directors' reply.

     Based on these discussions, on November 5, 1999, a representative of Morgan Stanley delivered to a representative of Goldman Sachs the Principal Shareholders' response to the Working Group indication of pricing, stating the Principal Shareholders were willing to consider a transaction with a purchase price of (Yen)1,400 per Share. Representatives of Morgan Stanley and Goldman Sachs had several conversations over the weekend of November 6-7, 1999.

     On November 5, 1999, Goldman Sachs reported to the Working Group that Morgan Stanley indicated to them that Purchaser may be willing to make a proposal pursuant to which it would offer to pay (Yen)1,400 per Share.

     On November 6 and 7, 1999, the Working Group met with representatives of Goldman Sachs, Cleary and Nishimura via teleconference to discuss further Purchaser's latest indication of price. Following such meetings, on November 8, 1999, the Working Group concluded, and Goldman Sachs informed Morgan Stanley, that the Working Group would be prepared to consider a formal proposal by Purchaser at a price not less than (Yen)1,490 per Share.

     While negotiations regarding the offer price continued, the representatives of the Principal Shareholders and the Working Group and their respective legal advisors negotiated and finalized the terms of the Agreement.

     On November 11, 1999, Purchaser delivered to Mr. Johnson a written offer meeting the (Yen)1,490 per share price proposed by the Working Group on November 8, 1999.

     On November 12, 1999, the Board of Directors of AJL, without the participation of Messrs. DeVos, Van Andel and, having been named a representative director of Purchaser, Sumihiro, held a meeting in Tokyo with the attendance of representatives of Goldman Sachs, Cleary and Nishimura. Mr. Johnson described the background of the Offer to the other members of the Board of Directors and reported on behalf of the Working Group with regard to the Proposal and the negotiations with the Principal Shareholders. Following this report, representatives of Cleary reviewed the terms of the Agreement submitted with the revised Proposal, representatives of Nishimura reviewed with the directors the legal standards applicable to their deliberations under Japanese law and representatives of Goldman Sachs presented the financial and valuation analyses which they had performed with respect to the revised Proposal and expressed an oral opinion that as of the date of the board meeting the applicable Purchase Price in cash to be received by the Public Shareholders who tender their Shares in the Offer was fair from a financial point of view to such holders. See "-- Opinion of the Financial Advisor to the Disinterested Directors." Goldman Sachs delivered its written opinion dated November 15, 1999 confirming its oral opinion. Following discussion, the meeting of the Disinterested Directors was adjourned and reconvened on November 15 (Tokyo time).

     At the reconvened meeting and after further discussion, the Disinterested Directors with Mr. Tomiaki Nagase abstaining, resolved to approve the Agreement and that the Offer is fair to and in the best interest of the Public Shareholders and to recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer. See "-- Recommendation of the Disinterested Directors" and "-- Reasons for the Recommendation." At the meeting, Mr. Nagase, who abstained with respect to that portion of the action taken at the meeting with respect to the Offer, the approval of the Agreement and the determination to recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer, but voted in favor of those actions relating to the Memorandum Regarding Merger, expressed the view that although, generally, privatization of AJL may be beneficial, he believed the Purchase Price too low because he believes AJL's prospects may potentially be greater than those represented in AJL management's projections. Mr. Nagase also expressed concern, that given AJL's efforts to defend its reputation in the Japanese environment in recent years, the contemplated transaction may be viewed negatively by minority shareholders, including distributor shareholders, as well as the public. He stated his concern that this might result in negative publicity about AJL and the Principal Shareholders and might have a negative impact on AJL's future operating performance.

     Recommendation of the Disinterested Directors. As described below, the Disinterested Directors (with one director, Mr. Nagase abstaining) (a) determined that the Offer is fair to, and in the best interests of, the Public Shareholders; (b) approved the Agreement and (c) determined to recommend that the Public Shareholders accept the Offer and tender their Shares in response to the Offer.

     Reasons for the Recommendation of the Disinterested Directors. The Disinterested Directors considered the following material factors, among others, in connection with making their determinations and recommendation:

     - The opinion of Goldman Sachs, the independent financial advisor to the Disinterested Directors, that, as of the date of such opinion, the applicable Purchase Price in cash to be received by the Public Shareholders who tender their Shares in the Offer is fair from a financial point of view to such holders and the financial and valuation analyses presented by Goldman Sachs to the Disinterested Directors in connection with its opinion. THE PUBLIC SHAREHOLDERS ARE URGED TO READ GOLDMAN SACHS' OPINION IN ITS ENTIRETY, WHICH OPINION IS ATTACHED AS
       SCHEDULE II TO THIS OFFER TO PURCHASE.

     - The current and historical market prices for the Shares and the fact that the Purchase Price represents a premium of approximately 50.5% over the per share closing price of the Shares on November 15, 1999, the last trading day prior to the public announcement of the Offer and approximately 26.8% over the average price of the Shares over the 52-week period prior to November 15, 1999. The Disinterested Directors also noted that the Purchase Price represents a multiple of 9.5x 1999 EBIT and 20.4x 1999 net income.

     - The relatively low trading volume of the Shares and the fact that the public float for the Shares held by the Public Shareholders consists of only approximately 24% of the outstanding Shares. The Disinter-ested Directors considered the uncertainty, in the absence of the Offer, that the Public Shareholders would have the opportunity in the foreseeable future to sell their Shares in the open market for prices equal to or in excess of the Purchase Price.

     - The Principal Shareholders' stated unwillingness to sell their Shares to a third party, as well as the commercial relationships between AJL and Amway, factors effectively precluding a sale of control of AJL or another transaction that might be more favorable to AJL and the Public Shareholders. In view of these factors, the Disinterested Directors did not, and Goldman Sachs were not authorized to and did not, solicit, nor did AJL receive, third party indications of interest to acquire AJL as a whole or any of its businesses, nor did they give any significant consideration to theoretical prices which a hypothetical third party purchaser might be willing to pay to acquire AJL.

     - The commercial relationships between AJL and Amway and the value to the Principal Shareholders of consummating the Offer and increasing substantially their ownership in AJL, including greater flexibility to invest in AJL's future, to realign AJL's business relationship with Amway and to allow senior management of Amway and AJL to focus on long-term interests without the short-term influence of the equity markets.

     - The recent and historical results of operations and financial condition and the business strategy and prospects of AJL and the recent and historical economic and other developments in the direct distribution industry and in Japan.

     - The Disinterested Directors' recognition that consummation of the Offer will preclude tendering Public Shareholders from participating in any future growth of AJL. In the view of the Disinterested Directors, however, this loss of opportunity was adequately reflected in the Purchase Price.

     - The current intentions expressed by the Principal Shareholders, which are reflected in the Agreement and the related Memorandum Regarding Merger, to have the Purchaser and AJL consummate the Merger, to seek a delisting of the Shares and possibly to take other steps to acquire any Shares which are not purchased in the Offer and otherwise to complete the privatization of AJL. In this regard, the Disinterested Directors also considered the likely effects of such measures on AJL and on the holders of unpurchased Shares, including substantially increased leverage, the potential for substantial reduction in liquidity and transferability of the Shares, a change in AJL's dividend policy and other shareholder rights and a corresponding effect on the value of such Shares. (See
       "-- The Offer; Related Transactions; Agreement" "-- Certain Effects of the Offer and Agreement," "-- Appraisal Rights," "The Offer -- Market Information; Dividends and Dividend Policy" and "The Offer -- Source and Amount of Funds."

     - The negotiations between the Disinterested Directors and their representatives and the Principal Shareholders and their representatives, including that the negotiations resulted in (a) an increase from the initial proposed price of Y1,350 per share at which Purchaser was prepared to acquire the Shares, to the Y1,490 per share Purchase Price and (b) the Disinterested Directors' belief, confirmed by Goldman Sachs in their discussions with Morgan Stanley, that the Purchase Price was the highest price that could likely be obtained from the Principal Shareholders under the circumstances.

     - The terms and conditions of the Agreement and the Offer generally, including that (1) tendering Public Shareholders would be able to relatively quickly liquidate their investment in AJL, (2) the Offer is not subject to any significant conditions (and in particular that there is no financing condition attached to the Offer) and (3) the Purchaser may not reduce the Purchase Price, impose additional conditions to the Offer or amend or modify any other term of the Offer in a manner adverse to the holders of the Shares.

     The Disinterested Directors also believe that the Offer is procedurally fair because, among other things: (1) the Disinterested Directors consist of all the directors of AJL who are not Principal Shareholders or a representative director of Purchaser although certain of the Disinterested Directors are employees of AJL; (2) the Disinterested Directors retained and received advice from independent legal counsel; (3) the Disinterested Directors retained an independent financial advisor, Goldman Sachs, and received financial advice and assistance from Goldman Sachs in evaluating and negotiating a potential transaction with the Purchaser, as well as an opinion from Goldman Sachs and (4) the Purchase Price and the terms and conditions of the Agreement were the result of arm's-length negotiations between representatives of the Disinterested Directors and the Principal Shareholders and their respective advisors.

     The Disinterested Directors recognized that the Offer was not conditioned upon acceptance by a majority of the Shareholders of AJL, excluding the Principal Shareholders.

     The foregoing discussion of the information and factors considered by the Disinterested Directors is not meant to be exhaustive, but includes the material factors considered by them in reaching their conclusions and recommendations. In view of the variety of factors considered in their reaching a determination, the Disinterested Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their conclusions and recommendations. In addition, each Disinterested Director may have given different weights to different factors.

     The opinions, views, beliefs and recommendations of the Disinterested Directors, and of their advisors and other individuals that made statements to them, do not purport to be the only possible views on the Offer and no one view is presented here as objectively correct. Except for the recommendation made by the Disinterested Directors, no person or entity, including the legal or financial advisors to the Disinterested Directors is making any recommendation to the Public Shareholders as to whether they should tender Shares in the Offer. Although the Disinterested Directors have made a recommendation, the adequacy, fairness and acceptability of the Offer is for each Public Shareholder to decide. Consequently, the Disinterested Directors strongly urge the Public Shareholders to consider all available information.

     Opinion of Financial Advisor to the Disinterested Directors. Goldman Sachs has acted as financial advisor to the Disinterested Directors. On November 12, 1999, Goldman Sachs delivered to the Disinterested Directors an oral opinion, subsequently confirmed in writing as of November 15, 1999, that as of such date the applicable Purchase Price in cash to be received by the Public Shareholders who tender their Shares in the Offer is fair from a financial point of view to such holders.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED AS OF NOVEMBER 15, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, IS ATTACHED HERETO AS SCHEDULE II. The Goldman Sachs opinion was provided for the information and assistance of the Disinterested Directors in connection with their consideration of the Offer. It does not constitute a recommendation to any holder of Shares as to whether or not such holder should accept the Offer. The summary of the Goldman Sachs opinion below is qualified by its full text. Shareholders of AJL should read the Goldman Sachs opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things: the Agreement; Annual Reports to Stockholders and Annual Reports on Form 20-F of AJL for the five fiscal years ended August 31, 1998; certain interim reports to shareholders and Quarterly Reports on Form 6-K of AJL; certain other communications from AJL to its shareholders; and certain internal financial analyses and forecasts for AJL prepared by its management. Goldman Sachs also held discussions with members of the senior management of AJL regarding its past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for AJL with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs has relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs has assumed with the consent of the Disinterested Directors that the internal financial forecasts prepared by the management of AJL have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of AJL. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of AJL and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs notes that the Principal Shareholders own a majority of the Shares, and that the Principal Shareholders have informed Goldman Sachs and the Disinterested Directors that the Principal Shareholders will not sell their Shares to any third party. Accordingly, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with AJL.

     Goldman Sachs understands that the terms of the Merger have not yet been determined. As a consequence, Goldman Sachs has not been asked to evaluate, and is not expressing any opinion as to, the Merger (or any transactions other than the Offer), or as to the prices at which any outstanding Shares may trade subsequent to the Offer.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Disinterested Directors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

     Review of Summary Financial Information. Goldman Sachs reviewed certain historical financial information for AJL for the years ended August 31, 1994 through 1999, and estimates prepared by the Company's management, in conjunction with the SEC Reporting and Investor Relations Group of Amway, of the Company's financial performance for the years ended August 31, 2000 through 2004.

     Historical Stock Price Performance. Goldman Sachs reviewed the historical closing stock prices and trading volume of the Common Stock for the period April 19, 1991 (the date of AJL's initial public offering (the "IPO")) through October 29, 1999, and for the three-year, one-year and six-month periods ended October 29, 1999. Goldman Sachs observed that the closing stock prices of Common Stock have declined gradually from a high of (Yen)9,267 following the IPO in 1991 to an historic low of (Yen)970 on November 10, 1999. Over the one-year period ending October 29, 1999 the Common Stock traded between a high of (Yen)1,420 on November 5, 1998 and a low of (Yen)1,000 on March 23, 1999. Goldman Sachs also reviewed the indexed stock price of Common Stock against a composite of three selected comparable public companies in Asia, a composite of six selected comparable public companies in the U.S., and a composite of four selected comparable public companies in Japan.

     Future Trading Range Analysis. Assuming a range of forward price to earnings ratios (11-21x) in four years' time and AJL's estimated 2004 earnings per share, Goldman Sachs calculated a range of potential future stock prices for AJL in November 2003. Assuming required annual returns to equity investors of 6% to 10% (assuming 2% in annual dividend yield with the remainder consisting of annual share price appreciation), Goldman Sachs calculated the present value of these potential future stock prices. The analysis indicated a range of
(Yen)763 to (Yen)1,694 per share today. Goldman Sachs also observed that, if an investor were to invest in Common Stock today at (Yen)1,490 per share, and exited the investment in November 2003 at a price that reflected today's forward price to earnings ratio (16x on AJL's estimated 2000 earnings per share) applied to AJL's current estimated 2004 earnings per share, the annual return to such investor would be approximately 2% over the next four-year period. In addition, Goldman Sachs also observed that if an investor were to invest in Common Stock today at (Yen)1,490 per share, either AJL's forward price earnings ratio or its estimated 2004 earnings per share at time of exit in November 2003 must be greater by approximately 25% than current levels for such investor to obtain an annual return of 8% (assuming 2% annual dividend yield) over the next four-year period.

     Historical Public Market Valuation Performance. Based on historical prices and reported EBIT and net debt, Goldman Sachs observed the market's valuation of AJL, as defined by enterprise value as a multiple of last fiscal year EBIT, to have a mean of 7.5x over the last 5 years. Similarly, Goldman Sachs observed the historical equity multiple of International Broker Estimate System's projected one-year forward EPS to have a mean of 20.2x over the same period. AJL's historical dividend yield (in Japanese yen) reflected a mean of 3.7% over the same period.

     Transaction Premiums. Goldman Sachs observed that, based on the proposed price per share of Common Stock of (Yen)1,490, the following premiums were applicable as of November 10, 1999:

                           PERIOD                               TRANSACTION PREMIUM
                           ------                               -------------------
November 10, 1999 closing price.............................            53.6%
52-Week Average.............................................            26.3%
52-Week High................................................             4.2%
52-Week Low.................................................            53.6%
All-Time High...............................................           (83.9)%

     Goldman Sachs compared the premium over November 10, 1999 closing price with premiums paid in selected tender offers in Japan, Asia and the United States, and selected minority buyouts in the United States (measured as premium over closing price one day prior to announcement). Premiums paid in recent Japanese transactions ranged from a high of 95.2% to a low of 3.3%, with a mean of 30.2% and a median of 18.5%. Mean premiums paid in recent Asia tender offers was 23.0% (median 18.2%) for transactions including Australia and New Zealand, which accounted for 75.6% of total Asia deals, and 8.6% (median 6.1%), excluding Australia and New Zealand. Mean premiums paid in recent U.S. tender offers and selected minority buyout transactions were 29.2% (median 33.5%) and 26.0% (median 21.4%), respectively. Additionally, in the case of minority buyout offers which were increased subsequent to the initial offer, the mean increase was 10.9% (median 8.5%).

     Discounted Cash Flow Analysis. Based on estimates provided by AJL management, Goldman Sachs performed a discounted cash flow analysis for the years ended August 31, 2000 to 2004. Using a range of discount rates of 6% to 10%, based on an estimated cost of capital for AJL, and a range of terminal multiples of 2004 EBIT of 5.5x to 9.5x, Goldman Sachs calculated a range of net present values of estimated future cash flows of AJL as of November 30, 1999. Based on these parameters, Goldman Sachs calculated the enterprise value of AJL to range from (Yen)133.4 billion to (Yen)230.5 billion and its equity value per share to range from (Yen)1,077 to (Yen)1,751.

     Comparison of Selected Companies. Goldman Sachs reviewed and compared certain financial information relating to AJL to corresponding financial information, ratios and public market multiples of fifteen comparable public companies (eight from the U.S., three from Asia and four from Japan): Amway Asia Pacific Ltd., Avon Products, Inc., Nu Skin Enterprises, Inc., Tupperware Corporation, Thomas Nelson, Inc., Herbalife International, Inc., Rexall Sundown, Inc., Nature's Sunshine Products, Inc., USANA, Inc., Cosway Corporation Berhad, Amway (Malaysia) Holdings Berhad, Avon Products Co., Ivy Cosmetics Corporation, Noevir and Shaklee Japan. Among other analyses, for each of the comparison companies, Goldman Sachs calculated the ratio of their enterprise value as of November 10, 1999 to their respective revenues, EBITDA and EBIT during the most recent 12-month period and the ratios of their stock prices as of November 10,

1999 to projected earnings per share for years 2000 and 2001. Results of those analyses are summarized as follows:

                           ENTERPRISE VALUE MULTIPLES

                                                              REVENUES    EBITDA    EBIT
                                                              --------    ------    ----
AJL.........................................................    0.8x        5.3x     5.8x
U.S. Comparables:
     Low....................................................    0.2x        1.8x     2.3x
     High...................................................    1.5        11.3     12.7
     Mean...................................................    0.8         5.6      7.1
     Median.................................................    0.8         5.6      6.5
Asia Comparables:
     Low....................................................    1.1x       13.9x    20.7x
     High...................................................    2.9        20.7     21.6
     Mean...................................................    1.7        16.3     21.1
     Median.................................................    1.1        14.3     21.0
Japan Comparables:
     Low....................................................    0.5x        3.0x     3.6x
     High...................................................    1.5        11.5     26.4
     Mean...................................................    0.8         8.8     14.8
     Median.................................................    0.7        10.4     14.6

                                 P/E MULTIPLES*

                                                              2000E    2001E
                                                              -----    -----
AJL.........................................................  16.2x    15.3x
U.S. Comparables:
     Low....................................................   6.5x     1.5x
     High...................................................  15.5     12.6
     Mean...................................................  10.1      7.7
     Median.................................................  10.1      8.2
Asia Comparables:
     Low....................................................  19.2x    15.9x
     High...................................................  46.3     17.8
     Mean...................................................  32.7     16.9
     Median.................................................  32.7     16.9
Japan Comparables:
     Low....................................................   8.7x      NA
     High...................................................  32.5       NA
     Mean...................................................  25.2       NM
     Median.................................................  29.8       NM

---------------

     * Fiscal year-end except for U.S. companies, for which data has been calendarized.

     Goldman Sachs' comparative analysis also included a comparison of International Broker Estimate System's estimated five-year earnings per share rates, and comparisons of historical annual sales growth, EBIT margins for the most recent 12-month period and return on common equity. The results of such analyses are summarized as follows:

     - The International Broker Estimate System's estimated five-year projected earnings per share growth for the comparison companies ranged from 2.0% to 20.0%, with a median of 14.5% and mean of 13.1%, compared to 2.0% for AJL.

     - Historical annual sales growth for the comparison companies ranged from (4.8)% to 99.3%, with a mean of 18.2% and median 9.4%, compared to (1.8)% for AJL.

     - EBIT margins for the comparison companies ranged from 1.8% to 17.5%, with a mean of 10.4% and a median of 11.8%, compared to 14.1% for AJL, down from a peak of 28.9% in 1996.

     - Return on common equity for the comparison companies ranged from (0.3)% to 55.6%, with a mean of 18.5% and median of 9.7%, compared to 17.8% for AJL.

     Comparison of Selected Transactions. Goldman Sachs reviewed certain publicly available information relating to three selected transactions in the direct sales industry from 1992 to 1999. The premiums over market price (one day prior to announcement) in such transactions were 39%, 28% and 19.1%, respectively, compared to 53.6% for AJL (premium over November 10, 1999 closing price). Ratio of offer price to 52-week high ranged from (41)% to (0)% and to 52-week low from 127% to 60%, compared to 4.2% and 53.6% for AJL. Enterprise value as a multiple of last 12-month sales, EBIT and net income for each transaction, and comparable figures for AJL, are as follows:

                                            TRANSACTION A    TRANSACTION B    TRANSACTION C      AJL
                                            -------------    -------------    -------------    -------
EV Multiple of Sales......................       0.2x             1.2x             1.1x          1.3x
EV Multiple of EBIT.......................       5.0              9.6             12.9           9.5
EV Multiple of Net Income.................      10.7             15.8             24.7          20.4

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of each of these analyses in their totality and did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AJL or the Offer. The analyses were prepared solely for the purpose of Goldman Sachs' providing its opinion to the Disinterested Directors as to the fairness from a financial point of view of the Offer Price to the Public Shareholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of AJL, the Disinterested Directors, Goldman Sachs or any other person assumes responsibility if future results are different from those forecast.

     As described above, Goldman Sachs' opinion to the Disinterested Directors was one of many factors taken into consideration by the Disinterested Directors in making their determination to approve the Agreement. This summary is not a complete description of the analysis performed by Goldman Sachs. You should read the entire opinion of Goldman Sachs in Schedule II.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     Goldman Sachs is familiar with AJL since it has provided various investment banking services to AJL in the past. These services include the co-management of the IPO in 1991.

     Goldman Sachs may from time to time effect transactions and hold securities, including derivative securities, of AJL for its own account and for the accounts of its customers in the course of its normal trading activity. As of November 12, 1999, the day on which Goldman Sachs rendered its oral opinion, Goldman Sachs held the following positions in the Shares for the accounts of its customers: a long position of 12,500 ADSs and 35,400 shares of Common Stock.

     Pursuant to a letter agreement dated October 8, 1999, the Disinterested Directors engaged Goldman Sachs to act as their financial advisor. Pursuant to the letter agreement, AJL has agreed to pay Goldman Sachs a fee totaling $3,000,000 for its opinion and role as financial advisor to the Disinterested Directors, upon delivery of its opinion. In addition, AJL has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of Goldman Sachs' attorneys, and to indemnify Goldman Sachs and certain related persons against various liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

2. THE OFFER; RELATED TRANSACTIONS; AGREEMENT.

     The Offer is made in accordance with the Agreement. The purpose of the Offer is to facilitate Purchaser's acquisition of Shares for cash, and thereby enable the Principal Shareholders to obtain indirect control of 100% of the capital stock of AJL. Pursuant to the Agreement, the Purchaser will first make the Offer and, after consummation of the Offer, Purchaser and AJL have agreed to take all steps required by law or as may be necessary or advisable to effect the Merger. In addition, pursuant to the Shareholder Agreement, the Principal Shareholders have agreed, and ALAP agreed, after transfer to it of the Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the Non-Tendered Shares, and Purchaser has agreed not to dispose of or otherwise transfer the Purchased Shares, in either case prior to consummation of the Merger. The Principal Shareholders also have agreed to cause ALAP and Purchaser, as the case may be, to vote, and the Principal Shareholders, ALAP and Purchaser have agreed to vote the Merger Non-Tendered Shares, the Offer Non-Tendered Shares and the Purchased Shares, respectively, in favor of the Merger. Subject to negotiation and approval of a definitive merger agreement, these arrangements have the effect of virtually assuring that the Merger will occur.

     Upon consummation of the Offer, it is anticipated that the ADSs will be delisted from the NYSE. Also, it is anticipated that following consummation of the Offer, the Deposit Agreement will be terminated. Upon consummation of the Merger, it is anticipated that the Common Stock will be delisted from the Japanese OTC. AS A RESULT OF CONSUMMATION OF THE OFFER AND THE MERGER, IT IS LIKELY THAT THERE WILL BE NO PUBLIC MARKET FOR THE SHARES. IF THERE IS NO MARKET, HOLDERS WHO DO NOT TENDER THEIR SHARES PURSUANT TO THE OFFER WILL HAVE LIMITED OPPORTUNITIES TO SELL THEIR SHARES IN THE FUTURE.

     It is anticipated that after consummation of the Offer, some Shareholders will continue to own Shares. Because the purpose of the Offer is to enable the Principal Shareholders to acquire (through Purchaser) all the shares of Common Stock that they do not already own, Shareholders who do not tender their Shares will, as a result of the Merger, own shares of Purchaser common stock. The specific terms and conditions of the Merger, including the exchange ratio for Shares into shares of Purchaser common stock, have not been determined. If effected, it is contemplated that the merger ratio would result in some Shareholders receiving fractional shares of Purchaser. Such shareholders will be, unless they chose to receive cash for such fractional shares, registered in a register of fractional shares of Purchaser. These shareholders of fractional shares will not be entitled to exercise voting rights or receive dividends with respect to these fractional shares and will be subject to certain other restrictions imposed on holding fractional shares under the Commercial Code of Japan (the "Commercial Code").

     Following consummation of the Offer, AJL and Purchaser will negotiate a definitive agreement which would then be submitted to the board of directors of each of AJL and Purchaser for approval. After approval by the boards of directors, the definitive agreement must be submitted to the shareholders of each of the Purchaser and AJL. The definitive agreement must be approved by a two-thirds vote of the shareholders voting at the shareholder meeting provided that a quorum is present at the meeting representing a majority of the total outstanding shares. Because the Principal Shareholders (through ALAP) will hold more than two-thirds of the outstanding shares of AJL and because ALAP holds 100% of the outstanding shares of Purchaser, approval of the Merger by the shareholders of each of the Purchaser and AJL is assured. In addition, under the Commercial Code, any shareholder who owns three percent or more of the outstanding shares of a company for at least six months may call, after application with the courts of Japan, shareholder meetings. Because the Principal Shareholders will continue to hold Merger Non-Tendered Shares until immediately prior to the effectiveness of the Merger, which will represent three percent of the outstanding Shares, the Principal Shareholders will be able to call a special meeting of AJL's shareholders without requiring such meeting having to be called by the Board of Directors of AJL.

     The Principal Shareholders have indicated their desire that AJL reduce or eliminate the dividend for fiscal 2000 to preserve capital. After completion of the Offer, the dividend policy for fiscal 2000 and beyond will be re-examined. Future dividends will depend on AJL's earnings, capital requirements, financial condition, the sufficiency of funds legally available for the payment of dividends and other factors. There can be no assurance that AJL will pay or will be able to pay dividends in the future.

     Simultaneously with the Offer, New AAP Limited, a Bermuda corporation (the "AAP Purchaser") will be offering to purchase (the "AAP Offer") all the shares of Common Stock of Amway Asia Pacific Ltd., a Bermuda corporation ("AAP") (the "AAP Shares"). The consummation of the AAP Offer and the Offer are not contingent upon each other. As of September 30, 1999, the Principal Shareholders owned approximately 85% of the AAP Shares. Purchaser has been informed by the Principal Shareholders that they will not tender their AAP Shares in response to the AAP Offer. The Principal Shareholders will contribute their shares (the "AAP Non-Tendered Shares") to Hold Co. (as defined below) contemporaneously with the consummation of the Offer. The AAP Offer is being made pursuant to the Tender Offer and Amalgamation Agreement (the "Amalgamation Agreement"), dated November 15, 1999, among AAP, the AAP Purchaser and Apple Hold Co., L.P., a limited partnership organized under the laws of Bermuda ("Hold Co.") Hold Co. is the parent of the AAP Purchaser and an entity controlled and beneficially owned by the Principal Shareholders. The purpose of the AAP Offer is to facilitate the AAP Purchaser's acquisition of all AAP Shares for cash, and thereby enable the Principal Shareholders to obtain 100% of the capital stock of AAP. The Amalgamation Agreement provides for, among other things, the AAP Purchaser to first conduct the AAP Offer and then for AAP and the AAP Purchaser to amalgamate in a cash transaction (the "Amalgamation"), with AAP continuing as the surviving company. Simultaneously with the execution of the Amalgamation Agreement, the Principal Shareholders, Hold Co. and AAP Purchaser entered into a Shareholder and Voting Agreement (the "AAP Shareholder Agreement"). Pursuant to the AAP Shareholder Agreement, the Principal Shareholders have agreed, and Hold Co. has agreed, after transfer to it of the AAP Non-Tendered Shares by the Principal Shareholders, not to dispose of or otherwise transfer the AAP Non-Tendered Shares, and the AAP Purchaser has agreed not to dispose of or otherwise transfer any AAP Shares purchased by it in the AAP Offer ("AAP Purchased Shares"), in either case prior to consummation of the Amalgamation. In addition, the Principal Shareholders have agreed to cause Hold Co. and the AAP Purchaser, as the case may be, to vote, and Hold Co. and the AAP Purchaser, as the case may be, have agreed to vote the AAP Non-Tendered Shares and AAP Purchased Shares in favor of the Amalgamation.

     Because the Principal Shareholders will contribute their shares to Hold Co., the Principal Shareholders, indirectly as limited partners of Hold Co., will beneficially own approximately 85% of the AAP Shares. Under Bermuda law, an amalgamation must be approved by a vote of three-fourths of those shareholders voting at the shareholder meeting to approve such amalgamation provided that a quorum representing at least one-third of the shareholders attend such meeting. Because the Principal Shareholders will own, directly or indirectly, 85% of the AAP Shares and 100% of the capital stock of Purchaser, the Principal Shareholders will be able to effect the Amalgamation even if the Public Shareholders do not tender any AAP Shares. As a result of the Amalgamation, those holders who do not tender their AAP Shares in the AAP Offer will receive cash after consummation of the Amalgamation. Alternatively, if at any time after consummation of the AAP Offer, the AAP Purchaser and Hold Co. own, in the aggregate, 95 percent or more of the outstanding AAP Shares, then the AAP Purchaser may, if it elects to do so in lieu of the Amalgamation, compulsorily purchase the remaining AAP Shares from the remaining shareholders of AAP pursuant to Section 103 of the Bermuda Companies Act of 1981, as amended (the "Bermuda Act"). Accordingly, as a result of the consummation of the AAP Offer and the Amalgamation or alternatively, the purchase of the AAP Shares for cash in accordance with Section 103 of the Bermuda Act, the Principal Shareholders will, indirectly as limited partners of Hold Co., beneficially own 100 percent of the outstanding AAP Shares. The AAP Offer, the Amalgamation or the transaction in accordance with Section 103 of the Bermuda Act are collectively referred to as the "AAP Transaction."

     As a result of the AAP Transaction, the Principal Shareholders will own, indirectly as limited partners of Hold Co., all the AAP Shares. In addition, as a result of the Offer and the Merger, the Principal Shareholders will own, indirectly as limited partners of ALAP, substantially all of the outstanding shares of Common Stock. Currently, the Principal Shareholders are the sole beneficial owners of Amway and various affiliates and subsidiaries of Amway (collectively, the "Amway Companies"). The Principal Shareholders may desire at some point in the future to transfer all of their ownership in the Amway Companies to ALAP, Hold Co. or an affiliate of each of ALAP or Hold Co. After consummation of the Merger and the AAP Transaction, the Principal Shareholders may consider, from time to time, restructuring transactions involving one or more Amway Companies in order to improve liquidity and the value of their investments. Such transactions could include one or more public offerings by one or more of the Amway Companies over the next several years.

     Purchaser will pay for the Shares purchased pursuant to the Offer with funds borrowed (approximately $505.0 million, assuming that all of the Shares other than the Non-Tendered Shares are tendered in the Offer) under a new senior credit facility (the "Credit Facility") with Morgan Guaranty and possibly other commercial banks and lending institutions. The Offer is not, however, contingent upon receiving financing. As a result of the Merger, AJL will be merged with and into Purchaser. Therefore, by operation of law, AJL will cease to exist and Purchaser's indebtedness will be assumed by the combined company (i.e., AJL and Purchaser). The Credit Facility will contain covenants that will restrict Purchaser from, among other things, selling substantially all of its assets, incurring liens on its assets, and incurring debt. In addition, the Credit Facility will require Purchaser, among other things, to maintain or limit, as the case may be, dividend payments, consolidated net worth and payments to shareholder. The increase in debt could have important consequences to the remaining shareholders, including the remaining Shareholders of AJL. For example, it could:

     - require AJL or Purchaser, after the Merger, to dedicate a substantial portion of its cash flow from operations to pay principal and interest on this financing facility, which will reduce the availability of cash flow to fund working capital, capital expenditures, business development activities, dividends and other general corporate purposes; and

     - limit, among other things, AJL's or Purchaser's after the Merger, ability to borrow money in the future for working capital, capital expenditures and other purposes.

3. PURPOSE OF THE OFFER; RELATED TRANSACTIONS.

     Over the last several years, a variety of alternatives have been considered by the Principal Shareholders and AJL management to increase shareholder value, while at the same time enhance operations, results and business prospects of AJL. After considerations of various alternatives and based on the difficult business environment in Japan, negative publicity regarding AJL, increased competition among direct selling companies in Japan and the limited public float of Shares, the Principal Shareholders and AJL concluded that it was unlikely that any meaningful improvement in share value or liquidity of AJL would occur in the foreseeable future. AJL and the Principal Shareholders concluded that, as a private company, AJL would have greater flexibility to invest in its future, realign the business relationships with Amway and other Amway affiliates and allow senior management of Amway and AJL to focus on the long-term interests of AJL without concern for the impact that any action might have on operating results or share price of AJL. The Principal Shareholders see the Offer as an opportunity to create value for the Shareholders through a premium purchase price and to create value for the Principal Shareholders through a restructuring and realignment of all Amway Companies.

4. POSITION OF PURCHASER REGARDING FAIRNESS OF THE OFFER.

     Purchaser believes that the consideration to be received by the Public Shareholders pursuant to the Offer is fair. Purchaser bases its belief on the following facts: (i) the fact that the Disinterested Directors concluded that the Offer is fair to, and in the best interests of, the Public Shareholders,
(ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the Disinterested Directors and that Purchaser is not entitled to rely on such opinion, the fact that the Disinterested Directors received an opinion from Goldman Sachs that the Y1,490 per share in cash to be received by the Public Shareholders pursuant to the Offer is fair from a financial point of view to the Public Shareholders, (iii) the historical and projected financial performance of AJL, (iv) Purchaser's assessment of future economic conditions in Japan, (v) the consideration to be paid in the Offer represents a premium of 50.5% over the closing price for November 15, 1999, the last full trading day in Japan prior to the public announcement of the Offer and (vi) the Offer will provide consideration to be paid to the Public Shareholders entirely in cash. Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness of the Offer.

5. CERTAIN EFFECTS OF THE OFFER AND AGREEMENT.

     Upon consummation of the Offer and the Merger, it is contemplated that AJL will cease to have equity traded in any public market.

6. INTERESTS OF CERTAIN PERSONS.

     In considering the recommendations of the Disinterested Directors with respect to the Offer, the Shareholders should be aware that certain officers and directors of AJL have interests which may present them with actual or potential conflicts of interest as summarized below. The Disinterested Directors were aware of these interests and considered them among the other matters described under "Background of the Offer; Recommendation of the Disinterested Directors; Reasons for the Recommendation; Opinion of Financial Advisor to the Disinterested Directors." These interests are described below.

  The Board of Directors and Officers of AJL

     Each of Messrs. DeVos and Van Andel are Principal Shareholders and Mr. Sumihiro is the representative director of Purchaser. Accordingly, they did not participate in meetings of the Board of Directors relating to the transaction. In addition, as of November 1, 1999, the following individuals were the beneficial owners of Shares as follows:

Mr. Richard M. DeVos, Jr.  Chairman and Director                              26,752,800 Shares
Mr. Richard J. Johnson     President and Representative Director              63,000 Shares
Mr. Tomiaki Nagase         Representative Director, Senior Vice President,
                             Chief Operating Officer                          5,000 Shares
Mr. Takashi Kure           Director, Vice President and Chief Planning
                             Officer                                          10,000 Shares
Mr. Yoshizo Matsushita(1)  Vice President and Chief Financial Officer         8,000 Shares*
Mr. Gary Sumihiro(1)       Director, Secretary and General Counsel            1,718 Shares*
Mr. Hiroyuki Kimizuka      Controller of the Finance and Administration
                             Division                                         1,378 Shares
Mr. Christopher Wilson     Director of Logistics                              392 Shares
Mr. Shigeo Kobayashi       Director of Distributor Relations                  2,167 Shares
Mr. Akira Kinoshita        Director of Information Services                   1,323 Shares

---------------

  * Amount represents less than 0.01% of the outstanding Shares

(1) Includes the following Shares which such persons have, or had the right to acquire, within 60 days after November 1, 1999: Mr. Matsushita, 5,500 Shares and Mr. Sumihiro, 1,667 Shares

     In addition, under the terms of the Agreement, Purchaser has agreed subject to certain exceptions to retain after consummation of the Offer and Merger insurance substantially similar to the existing D&O insurance.

7. APPRAISAL RIGHTS.

     No statutory or other appraisal rights are applicable or will be accorded to holders of Shares in connection with the Offer.

     Under the Commercial Code, however, in connection with the Merger a holder of Shares who (i) provides written notice to AJL of its opposition to the Merger prior to the general meeting of shareholders of AJL held to approve the merger agreement and (ii) exercises its voting rights at such meeting in opposition to such approval of the merger agreement is entitled, within 20 days from the date of the resolution, to require in writing that AJL purchase its Shares. In the event that such statutory appraisal right is duly exercised, AJL must purchase the relevant Shares from the Shareholder at a price which would constitute a fair price assuming that the resolution in favor of the Merger had not passed. Such purchase price is determined based on discussion between AJL and the Shareholder and, if agreed, AJL is required to make payment within 90 days from the date of the resolution. In the event that AJL and the Shareholder are unable to reach agreement on the purchase price within 60 days from the date of the resolutions, the holder is entitled, within 30 days thereafter, to request a Japanese court to determine the purchase price. The Shareholder will lose its appraisal right if it fails to make such request to the court. The payment of the purchase price will be made upon the exchange of the share certificates, and at that time the ownership of the Shares represented by such certificates will be transferred from the Shareholders to AJL.

                                   THE OFFER

1. NUMBER OF SHARES; EXPIRATION AND EXTENSION OF OFFER.

     Upon the terms and subject to the conditions described or referred to herein and in the accompanying Letter of Transmittal, Purchaser will purchase all Shares that are validly tendered and not withdrawn on or prior to the applicable Expiration Date (as defined below) or any lesser number of Shares validly tendered and not so withdrawn. With respect to the ADSs, the Offer will expire at the later of 12:00 midnight, New York City time, on December 17, 1999, or the latest time and date to which the Offer is extended (the "ADS Expiration Date"). With respect to shares of Common Stock, the Offer will expire on the later of December 17, 1999, in Japan, or the latest date in Japan to which the Offer is extended (the "Common Stock Expiration Date" and, together with the ADS Expiration Date, the "Expiration Date"). For a description of Purchaser's right to extend the period of time during which the Offer is open or to delay, terminate or amend the Offer, see "-- Extension of Offer; Termination; Amendments." Only Shares validly tendered and not withdrawn on or prior to the applicable Expiration Date will be eligible for purchase.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding and Japanese income taxes which may be required to be withheld. See "-- Acceptance for Payment of Shares and Payment of Purchase Price."

     Certificates representing Shares not purchased pursuant to the Offer because they were not properly tendered will be returned to the tendering holders at Purchaser's expense without delay following the Expiration Date. Certificates for those Shares validly withdrawn on or prior to the Expiration Date will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained with the Book-Entry Transfer Facility) at Purchaser's expense without delay following such withdrawal. See "-- Acceptance for Payment of Shares and Payment of Purchase Price."

     Purchaser expressly reserves the right, in its sole discretion, but shall not be obligated, at any time or from time to time, to extend the period of time during which the Offer is open by giving appropriate public notice of such extension. See "-- Extension of Offer; Termination; Amendments." There can be no assurance, however, that Purchaser will exercise its right to extend the Offer.

     As described in "-- Japanese Tax Consequences," the status of a holder as either an individual holder or a corporate holder, the residency of such holder, the presence of the individual holder in Japan, and the existence of a permanent establishment in Japan of such holder, will impact whether Japanese income taxes will be imposed on any gain from the sale of Shares pursuant to the Offer. Holders should consult and rely on their own tax advisors with respect to the federal, state, local and foreign income tax consequences of the sale of the Shares pursuant to the Offer.

2. PROCEDURE FOR TENDERING SHARES.

     Proper Tender of ADSs. To tender ADSs into the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the ADS Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) ADRs evidencing the ADSs to be tendered must be received by the Depositary at one of such addresses or (ii) such ADSs must be delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary, in each case on or prior to the ADS Expiration Date.

     Notwithstanding any other provisions hereof to the contrary, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt on or prior to the ADSs Expiration Date by the Depositary of ADRs evidencing such ADSs (or a timely confirmation of a book-entry transfer of such ADSs into the Depositary's account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal.

     Proper Tender of Common Stock. In Japan, any holder of Common Stock may tender Common Stock into the Offer by submitting to the Agent a completed tender offer application form, the Japanese counterpart of the Letter of Transmittal, by which such holder may tender Common Stock into the Offer, accompanied by certificates representing the number of Shares to be tendered into the Offer. A holder of Common Stock resident outside of Japan desiring to accept the Offer should request from its standing agent in Japan a copy of the Explanatory Statement, the Japanese counterpart of this Offer to Purchase, and a tender offer application form, the Japanese counterpart of the Letter of Transmittal. As described in the Explanatory Statement, the standing agent in Japan will submit such tender offer application forms and tender Shares to the Agent on behalf of such holders. HOLDERS OF COMMON STOCK MAY NOT TENDER COMMON STOCK INTO THE OFFER BY EXECUTING AND DELIVERING THE LETTER OF TRANSMITTAL. COMMON STOCK MAY ONLY BE TENDERED INTO THE OFFER IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE EXPLANATORY STATEMENT.

     ADS Book Entry Delivery. The Depositary will establish accounts with respect to the ADSs at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message in connection with a book-entry transfer and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the ADS Expiration Date. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that such agreement may be enforced against such participant.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ADRS, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the ADRs evidencing the ADSs tendered therewith and such holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

     Dividend Reinvestment Plan. If you participate in the Dividend Reinvestment Program and Shareholder Services Program, and you want to tender Shares held under such plan pursuant to the Offer, you should mark the appropriate box on the Letter of Transmittal and follow the relevant instructions set out there. See Instruction 12 of the Letter of Transmittal.

     401(k) Plan. Participants in the 401(k) Plan who wish to have the trustee of such Plan tender ADSs attributable to their accounts should so indicate by completing, executing and returning to such trustee the election form included in the materials sent by the trustee to such participants. The participants in the 401(k) Plan may not use the Letter of Transmittal accompanying this Offer to Purchase to direct the tender of such ADSs. Participants may only use the letter of transmittal and the election form sent to them by the trustee. Participants are urged to carefully read the separate election form and related materials sent to them by the trustee for the 401(k) Plan. See Instruction 11 of the Letter of Transmittal.

     U.S. Federal Income Tax Withholding. Under U.S. federal income tax backup withholding rules, 31% of the gross proceeds payable to a holder of ADSs who elects to tender ADSs into the Offer or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury if the holder or other payee does not provide its taxpayer identification number ("TIN"), employer identification number ("EIN") or social security number ("SS No.") to the Depositary and certify that such number is correct, or if the Internal Revenue Service ("IRS") notifies the Depository that the TIN, EIN or SS No. is incorrect or that backup withholding shall be imposed with respect to a particular holder. Certain holders (including, among others, all corporations and certain non-resident alien individuals) are not subject to these backup withholding and reporting requirements ("exempt recipients").

     All holders of ADSs who elect to tender ADSs into the Offer, other than exempt recipients, should execute and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal. In order for a foreign individual to qualify as an exempt recipient, that individual must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements may be obtained from the Depositary. See "-- U.S. Federal Income Tax Consequences" and Instruction 9 of the Letter of Transmittal.

     ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

     Japanese Tax Consequences. Any gain derived from the sale of Shares by a non-resident holder (either individual or corporate) which does not have a permanent establishment in Japan in general is not subject to Japanese income tax. However, a non-resident individual holder who (i) both is a resident of the United States under the Convention Between the United States and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income dated March 8, 1971 (the "Convention") and is present in Japan for a period or periods aggregating more than 183 days during the taxable year of the sale or (ii) is not a resident of the United States under the Convention (or a resident of any other country with which Japan has a tax treaty which restricts the tax action in Japan of capital gains) and sells the Shares while visiting Japan, may be subject to Japanese income tax with respect to any such gain.

     Gains derived from the sale of Shares pursuant to the Offer by a non-resident holder (either individual or corporate) which (i) has a permanent establishment in Japan, (ii) does not hold the Shares through said permanent establishment, (iii) is a resident of the United States under the Convention (or is a resident of any other country with which Japan has a tax treaty under which capital gain not attributable to said permanent establishment in general is exempt from Japanese income tax), and (iv) is not otherwise subject to Japanese income tax on such gain under the Convention (or such other treaty) as described above, will not be subject to Japanese income tax. However, any other non-resident holder (either individual or corporate) which has a permanent establishment in Japan may be subject to Japanese income tax with respect to any such gain.

     In the event that Japanese income tax applies to any gain from the sale of Shares, a non-resident individual holder (i) may elect to have the Japanese income tax liability satisfied by withholding at the rate of 1.05% of the Purchase Price provided that the holder has a permanent establishment in Japan and the sale of Shares is conducted through a securities company or bank in Japan, (ii) must report, on an annual tax return to be filed in Japan, the gain together with gain and loss derived from other securities (if any) during the year and pay Japanese income tax at a rate of 20% on the net gains from such securities. A non-resident corporate holder will be required to report the gain from the sale of Shares pursuant to the Offer as ordinary income on its annual corporate tax return and pay Japanese income taxes at an effective rate of approximately 42%.

     Tender Constitutes An Agreement. The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer and an agreement by the tendering holder to be subject to the terms and conditions of the Offer, including the tendering holder's representation and warranty that the tender of such ADSs complies with Regulation 14D under the Securities Exchange Act of 1934 (the "Exchange Act"). Purchaser's acceptance for payment of the ADSs validly tendered and not withdrawn pursuant to the Offer will constitute a binding agreement with the tendering holder of ADSs subject to the terms and subject to the conditions of the Offer. See "-- Acceptance for Payment of Shares and Payment of Purchase Price."

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price, the number of Shares accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all ADSs tendered which it determines not to be in proper form, or the acceptance of which or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of particular ADSs, and Purchaser's interpretation of the terms of the Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. No tender of ADSs will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Purchaser shall determine. NONE OF PURCHASER, THE AGENT, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Common Stock and ADSs made pursuant to the Offer are irrevocable. Common Stock and ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless they have been accepted for payment by Purchaser, may also be withdrawn at any time after 60 days from the Commencement Date. See
"-- Acceptance for Payment of Shares and Payment of Purchase Price." If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all ADSs tendered, and such ADSs may not be withdrawn except as otherwise described under this caption. However, in any event, Purchaser will comply with Rule 14e-1 under the Exchange Act, which provides that settlement for the purchase of securities pursuant to a tender offer must take place promptly after the expiration or termination of such offer.

     In order to withdraw tendered Shares, a holder in Japan, or the appropriate standing agent in Japan on behalf of a holder resident outside of Japan, must submit to the Agent, on or prior to the Common Stock Expiration Date, the tender offer application acceptance card they received from the Agent when they submitted their completed tender offer application form along with a written notice withdrawing such Shares.

     With respect to withdrawal of tendered ADSs, to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the ADS Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn and the number of ADSs to be withdrawn. If the ADSs to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs.

     Withdrawals may not be rescinded and Common Stock and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Stock and ADSs may be tendered into the Offer again by following one of the procedures described in "-- Procedure for Tendering Shares" at any time on or prior to the applicable Expiration Date.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING. NONE OF PURCHASER, THE AGENT, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

4. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, and without delay after the Common Stock Expiration Date, Purchaser will, subject to withdrawal provisions of the Offer, accept for payment, and thereby purchase, and pay for Shares validly tendered and not withdrawn. Purchaser and the Agent presently anticipate that the date of settlement with respect to the ADSs (the "ADS Settlement Date") will be no later than seven NYSE trading days after the ADS Expiration Date. In all cases, payment for ADSs accepted for payment will be made only after receipt by the Depositary on or prior to the ADS Expiration Date of ADR certificates evidencing tendered ADSs (or a confirmation of a book-entry transfer of such ADSs into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares that are validly tendered and not withdrawn as, if and when it gives written notice to the Agent and the Depositary of its acceptance for payment of the aggregate number of Shares, to be purchased pursuant to the Offer (the "Accepted Shares"). It is presently anticipated that this notification will be made on the business day following the Common Stock Expiration Date. One business day prior to the Common Stock Settlement Date, Purchaser will deposit with the Agent funds sufficient for the payment for the Accepted Shares. Upon receipt of such funds, the Agent will deposit with the Depositary funds sufficient to make payment for that portion of the Accepted Shares that have been validly tendered to the Depositary and not withdrawn. The Depositary will act as agent for tendering holders of ADSs for the purpose of receiving payment from the Agent and transmitting payment to tendering holders of ADSs. Under no circumstances will interest be paid on amounts to be paid to tendering holders by Purchaser by reason of any delay in making any such payment.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. There will be deducted from the Purchase Price paid to each holder any U.S. backup withholding and Japanese income taxes which may be required to be withheld. See "-- U.S. Federal Income Tax Consequences" and "-- Japanese Tax Consequences."

     Certificates representing Shares not properly tendered will be returned to the tendering holders at Purchaser's expense without delay following the Expiration Date. Certificates representing those Shares validly withdrawn on or prior to the Expiration Date will be returned at Purchaser's expense without delay following such withdrawal.

     The ADS Purchase Price will be payable in cash for each ADS accepted pursuant to the Offer. As provided by the SEL, the Common Stock Purchase Price will be payable in cash for each Share accepted pursuant to the Offer. The Common Stock Purchase Price will be converted into U.S. dollars with respect to the purchase of ADSs at the Noon Buying Rate on the Common Stock Settlement Date (or, if necessary for administrative convenience, the immediately preceding business day) in order to ensure that ADS holders are treated as comparably as possible to holders of Common Stock.

     On November 15, 1999, the last full day of trading prior to the public announcement of the Offer, the closing sale price of the Common Stock in the Japanese OTC as reported by the JSDA was Y990 and on November 17, 1999, the last full day of trading prior to the Commencement Date, the closing sales price was Y1,460. The Common Stock Purchase Price is Y1,490 per share. On November 12, 1999, the last full trading day prior to the public announcement of the Offer, the closing sales price of the ADSs on the NYSE was $4.625 and on November 16, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained, the closing sales price was $6.81. The ADS Purchase Price is Y745 per ADS, which is payable in and converted into U.S. dollars using the Noon Buying Rate on the Common Stock Settlement Date. See
"-- Market Information; Exchange Rates; Dividends and Dividend Policy."

5. MARKET INFORMATION; EXCHANGE RATES; DIVIDENDS AND DIVIDEND POLICY.

     Japanese OTC. The principal securities market for the Common Stock is the Japanese OTC. Trading in the Common Stock in the Japanese OTC began in April 1991. The following table sets forth certain price information for the fiscal quarters shown for the Common Stock in the Japanese OTC. High and low sales prices per Share are shown in yen as reported by the JSDA and, solely for the convenience of the reader, in U.S. dollars per Share at the Noon Buying Rate on the last trading date of each fiscal quarter.

                                                       YEN PRICE        DOLLAR PRICE
                                                       PER SHARE        PER SHARE(1)
                                                     --------------    --------------
                                                     HIGH      LOW     HIGH      LOW
                                                     -----    -----    -----    -----
FY 1997  First Quarter.............................  5,000    4,150    41.42    35.25
         Second Quarter............................  4,210    3,180    34.08    26.67
         Third Quarter.............................  4,530    3,220    38.57    27.66
         Fourth Quarter............................  4,750    3,040    39.26    25.12
FY 1998  First Quarter.............................  3,750    2,030    29.08    15.74
         Second Quarter............................  2,820    2,170    22.33    17.18
         Third Quarter.............................  2,520    1,700    18.08    11.33
         Fourth Quarter............................  1,710    1,300    12.07     9.18
FY 1999  First Quarter.............................  1,430      900    11.63     7.31
         Second Quarter............................  1,390    1,090    11.68     9.61
         Third Quarter.............................  1,300      980    10.74     8.10
         Fourth Quarter............................  1,320    1,070    12.11     9.81
FY 2000  First Quarter (through November 15,         1,230      940    11.73     8.96
         1999).....................................

---------------

(1) Each ADS represents one-half of one Share.

     On November 15, 1999, the last full day of trading prior to the public announcement of the Offer, the closing sales price of the Common Stock in the Japanese OTC as reported by the JSDA was Y990 and on

November 17, 1999, the last full day of trading prior to the Commencement Date, the closing sales price was Y1,460. The Common Stock Purchase Price is Y1,490 per share. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

     U.S. Market. In February 1993, AJL sponsored a deposit facility for its American Depositary Shares, which, at that time, traded in the unlisted OTC market in the United States (the "Level I ADSs"). Beginning on June 29, 1994, the ADSs began to trade on the NYSE. Prior to June 29, 1994, quotations for the Level I ADSs from certain market makers in the U.S. OTC market were provided in the so-called "pink sheets" published daily by the National Quotations Bureau, Inc.

     The following table sets forth the high and low composite sales prices in U.S. dollars for the ADSs listed on the NYSE for the fiscal quarters shown.

                                                                          ADS
                                                                      ------------
NYSE                                                                  HIGH    LOW
----                                                                  ----    ----
FY 1997  First Quarter..............................................    22 5/8   18 1/2
         Second Quarter.............................................    18 1/4   12 3/4
         Third quarter..............................................    19 7/8   12 1/4
         Fourth Quarter.............................................    20 1/4   13 1/4
FY 1998  First Quarter..............................................    16        8 1/2
         Second Quarter.............................................    11 5/8    8 9/16
         Third quarter..............................................    10 5/8    6 1/16
         Fourth Quarter.............................................     6 7/16   4 9/16
FY 1999  First Quarter..............................................     6 1/2    3 1/2
         Second Quarter.............................................     6 1/2    4
         Third quarter..............................................     5 3/4    3 3/4
         Fourth Quarter.............................................     5 7/8    3 7/8
FY 2000  First Quarter (through November 12, 1999)..................     5 3/8    4 5/16

     On November 12, 1999, the last full day of trading prior to the public announcement of the Offer, the closing sales price of the ADSs on the NYSE was $4.625 and on November 16, 1999, the last full day of trading prior to the Commencement Date for which quotations could be obtained the closing sales price was $6.81. The ADS Purchase Price is Y745 per ADS, which is payable in and converted into U.S. dollars using the Noon Buying Rate on the Common Stock Settlement Date. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE ADSS.

     Pursuant to the terms of the Deposit Agreement, AJL may, at any time upon 30 days' written notice, terminate such agreement. It is anticipated that following the consummation of the Offer, the Deposit Agreement related to the ADSs will be terminated. Upon termination of the Deposit Agreement, the depositary will cease to perform any further acts thereunder, including transferring ADSs, distributing dividends, and providing further notices to holders of ADSs. The depositary will, however, remain liable to perform certain functions, such as delivering underlying securities and related dividends or distributions upon surrender of ADSs. Moreover, the depositary will, as soon as practicable after the expiration of six months following termination of the Deposit Agreement, sell all whole units of Common Stock remaining on deposit with it and hold the net proceeds thereof for the ratable benefit of the holders of unsurrendered ADSs.

     Exchange Rates. The rate of exchange between the yen and the dollar is determined by the forces of supply and demand in the foreign exchange markets, which in turn are affected by changes in the balance of payments and other economic and financial conditions, government intervention, speculation and other factors. The following table sets forth for the periods indicated certain information concerning the exchange rate for yen and dollars, based on the Noon Buying Rates during each such fiscal period.

FISCAL YEAR ENDED AUGUST 31,                           HIGH      LOW      AVERAGE(1)    PERIOD-END
----------------------------                          ------    ------    ----------    ----------
                                                              (AMOUNTS IN YEN PER DOLLAR)
1995................................................   99.60     84.04       93.08         97.75
1996................................................  110.95     97.49      105.24        108.70
1997................................................  127.03    108.85      118.16        120.65
1998................................................  147.14    119.05      131.71        140.90
1999................................................  136.59    108.83      118.98        109.30

---------------
(1) The average of month-end rates during the period.

     On November 16, 1999, the Noon Buying Rate was (Yen)105.83 = U.S.$1.00. As stated previously, for the convenience of the reader translations of financial information from yen into dollars have been made, except as otherwise indicated, at the rate of 121 yen to the dollar, the approximate Noon Buying Rate on May 31, 1999, the date of the latest balance sheet information contained herein (which does not differ materially from the Noon Buying Rate of (Yen)120.88 = U.S.$1.00 on such date).

     Fluctuations in exchange rates will affect the foreign currency amounts received when dividends are remitted outside Japan to holders of ADSs as well as the ADS Purchase Price received by holders of ADSs, which will be computed on the Common Stock Settlement Date using the Noon Buying Rate on the Common Stock Settlement Date (or, if necessary for administrative convenience, on the immediately preceding business day). See "-- Acceptance for Payment of Shares and Payment of Purchase Price." Such fluctuations also affect the foreign currency equivalents of the yen price of the Common Stock in the Japanese OTC, and therefore are likely to affect the market price of the ADSs in the United States.

     Dividends and Dividend Policy. The Articles of Association of AJL provide that AJL's financial accounts shall be closed on August 31 each year (the end of AJL's fiscal year), and that such date shall be the record date for the payment of year-end dividends, if any. The payment of year-end dividends is subject to shareholder approval. In addition, AJL may, by resolution of the Board of Directors, pay interim cash dividends once each fiscal year to shareholders of record as of the close of business on the last day of February of such fiscal year, without shareholder approval. Historically, year-end dividends have been paid promptly following approval thereof at the shareholders meeting to holders of record as of the preceding August 31. Although the interim dividend is ordinarily declared and the year-end dividend is approved subsequent to the last day of February or the August 31 record date, as the case may be, the Common Stock generally trades in the Japanese OTC "ex-dividend" three business days in advance of each record date (unless the record date is not a business day, in which case the ex-dividend date is four business days prior to the record date).

     The following table sets forth the dividends paid by AJL with respect to each fiscal year indicated to holders of the Common Stock.

                                                              DIVIDEND PAID PER
                                                                 COMMON SHARE
                                                              ------------------
FISCAL YEAR ENDED AUGUST 31,                                   (Yen)     U.S.$(1)
----------------------------                                  ------    --------
1997(2).....................................................  100.00      0.80
1998(3).....................................................  100.00      0.79
1999(4).....................................................  100.00      0.89

---------------
(1) Except as otherwise indicated, yen dividend amounts per Share appearing in this table and the footnotes to this table are translated solely for the convenience of the reader into U.S. dollars at the Noon Buying Rate on the dividend payment date. Each ADS represents one-half of one Share.

(2) Includes (i) a regular interim dividend of (Yen)50 (U.S. $0.41) per share of Common Stock paid on May 9, 1997 to holders of record on February 28, 1997 and (ii) a regular year-end dividend of (Yen)50 (U.S. $0.39) per share of Common Stock paid on November 27, 1997 to holders of record as of August 31, 1997.

(3) Includes (i) a regular interim dividend of (Yen)50 (U.S. $0.38) per share of Common Stock paid on May 8, 1998 to holders of record on February 28, 1998 and (ii) a regular year-end dividend of (Yen)50 (U.S. $0.41) per share of Common Stock paid on November 27, 1998 to holders of record as of August 31, 1998.

(4) Includes (i) a regular interim dividend of (Yen)50 (U.S. $0.41) per share of Common Stock paid on May 10, 1999 to holders of record on February 28, 1999 and (ii) subject to shareholder approval, a regular year-end dividend of
    (Yen)50 (US $0.48 based on the approximate rate of exchange prevailing on November 1, 1999 of (Yen)104 to U.S. $1.00) per share of Common Stock to holders of record as of August 31, 1999 on or about December 1, 1999.

     Future dividend policy depends upon a variety of factors, many of which are beyond the control of Purchaser. The Principal Shareholders have indicated their desire that AJL reduce or eliminate the dividend for fiscal 2000 to preserve capital. After completion of the Offer, the dividend policy for fiscal 2000 and beyond will be re-examined. Future dividends will depend on AJL's earnings, capital requirements, financial condition, the sufficiency of funds legally available for the payment of dividends and other factors considered relevant by the directors and upon receiving shareholder approval for year-end dividends or when otherwise required. In addition, after the Merger, the surviving company, Purchaser, will be subject to the Credit Facility. Under the Credit Facility, the Purchaser will be required, among other things, to limit dividend payments. There can be no assurance that AJL will pay or will be able to pay dividends in the future.

6. CERTAIN EFFECTS OF THE OFFER.

     As of September 30, 1999, AJL had issued and outstanding (i) 144,025,800 shares of Common Stock (held by approximately 18,372 holders of record) and (ii) 16,914,879 ADSs (held by approximately 663 holders of record). The Principal Shareholders held approximately 76% of the issued and outstanding shares of Common Stock.

     Reduction of Public Float. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending on the number of Shares purchased pursuant to the Offer and the number of remaining holders thereafter, the purchase of Shares pursuant to the Offer is expected to adversely affect both the liquidity and market value of the remaining publicly held Shares.

     NYSE Delisting and Termination of ADS Facility. Depending on the number of ADSs purchased pursuant to the Offer, it is anticipated that the ADSs may no longer meet the standards for continued inclusion in the NYSE. Pursuant to the terms of the Deposit Agreement, AJL may, at any time upon 30 days' written notice, terminate such agreement. It is anticipated that following the consummation of the Offer, the Deposit Agreement will be terminated. Upon termination of the Deposit Agreement, the depositary will cease to perform any further acts thereunder, including transferring ADRs, distributing dividends, and providing further notices to holders of ADRs. The depositary will, however, remain liable to perform certain functions, such as delivering underlying securities and related dividends or distributions upon surrender of ADRs. Moreover, the depositary will, as soon as practicable after the expiration of six months following termination of the Deposit Agreement, sell all whole units of Common Stock remaining on deposit with it and hold the net proceeds thereof for the ratable benefit of the holders of unsurrendered ADRs. In light of the nature of the Japanese unit share system and other factors, termination of the ADS facility could adversely affect the ability of holders of ADSs to, among other things, (i) transfer any Common Stock held by them that constitutes less than a unit, (ii) obtain dividends relating to the underlying Common Stock, or
(iii) obtain information concerning AJL or notices therefrom. In addition, upon termination of the Deposit Agreement, the ADSs will no longer meet the standards for continued inclusion in the NYSE. As a result, the ADSs will be delisted by the NYSE.

     Potential Japanese OTC Delisting. Depending on the number of Shares purchased pursuant to the Offer, it is anticipated that the shares of Common Stock may no longer remain eligible for continued listing with the Japanese OTC. Pursuant to the Agreement, AJL and Purchaser have agreed to take all steps required by law or as may be necessary or advisable to effect the Merger. Upon consummation of the Merger, it is anticipated that the Common Stock will be delisted from the Japanese OTC .

     If as anticipated, the ADSs and/or shares of Common Stock are no longer eligible for listing, quotations might still be available from other sources. The extent of the public market for the shares of Common Stock and the availability of such quotations would, however, depend on the number of holders of such Shares remaining at such time, the interest of securities firms in maintaining a market in the shares of Common Stock at such time, and, among other things, the possible termination of the registration of the shares of Common Stock under the Exchange Act and/or with the JSDA. If an active public market does not develop for the shares of Common Stock following the Offer and the Merger and any possible NYSE and/or Japanese OTC delisting, the market for the shares of Common Stock can be expected to be significantly less liquid than exists as of the date of this Offer to Purchase.

     Potential Exchange Act Deregistration. The ADSs are currently registered under the Exchange Act. Such registration may be terminated following application by AJL to the Commission if, at any time following consummation of the Offer or the effectiveness of the Merger, the ADSs are not listed on a national securities exchange and there are fewer than 300 holders of record of the ADSs. See " -- NYSE Delisting and Termination of ADS Facility." In the event the Merger is subject to the Securities Act of 1933, Purchaser may be subject to the reporting periodic requirements of the Exchange Act for a period of time after the Merger. It is anticipated Purchaser would terminate registration under the Exchange Act as soon as possible after it no longer satisfied the reporting requirements. The termination of registration under the Exchange Act would substantially reduce the information required to be furnished to holders of capital stock and to the Commission, and would result in the future inapplicability of certain provisions of the Exchange Act, including, among other things, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private transactions." If the registration under the Exchange Act is terminated, certain affiliates of AJL or Purchaser, as the case may be, could be deprived of the ability to dispose of any capital stock held by them pursuant to Rule 144 promulgated under the Exchange Act.

     Potential Termination of Japanese Disclosure Obligation. AJL is currently subject to the continuous reporting obligations under the Japanese Securities and Exchange Law. Such obligations may be terminated following application by AJL to the Minister of Finance of Japan if, following the Offer, the Common Stock is not listed on a Japanese stock exchange or registered on the Japanese OTC and there are fewer than 25 holders of the shares of Common Stock. After consummation of the Merger, the Purchaser will succeed to AJL's public reporting requirements, but Purchaser will no longer be subject to these requirements when it has fewer than 25 shareholders. See "Potential Japanese OTC Delisting". The termination of the reporting obligations under the Japanese Securities and Exchange Law would substantially reduce the information required to be furnished by AJL or Purchaser, as the case may be, to the holders of the shares of Common Stock or Purchaser common stock.

     Status of ADSs as "Margin Securities." The ADSs are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending on factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the ADSs might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such ADSs could no longer be used as collateral for loans made by brokers.

     Concentration of Shares and ADSs with Affiliates of AJL. Except for an aggregate of 550,000 shares held by one of the charitable foundations established by certain of the Principal Shareholders and the Merger Non-Tendered Shares, the Principal Shareholders will contribute all of their shares of Common Stock to ALAP or Purchaser contemporaneously with the consummation of the Offer. Except for the 550,000 Shares, they will not tender any shares of Common Stock owned by them in the Offer. Following the Offer, assuming that all Shares owned by persons other than the Principal Shareholders are tendered pursuant to the Offer, the Principal Shareholders will own, indirectly as limited partners of ALAP, approximately 100% of the outstanding Shares.

     As discussed above in "Special Factors -- The Offer; Related Transactions; Agreement" the Agreement provides that Purchaser and AJL have agreed to take all steps required by law or as may be necessary or advisable to effect the Merger. The specific terms and conditions of the Merger have not been determined.

Accordingly, there can be no assurance that the Merger will be on financial and other terms as favorable to the Shareholders as the Offer. The exchange ratio for Shares into shares of Purchaser common stock has not been determined. If effected, it is contemplated that the exchange ratio would result in some Shareholders receiving fractional shares of Purchaser. Such Shareholders will be, unless they chose to receive cash for such fractional shares, registered in a register of fractional shares of Purchaser. These shareholders of fractional shares will not be entitled to exercise voting rights or receive dividends with respect to these fractional shares and will be subject to certain other restrictions imposed on holding fractional shares under the Commercial Code.

     Japanese Unit Share System. The Japanese laws and regulations governing tender offers are set forth in the Securities and Exchange Law of Japan, as amended (the "SEL"), the Securities and Exchange Law Enforcement Order, as amended (the "Enforcement Order"), a Ministerial Ordinance (the "Ministerial Ordinance") issued by the Japanese Ministry of Finance ("the MOF"), and the Commercial Code relating to joint stock corporations and certain related legislation provide for regulations concerning joint stock corporations and shares.

     Under the Commercial Code, Japanese corporations established prior to October 1, 1982, in general, are required to specify in their articles of association the number of shares constituting a share unit. AJL's Articles of Association, as amended (the "Articles"), provide that 100 shares of Common Stock constitute one "unit." The Commercial Code imposes significant restrictions and limitations on holdings of Common Stock that do not represent one unit or integral multiples of a unit. For example, under the Commercial Code, certificates for shares of Common Stock representing less than one unit may be issued only in certain limited circumstances. Because the transfer of shares of Common Stock requires delivery of certificates, fractions of a unit for which no certificates have been issued are not transferable. Shares of Common Stock representing less than one unit for which certificates have been issued continue to be transferable, but the transfer may be registered on AJL's shareholder registry only if the transferee is already a registered holder (whether in respect of units or of shares of Common Stock representing less than one unit). In addition, a holder of shares of Common Stock representing less than one unit cannot exercise any voting rights with respect to such shares of Common Stock. Certain other rights, such as the right to institute derivative actions, cannot be exercised with respect to shares of Common Stock representing less than one unit.

     Because the transfer of ADSs does not require changes in the ownership of the Common Stock underlying the ADSs, holders of ADSs representing less than one unit of Common Stock are not affected by such restrictions in their ability to transfer ADSs. However, the right of ADS holders under the Deposit Agreement to surrender their ADSs and withdraw the underlying Common Stock may be exercised only as to whole units of Common Stock because of the restrictions under the Commercial Code with respect to shares of Common Stock representing less than one unit. It is, however, anticipated that following consummation of the Offer, the Deposit Agreement related to the ADSs will be terminated.

     Rule 10b-13 under the Exchange Act, however, prohibits Purchaser and its affiliates, including AJL, from purchasing any Shares during the Offer, other than pursuant to the Offer, until the expiration thereof (the "Blackout Period"). Due to the limitations and restrictions imposed by the Commercial Code upon holdings of Common Stock constituting less than one unit (100 Shares in the case of AJL), as described in "The Offer -- Certain Effects of the Offer," the Commercial Code provides a mechanism for the purchase by a Japanese corporation of its own shares representing less than a unit. Pursuant to the provisions of the Share Handling Regulations of AJL which implement such mechanism, AJL is required to purchase, at any time, at the request of a holder, such holder's Common Stock representing less than a unit (the "Statutory Put"). AJL must make such purchases at the sales price announced by the JSDA on the day when such request is served on AJL's transfer agent. Because holders of ADSs representing less than one unit of Common Stock are not able to withdraw the respective Common Stock underlying the ADSs from deposit, such holders are unable to exercise this Statutory Put and to require AJL to purchase the respective underlying shares.

     According to the records of The Dai-Ichi Kangyo Fuji Trust & Banking Co., Ltd., as of November 1, 1999 (the latest date for which such information is available), only 3 holders of Common Stock representing less than one unit existed. Based on these records, such holders held in the aggregate substantially less than 0.01% of the outstanding Common Stock. The Securities and Exchange Commission (the "Commission") has previously granted exemptive relief from Rule 10b-13 under the Exchange Act in the event AJL is required to purchase Shares during the Blackout Period pursuant to the Statutory Put.

     In addition, the Agent may be permitted under Japanese law to purchase Common Stock outside of the Transaction during the Blackout Period. Such purchases by the Agent, however, may be made only under the following limited circumstances: (i) unsolicited brokerage transactions in Common Stock for the purpose of executing purchase orders of its customers other than Purchaser or AJL, which does not include transactions in which the Agent acts as principal; and (ii) purchases of Common Stock from its customers other than Purchaser or AJL in the event that the Agent mistakenly failed to execute such customer's sell order with respect to the Common Stock, subject to the prior approval of the JSDA. The Commission has granted the Agent exemptive relief from Rule 10b-13 under the Exchange Act with respect to such limited purchases by the Agent during the Blackout Period.

     See "-- Interests of Certain Persons" for a discussion of management's and the Principal Shareholders' beneficial ownership of Shares prior to the Offer and the potential effect of their participation in the Offer.

     ALTHOUGH THE DISINTERESTED DIRECTORS HAVE RECOMMENDED THAT HOLDERS OF SHARES ACCEPT THE OFFER, EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. SOURCE AND AMOUNT OF FUNDS.

     Assuming that Purchaser purchases all outstanding Shares pursuant to the Offer, Purchaser estimates that the total amount of funds required to purchase such Shares and pay related fees and expenses will be (Yen)50.0 billion (approximately U.S.$505 million), all of which will be financed through the Credit Facility.

     It is expected that the Credit Facility will be unsecured and will consist of one or more term loans. Repayments under the Credit Facility will begin in November 2000 and end in November 2005. The interest rate of the facility will be the LIBO Rate plus a margin equal to 6.35% for amounts borrowed in the first eight months of the facility and determined by Morgan Guaranty based on the Purchaser's creditworthiness thereafter. Purchaser has entered into hedging arrangements with Morgan Guaranty effectively fixing a portion of the interest cost under the facility and translating the payments of principal and interest to yen. The Credit Facility will contain covenants that will restrict each of Purchaser from, among other things, selling substantially all of its assets, incurring liens on its assets (subject to dollar limit exceptions) and incurring debt (subject to dollar limit exceptions). In addition, the Credit Facility will require Purchaser to maintain or limit, as the case may be, dividend levels, consolidated net worth, consolidated interest coverage ratios, cash flow ratios and restricted payments to shareholders. Finally, each of ALAP and Hold Co. has, jointly and severally, guaranteed the obligations of Purchaser and AAP Purchaser under the Credit Facility. Other conditions of the Credit Facility are expected to be those customary for similar debt transactions. The offer is not contingent upon receipt of the financing.

     As a result of the Merger, AJL will be merged with and into Purchaser. Therefore, by operation of law, AJL will cease to exist and Purchaser's indebtedness will be assumed by the combined company (i.e., AJL and Purchaser). The increase in debt could have important consequences to the remaining shareholders, including the remaining Shareholders, of AJL. For example, it could:

     - require AJL or Purchaser, after the Merger, to dedicate a substantial portion of its cash flow from operations to pay principal and interest on this financing facility, which will reduce the availability of cash flow to fund working capital, capital expenditures, business development activities, dividends and other general corporate purposes; and

     - limit, among other things, AJL's or Purchaser's after the Merger, ability to borrow money in the future for working capital, capital expenditures and other purposes.

8. CERTAIN INFORMATION REGARDING AJL.

     Except as otherwise set forth herein, the information concerning AJL contained in this Offer to Purchase, including financial information, has been furnished to Purchaser by AJL or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

     General. AJL is a Japanese joint stock corporation, whose principal executive office is 7-1, Udagawa-cho, Shibuya-ku, Tokyo 150-0042, Japan. AJL is the exclusive distribution vehicle for Amway Corporation in Japan.

     Financial Information. Provided below is certain selected financial information relating to AJL which has been excerpted or derived from the audited financial statements contained in AJL's Annual Report on Form 20-F for the fiscal year ended August 31, 1998 (the "Form 20-F") and the unaudited financial statements contained in AJL's Form 6-K for the quarterly period ended May 31, 1999 (the "Form 6-K"). More comprehensive information is included in the Form 20-F and Form 6-K and other reports and documents filed by AJL with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents as may be examined at the offices of the Commission in the manner set forth below. In addition, Schedule III sets forth AJL's audited financial statements for the fiscal year ended August 31, 1998, including comparative statements as contained in the Form 20-F for the fiscal year ended August 31, 1998, as well as unaudited financial statements for the quarterly period ended May 31, 1999, including comparative statements as contained in the Form 6-K for the quarterly period ended May 31, 1999. The financial statements and notes thereto contained in the Form 20-F and the Form 6-K for the period ended May 31, 1999, are hereby incorporated by reference herein.

                         SELECTED FINANCIAL INFORMATION
(In millions of yen and thousands of U.S. dollars, except ratios, per share and per ADS amounts and shares outstanding)

Y = (Yen)
                                           YEARS ENDED AUGUST 31,           NINE MONTHS ENDED MAY 31,
                                           -----------------------   ---------------------------------------
                                              1997         1998         1998          1999         1999(1)
                                           ----------   ----------   -----------   -----------   -----------
INCOME STATEMENT DATA:
In accordance with Japanese GAAP:
Net sales................................   Y203,362     Y192,458     Y146,599      Y108,516       $896,827
Cost of sales............................     57,279       62,178       46,788        35,823        296,058
                                            --------     --------     --------      --------     ----------
                                             146,083      130,280       99,811        72,693        600,769
                                            --------     --------     --------      --------     ----------
Distributor incentives...................     56,904       57,781       41,829        32,234        266,397
Distribution expenses....................     11,173       10,783        8,103         6,260         51,736
Selling and administrative expenses......     30,158       31,289       23,757        19,815        163,760
                                            --------     --------     --------      --------     ----------
Total operating expenses.................     98,235       99,853       73,689        58,309        481,893
                                            --------     --------     --------      --------     ----------
Operating income.........................     47,848       30,427       26,122        14,384        118,876
Other income -- net......................      3,299         (698)         198           795          6,570
                                            --------     --------     --------      --------     ----------
Income before income taxes...............     51,147       29,729       26,320        15,179        125,446
Income taxes.............................     28,030       16,950       14,687         7,519         62,140
                                            --------     --------     --------      --------     ----------
Net income...............................   Y 23,117       12,779       11,633         7,660        $63,306
                                            ========     ========     ========      ========     ==========
Net income per share(2)..................   Y 157.70        88.71        80.75         53.18          $0.44
                                            ========     ========     ========      ========     ==========
Net income per ADS(3)....................   Y  78.85        44.36        40.38         26.59          $0.22
                                            ========     ========     ========      ========     ==========
Dividends per share......................   Y 100.00       100.00        50.00         50.00          $0.41
                                            ========     ========     ========      ========     ==========
Dividends per ADS........................   Y  50.00        50.00        25.00         25.00          $0.21
                                            ========     ========     ========      ========     ==========
Weighted average number of shares
  outstanding (000's)....................    146,593      144,048      144,056       144,026
                                            ========     ========     ========      ========
Ratio of earnings to fixed charges(4)....       53.4         31.3         36.9          23.6
                                            ========     ========     ========      ========
In accordance with U.S. GAAP:(5)
Net income...............................   Y 22,198     Y 12,481     Y 11,703      Y  6,852        $56,628
                                            ========     ========     ========      ========     ==========
Net income per share(2)..................   Y 151.43     Y  86.64     Y  81.24      Y  47.57          $0.39
                                            ========     ========     ========      ========     ==========
Net income per ADS(3)....................   Y  75.71     Y  43.32     Y  40.62      Y  23.79          $0.20
                                            ========     ========     ========      ========     ==========
Ratio of earnings to fixed charges(4)....       53.8         31.8         37.4          22.9
                                            ========     ========     ========      ========

Y = (Yen)
                                             AS OF AUGUST 31,          AS OF MAY 31,
                                             -----------------   -------------------------
                                              1997      1998        1999         1999(1)
                                             -------   -------   -----------   -----------
BALANCE SHEET DATA:
In accordance with Japanese GAAP:
Working capital............................  Y21,909   Y20,612     Y10,713      $ 88,537
Total assets...............................  110,230   100,046      79,803       659,529
Total shareholders' equity.................   63,360    60,878      54,117       447,248
Book value per share(6)....................   439.19    422.69      375.75          3.11
Book value per ADS.........................   219.59    211.34      187.87          1.55
In accordance with U.S. GAAP:(5)
Working capital............................  Y29,379   Y27,143     Y16,835      $139,132
Total assets...............................  118,265   107,438      87,716       724,926
Total shareholders' equity.................   69,906    66,873      59,593       492,504
Book value per share(6)....................   484.56    464.32      413.77          3.42
Book value per ADS.........................   242.28    232.16      206.88          1.71

                     NOTES TO SUMMARY FINANCIAL INFORMATION

In preparing this summary financial information, the financial statements for fiscal 1997 include the accounts of AJL and a wholly-owned subsidiary, Amway Japan Enterprises, Inc. ("AJEI"). AJEI was liquidated in the first quarter of fiscal 1997 and final repatriation of AJEI funds was completed in February 1997. Accordingly, the financial statements as of and for the year ended August 31, 1998 and as of and for the nine months ended May 31, 1999 only include the accounts of AJL.

(1) U.S. dollar amounts provided in the summary financial information are, solely for convenience, calculated at the approximate rate of exchange prevailing on May 31, 1999 of (yen)121 to U.S.$1.00.

(2) The computation of net income per share is based on the weighted average number of shares of Common Stock outstanding during the period.

(3) Each ADS represents one-half of one share of Common Stock.

(4) The ratio of earnings to fixed charges was computed by dividing income before income taxes plus fixed charges by the fixed charges. Fixed charges consist of that portion of operating lease rental expense that is representative of the interest factor.

(5) AJL prepares its consolidated financial statements in accordance with accounting principles generally accepted in Japan ("Japanese GAAP") which differ in certain material respects from those in the U.S. ("U.S. GAAP").

(6) Book value per share was computed by dividing book value by shares of Common Stock. Book value consists of shareholders' equity. Common shares consist of the number of fully paid shares outstanding at the end of the period.

     1999 Fiscal Year Results and Outlook. In October 1999, AJL reported its results for the fiscal year ended August 31, 1999. Net sales for the fiscal year declined 25.3% compared to the prior year, operating income was down 33.4%, and net income declined 17.8%. In the fourth quarter of 1999, net sales also declined 23.1%. In the fourth quarter of 1999, operating income increased 36.5% because of a decline in sales related costs. This increase in sales related costs also was primarily the reason for an increase in net income. The major reasons for AJL's decline in performance for both the fiscal year and the fourth quarter are the weak Japanese economy, negative publicity about AJL's business and increased competition.

     In October 1999, AJL issued projections for fiscal 2000 net sales, operating income, ordinary income and net income. AJL's projected net sales for fiscal 2000 are essentially flat compared to fiscal 1999, while operating income and net income are projected to decline compared to fiscal 1999. AJL assumed that any recovery in Japanese consumer spending would be gradual and relatively limited, therefore, only minimally impacting its net sales results. AJL's continued investments to build a foundation for future growth, such as expanding e-commerce and telecommunications initiatives, are expected to negatively impact operating income and net income in fiscal 2000.

     The statements contained herein that are not historical facts, including the statements in the immediately preceding paragraph, are forward-looking statements. These forward-looking statements involve risks and uncertainties, such as, without limitations: the continuation of adverse publicity in general and with respect to consumer complaints as experienced in the past; continued worsening of the overall economic situation in Japan, resulting in lower demand for AJL's products; continued competitive pressure form other direct selling companies; weaker than expected sales form new product introductions scheduled for fiscal 2000; and adverse action against AJL's distributors or AJL under statutes or regulations which pertain to the direct selling industry and which may impact the AJL's ability to sell any of its products or operate pursuant to the Amway Sales and Marketing Plan generally. These and other risks and uncertainties are further detailed in AJL's Annual Report on Form 20-F for the fiscal year ended August 31, 1998, filed with the U.S. Securities and Exchange Commission, in the sections titled "Description of Business--Government Regulations" and "Description of business--Risks and Uncertainties."

     Additional Information About AJL. The Schedule 14D-9, Form 20-F and the Form 6-K, together with certain other documents and reports concerning AJL (collectively, the "AJL Filings") have been filed by AJL with the Commission. Copies of the AJL Filings may be obtained from Ms. Holly Clemente, Director of Investor Relations, AJL, at (914) 961-1564 or as described immediately below.

     AJL is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning AJL's directors and officers, their remuneration, stock options granted to them, the principal holders of AJL's securities and any material interest of such persons in transactions with AJL is required to be disclosed in periodic reports filed with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning AJL may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION REGARDING PURCHASER.

     General. Purchaser was incorporated under the laws of Japan in November 1999 for the principal purpose of acquiring all of the outstanding shares of AJL and has no prior operating history. The principal executive offices of Purchaser are currently located at 7-1, Udagawa-cho, Shibuya-ku, Tokyo 150-0042. Purchaser does not have any significant assets or liabilities and it has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Agreement and preparation for the Offer. Because Purchaser is acquiring Shares for cash, financial information regarding it is not meaningful.

     During the last five years none of Purchaser's officers, directors or general partners was (1) convicted in a criminal proceeding; or (2) party to a civil proceeding of a judicial or administrative body and as a result of the proceeding was or is subject to a judgment enjoining future violations of or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     The Principal Shareholders control Purchaser through their ownership of ALAP. The Principal Shareholders are certain corporations, trusts, foundations and other entities established by or for the benefit of Richard M. DeVos and Jay Van Andel, and their respective families. As of the Commencement Date, the Principal Shareholders, beneficially own, in the aggregate, approximately 76% of the outstanding Common Stock of AJL. See "-- Interests of Certain Persons."

     Additional Information About Purchaser. Purchaser is not subject to the informational filing requirements of the Exchange Act.

     Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") and a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") that contain additional information with respect to the Offer. The Schedule 14D-1 and the Schedule 13E-3, and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that the Schedule 14D-1 and the Schedule 13E-3 and such amendments may not be available in the regional offices of the Commission).

10. BACKGROUND OF THE OFFER; CONTACTS WITH AJL.

     See "Special Factors."

11. INTERESTS OF CERTAIN PERSONS.

     As noted above, the Principal Shareholders are certain corporations, trusts, foundations and other entities established by or for the benefit of their respective families. As of the Commencement Date, the Principal Shareholders, beneficially own, in the aggregate, 110,263,022 shares (approximately 76%) of the outstanding shares of Common Stock. It is anticipated 550,000 shares of Common Stock held by one of the charitable foundations established by certain of the Principal Shareholders will be tendered in the Offer. As of the Commencement Date, directors and executive officers of AJL, other than those who are Principal Shareholders, own beneficially and of record, in the aggregate, 94,395 Shares, substantially less than 0.01% of the outstanding Common Stock. See "Special Factors -- Interest of Certain Persons."

     Assuming the purchase of all Shares of Common Stock, other than those held by the Principal Shareholders, but including those expected to be tendered by the charitable foundation, pursuant to the Offer and assuming that, as expected, the directors and executive officers of AJL, other than those who are Principal Shareholders, tender all of their Shares pursuant to the Offer, directors and executive officers of AJL, other than those who are Principal Shareholders or a trustee or fiduciary with respect to a Principal Shareholder, will own no shares of Common Stock following the Offer. Based on a review of information provided by directors and executive officers of AJL, it is not anticipated, however, that any material amount of Shares will be tendered by the directors or executive officers except for the Foundation Tendered Shares.

12. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.

     Based upon Purchaser's records and upon information provided to Purchaser by its and AJL's directors, executive officers and affiliates, neither Purchaser nor, to Purchaser's knowledge, any director or executive officer of Purchaser or AJL, any person controlling Purchaser or AJL, any director or executive officer of any corporation ultimately in control of Purchaser or AJL or any associate or subsidiary of any of the foregoing, including any director or executive officer of any such subsidiary, has effected any transactions in the Common Stock or the ADSs during the 60 business day period prior to the Commencement Date. Except as described in this Offer to Purchase, neither Purchaser or AJL nor, to Purchaser's or AJL's knowledge, any director or executive officer of Purchaser or AJL, any person controlling Purchaser or AJL or any director or executive officer of any corporation ultimately in control of Purchaser or AJL is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to the Common Stock or the ADSs (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     Purchaser is not aware of any approval or other action (other than those that have previously been duly obtained) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Purchaser's acquisition or ownership of Shares as contemplated by the Offer or of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer. Should any such approval or other action be required, Purchaser currently contemplates that it will seek such approval or other action. Purchaser cannot predict whether it may determine that it is required to delay the acceptance of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions.

14. U.S. FEDERAL INCOME TAX CONSEQUENCES.

     General. The following discussion addresses the U.S. federal income taxation of a United States person (i.e., a United States citizen or resident, a United States corporation, a United States estate or trust subject to United States tax on all of its income regardless of source (a "U.S. Shareholder")) who has Shares purchased pursuant to the Offer. The following discussion does not address the tax consequences to a person who holds, directly or indirectly, 10% or more of the Shares (a "10% Shareholder"). Non-United States persons and 10% Shareholders are urged to consult their own tax advisors regarding the tax considerations incident to a sale of Shares pursuant to the Offer.

     In addition, this summary does not address the U.S. tax treatment of certain types of U.S. Shareholders (e.g., individual retirement and other tax-deferred accounts, life insurance companies and tax-exempt organizations) or of persons other than U.S. Shareholders, all of whom may be subject to tax rules that differ significantly from those summarized below.

     The discussion below, as it relates to U.S. federal income tax consequences, is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date of this Offer to Purchase, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Each holder is advised to consult such holder's own tax advisor with respect to federal, state, local and foreign tax law consequences of a sale of Shares pursuant to the Offer.

     Purchases of Shares by Purchaser pursuant to the Offer will generally be taxable transactions to U.S. Shareholders for federal income tax purposes under the Code, and may also be taxable transactions under applicable state, local and foreign tax laws.

     Tax Treatment of Proceeds from Sale. The sale of Shares pursuant to the Offer will generally be accorded sale or exchange treatment for federal income tax purposes and gain or loss (rather than dividend income) will be recognized by a tendering U.S. Shareholder if the U.S. Shareholder satisfies one of the following tests: (i) its interest in AJL is completely sold; (ii) its percentage interest in AJL is reduced (as measured before Purchaser's purchase of any Shares pursuant to the Offer) by more than 20% (as measured after Purchaser's purchase of all Shares redeemed pursuant to the Offer); or (iii) it is demonstrated that the disposition of Shares to Purchaser is "not essentially equivalent to a dividend." A U.S. Shareholder's contemporaneous dispositions or acquisitions of Shares deemed for federal income tax purposes to be part of an integrated transaction with the Offer may be taken into account in determining whether the holder satisfied any of these tests.

     If sale or exchange treatment applies, any gain or loss recognized will be equal to the difference between the amount of cash received in the exchange and the U.S. Shareholder's tax basis in the Shares purchased. Provided that the Shares constitute a capital asset in the hands of the U.S. Shareholder and have a holding period of more than one year, this gain or loss generally will be long-term capital gain or loss.

     If sale or exchange treatment does not apply, the gross proceeds received from Purchaser for Shares purchased pursuant to the Offer will be treated as a taxable dividend to the extent of AJL's current or accumulated earnings and profits. In that event, the tax basis of Shares purchased by Purchaser pursuant to the Offer will generally be added to the tax basis of the Shares that the tendering U.S. Shareholder continues to own, and such increase in basis may cause any subsequent taxable disposition of retained Shares to give rise to a loss, which would be a capital loss if such Shares were held as a capital asset.

     A U.S. Shareholder who intends to avoid dividend treatment of the gross proceeds received by demonstrating that such proceeds are "not essentially equivalent to a dividend" is urged to consult its tax advisor because this test will be met only if the reduction in its proportionate interest in AJL is a "meaningful reduction" given the particular facts and circumstances in the context of the Offer. The Internal Revenue Service has indicated in published rulings that any reduction in the percentage interest of a U.S. Shareholder whose relative stock interest is minimal (e.g., less than 1%) in a publicly-held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

     Backup Withholding. Under U.S. federal income tax backup withholding rules, 31% of the gross proceeds payable to a holder of ADSs who elects to tender ADSs into the Offer or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury if the holder or other payee does not provide its taxpayer identification number ("TIN"), employer identification number ("EIN") or social security number ("SS No.") to the Depositary and certify that such number is correct, or if the IRS notifies the Depository that the TIN, EIN or SS No. is incorrect or that backup withholding should be imposed with respect to a particular holder. Certain holders (including, among others, all corporations and certain non-resident alien individuals) are not subject to these backup withholding and reporting requirements ("exempt recipients").

     All holders of ADSs who elect to tender ADSs into the Offer, other than exempt recipients, should execute and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal. In order for a foreign individual to qualify as an exempt recipient, that individual must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements may be obtained from the Depositary. See Instruction 9 of the Letter of Transmittal.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. JAPANESE TAX CONSEQUENCES.

     The following discussion is a summary of the anticipated tax consequences of the sale of Shares by non-residents of Japan to Purchaser pursuant to the Offer. This discussion does not deal with all possible Japanese tax consequences relating to any such transaction. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

     Any gain derived from the sale of Shares by a non-resident holder (either individual or corporate) which does not have a permanent establishment in Japan in general is not subject to Japanese income tax. However, a non-resident individual holder who (i) both is a resident of the United States under the Convention Between the United States and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income dated March 8, 1971 (the "Convention") and is present in Japan for a period or periods aggregating more than 183 days during the taxable year of the sale or
(ii) is not a resident of the United States under the Convention (or a resident of any other country with which Japan has a tax treaty which restricts the taxation in Japan of capital gains) and sells the Shares while visiting Japan, may be subject to Japanese income tax with respect to any such gain.

     Any gain derived from the sale of Shares pursuant to the Offer by a non-resident holder (either individual or corporate) which (i) has a permanent establishment in Japan, (ii) does not hold the Shares through said permanent establishment, (iii) is a resident of the United States under the Convention (or is a resident of any other country with which Japan has a tax treaty under which capital gain not attributable to said permanent establishment in general is exempt from Japanese income tax), and (iv) is not otherwise subject to Japanese income tax on such gain under the Convention (or such other treaty) as described above, will not be subject to Japanese income tax. However, any other non-resident holder (either individual or corporate) which has a permanent establishment in Japan may be subject to Japanese income tax with respect to any such gain.

     In the event that Japanese income tax applies to any gain from the sale of Shares, a non-resident individual holder (i) may elect to have the Japanese income tax liability satisfied by withholding at the rate of 1.05% of the Purchase Price provided that the holder has a permanent establishment in Japan and the sale of Shares is conducted through a securities company or bank in Japan, or (ii) must report, on an annual tax return to be filed in Japan, the gain together with gain and loss derived from other securities (if any) during the year and pay Japanese income tax at a rate of 20% on the net gain from such securities. A non-resident corporate holder will be required to report the gain from the sale of Shares pursuant to the Offer as ordinary income on its annual corporate tax return and pay Japanese income taxes at an effective rate of approximately 42%.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF JAPANESE, U.S. FEDERAL, STATE, LOCAL AND OTHER FOREIGN TAX LAWS.

16. EXTENSION OF OFFER; TERMINATION; AMENDMENTS.

     Purchaser expressly reserves the right, in its sole discretion, but shall not be obligated, at any time or from time to time, to extend the period of time during which the Offer is open by giving appropriate public notice of such extension. However, under Japanese law, the Offer cannot remain open for longer than 60 calendar days following the Commencement Date. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "-- Withdrawal Rights." Once commenced, under the SEL, Purchaser may terminate the Offer only if the consummation of the Offer would violate Japanese laws or regulations. Accordingly, Purchaser does not expect to terminate the Offer.

     Subject to compliance with applicable law, Purchaser further reserves the right, in its sole discretion, to amend the Offer. Any amendment to the Offer may be made at any time or from time to time by giving appropriate public notice thereof. Any public announcement made pursuant to the Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which Purchaser may choose to make a public announcement, except as required by applicable law, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement with respect to the ADSs other than by making a release to the Dow Jones News Service.

     If Purchaser materially changes the terms of the Offer or the information concerning the Offer, Purchaser will extend the Offer to the extent required by the SEL and Rules 14e-1(a) and 14e-1(d) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or in the dealer's soliciting fee) will depend on the facts and circumstances, including the relative materiality of such terms or information.

     Pursuant to the Agreement, Purchaser may not amend the Offer to reduce the number of Shares subject to the Offer, reduce the Offer Price, change the form of consideration payable in the Offer or amend, alter, add or waive any term of the Offer in any manner adverse to the holders of the Shares.

17. FEES AND EXPENSES.

     Other than as described below, no fees will be paid to brokers, dealers or others by Purchaser in connection with the Offer.

     Dealer Managers. Morgan Stanley and J.P. Morgan have been retained by Purchaser to act as dealer managers (each a "Dealer Manager" and collectively, the "Dealer Managers") in connection with the Offer to holders of ADSs outside of Japan. Morgan Stanley and J.P. Morgan will receive reasonable and customary compensation for their services as Dealer Managers. Morgan Stanley and J.P. Morgan will also be reimbursed by Purchaser for certain out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. Morgan Stanley and J.P. Morgan have from time to time provided investment banking services to AJL and other affiliates of Purchaser for which Morgan Stanley and J.P. Morgan have received, or will receive, reasonable and customary compensation. It is expected that Morgan Stanley and J.P. Morgan will continue to provide such services to Purchaser and its affiliates in the future. Morgan Guaranty Trust Company of New York, Tokyo Branch, an affiliate of J.P. Morgan & Co. Incorporated., is providing funds to Purchaser in connection with the Offer. See "-- Source and Amount of Funds."

     The fees Purchaser will pay to the Dealer Managers consist of advisory fees, exposure fees and transaction fees. Morgan Stanley's advisory fees are $62,500 per month for the months of September, October and November of 1999 and $37,500 per month thereafter until the transaction is terminated. The exposure fee that will be paid to Morgan Stanley is $1,250,000. If at the expiration of the Offer, the Principal Shareholders control at least 85% of the Shares or the earlier of two years or such times as the Principal Shareholders increase their ownership, then Purchaser will pay a transaction fee to Morgan Stanley ranging between $2,000,000 (if 85% of the Shares are controlled) to $4,000,000 (if 95% or more of the Shares are controlled). The monthly advisory fees and exposure fees are creditable against any transaction fee payable to Morgan Stanley.

     Purchaser will also pay to J.P. Morgan $625,000. If at the expiration of the Offer, the Principal Shareholders control at least 85% of the Shares or the earlier of two years or such times as the Principal Shareholders increase their ownership, then Purchaser will pay a transaction fee to J.P. Morgan ranging between $1,000,000 (if 85% of the Shares are controlled) to $2,000,000 (if 95% or more of the Shares are controlled). The exposure fees are creditable against any transaction fee payable to J.P. Morgan.

     Agent. Nikko Salomon Smith Barney Limited, (the "Agent") has been retained by Purchaser to act as sole tender offer agent in Japan in connection with the Offer. The Agent, in turn, has appointed The Nikko Securities Co., Ltd. as its sub-agent. The Agent will receive reasonable and customary compensation for its services. The Agent will also be reimbursed by Purchaser for certain out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities in connection with the Offer. The Agent and its affiliates have from time to time provided investment banking services to AJL and its affiliates for which they have received, or will receive, reasonable and customary compensation. It is expected that the Agent and Intermediary will continue to provide such services to Purchaser in the future.

Purchaser will pay to the Agent an advisory fee of (yen)100,000,000 ($826,000). In addition, Purchaser will reimburse the Agent, for expenses relating to its financial advisory services. Finally, Purchaser will pay a fee of (yen) $50,000,000 ($413,000) and the following fees which are determined by the value (based on the Purchase Price) of shares of Common Stock (not including ADSs) tendered pursuant to the Offer.

Y = (yen)
                                                BROKERAGE                   AGENT'S
TRADE VALUE                                    COMMISSION                 COMMISSION
-----------                                    ----------                 ----------
Y1,000,000 or less                    Higher of 1.15% or Y2,500        200% of brokerage
Over Y1,000,000 but Y5,000,000 or     Higher of 0.90% or Y2,500        200% of brokerage
  less
Over Y5,000,000 but Y10,000,000 or    Higher of 0.70% or Y12,500       150% of brokerage
  less
Over Y10,000,000 but Y30,000,000      Higher of 0.575% or Y25,000      100% of brokerage
  or less
Over Y30,000,000 but Y50,000,000      Higher of 0.375% or Y85,000      100% of brokerage
  or less
Over Y50,000,000                      Y272,500                         100% of brokerage

     Depositary. Purchaser has retained First Chicago Trust Company of New York to act as depositary in connection with the Offer outside of Japan (the "Depositary"). The Depositary will receive reasonable and customary compensation for its services as Depositary. The Depositary will be reimbursed by Purchaser for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer.

     Information Agent. Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer outside of Japan. The Information Agent will receive reasonable and customary compensation for its services as Information Agent. The Information Agent will be reimbursed by Purchaser for certain out-of-pocket expenses in connection with the Offer.

     Expenses. Purchaser will pay all expenses of the Offer, including, without limitation, brokerage commissions and solicitation fees. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Holders of Shares will have withheld from the Purchase Price payable to them with respect to Shares accepted for purchase pursuant to the Offer any applicable U.S. backup withholding and Japanese income taxes, if any. See "-- U.S. Federal Income Tax Consequences" and "-- Japanese Tax Consequences."

     It is estimated that expenses incurred by Purchaser and AJL in connection with the Offer will be approximately as set forth below.

Filing Fees........................................  $    97,294
Financial Advisory Fees and Expenses of Purchaser
  Morgan Stanley*..................................  $ 4,000,000
  J.P. Morgan*.....................................  $ 2,000,000
Agent and Advisory Fees**..........................  $ 1,450,000
Financial Advisory Fees and Expenses of AJL........  $ 3,050,000
Financial and Commitment Fees......................  $   875,000
Accounting and Legal Fees and Expenses.............  $ 2,000,000
Printing and Mailing...............................  $ 1,680,218
Miscellaneous......................................  $ 1,847,488
                                                     -----------
Total..............................................  $17,000,000
                                                     ===========

* Assumes payment of maximum amount payable pursuant to applicable engagement letters.

**Excludes fees determined based on the value of Common Stock tendered as described above.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will Purchaser accept tenders from, holders of Shares in any state of the United States or any foreign jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. Purchaser is not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Agent, the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR RECOMMENDATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN, IN THE LETTER OF TRANSMITTAL OR IN THE EXPLANATORY STATEMENT. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

                                          N.A.J. Co., Ltd.

                                                                      SCHEDULE I

                              PURCHASER DIRECTORS;
                      AJL EXECUTIVE OFFICERS AND DIRECTORS

                              PURCHASER DIRECTORS
  Gary K. Sumihiro, Representative Director
  Yoshizo Matsushita, Director
  James B. Payne, Director

     The business address for each of the directors of Purchaser is 7-1, Udagawa-cho, Shibuya-ku, Tokyo 150-0042. Messrs. Sumihiro and Payne are U.S. citizens. Mr. Matsushita is a Japanese citizen.

                     AJL EXECUTIVE OFFICERS AND DIRECTORS.

                                                                                  DIRECTOR/EXECUTIVE
NAME                         AGE                     POSITION                       OFFICER SINCE
----                         ---                     --------                     ------------------
Richard M. DeVos, Jr.......  44    Chairman; Director                                    1994
Stephen A. Van Andel.......  44    Vice Chairman; Director                               1994
Richard S. Johnson.........  57    President; Representative Director                    1991
Tomiaki Nagase.............  64    Senior Vice President, Chief Operating                1995
                                   Officer, Representative Director
Takashi Kure...............  48    Vice President and Chief Planning Officer;            1987
                                   Director
Yoshizo Matsushita.........  64    Vice President and Chief Financial Officer;           1990
                                   Director
Masaru Iwata...............  57    Executive Director of External Affairs and            1997
                                   Public Relations; Director
Noboru Makino..............  78    Director                                              1994
Yoshikazu Takaishi.........  69    Director                                              1994
Gary K. Sumihiro...........  42    General Counsel; Corporate Secretary;                 1997
                                   Director
James B. Payne.............  46    Senior Vice President of Distributor Support          1999
                                     Division
Naoto Kira.................  54    Director of Human Resources Division and              1998
                                     Customer Services Division
Hiroyuki Kimizuka..........  48    Controller                                            1998
Christopher Wilson.........  52    Director of Logistics Division                        1998
Shigeo Kobayashi...........  52    Director of Distributor Relations                     1996
Akira Kinoshita............  49    Director of Information Services Division             1998

     Richard M. DeVos, Jr. has been Chairman of AJL since January 1995 and a director since November 1994. From January 1995 until October 15, 1999, Mr. DeVos was President of Amway Asia Pacific Ltd. On October 15, 1999, he became Vice Chairman of Amway Asia Pacific Ltd. Mr. DeVos has been President of Amway since 1993 and was a member of the Policy Board of Amway from 1992 through August 31, 1999. He has been on the Board of Directors of Amway Corporation since September 1, 1999. He was President and Chief Executive Officer of the Orlando Magic Ltd. from 1991 to 1993. Mr. DeVos is Chairman of the Windquest Group, a multi-company management group which he founded in 1989. Prior to that, he was Vice President International of Amway since 1984. Previously, Mr. DeVos held various research and development, manufacturing, distribution, marketing, finance, public relations and government affairs positions with Amway. He holds a Bachelor of Business Administration degree from Northwood University and has attended the Executive Study Program at the Wharton School of the University of Pennsylvania. Mr. DeVos is also a director of Amway Asia Pacific Ltd. and Old Kent Financial Corporation.

     Stephen A. Van Andel has been Vice Chairman of AJL since January 1995 and a director since November 1994. Since January 1995, Mr. Van Andel has been Chairman of Amway Asia Pacific Ltd. He has been Chairman of Amway since September 1, 1995 and was a member of the Policy Board of Amway from 1992 through August 31, 1999. He has been on the Board of Directors of Amway Corporation since

September 1, 1999. From 1993 to 1995, Mr. Van Andel was Chairman of the Executive Committee of Amway and Vice President -- Corporate Affairs. He was appointed Vice President -- Marketing of Amway in 1988, and in 1991 became Vice President -- Americas. Prior to 1988, Mr. Van Andel held various administrative and management positions with Amway. He holds a Bachelor's degree from Hillsdale College and a Master's of Business Administration from Miami University. Mr. Van Andel is also a director of Amway Asia Pacific Ltd. and Michigan National Bank Corp.

     Richard S. Johnson has been President and Representative Director of AJL since 1991. Mr. Johnson joined Amway in 1990 as General Manager of Amway Germany. Prior to joining Amway, he was President of Tupperware Pacific. Prior thereto, Mr. Johnson held management positions for Asian operations for R.J. Reynolds Tobacco International and Pepsico International. He is also a member of the board of the Japan Direct Selling Association, and is a member of the Board of Directors for Japan and Vice Chairman of Northeast Asia, in the World Federation of Direct Selling Associations. Mr. Johnson holds a Bachelor's degree from the University of Pennsylvania and a Masters of Business Administration degree from Harvard Business School.

     Tomiaki Nagase has been Chief Operating Officer of AJL since October 1996, a Representative Director since September 1996, and Senior Vice President since July 1996. Mr. Nagase was previously Senior Managing Director of Kao Corporation, a multi-national corporation involved in the manufacture and sale of consumer products ("Kao"), from March 1992 until June 1995. Previously, he held various operational and marketing managerial positions with Kao as well as serving as a member of its board of directors. In addition, Mr. Nagase has previously held managerial positions with Fuji Bank, Limited and Asian Development Bank. He holds a Bachelor's degree in Economics from Gakushuin University.

     Takashi Kure has been Vice President and Chief Planning Officer of AJL since January 1995, and a director of AJL since October 1987. Prior to becoming Chief Planning Officer, Mr. Kure served as Vice President and Chief Operating Officer from 1990 to 1995. In 1989, he became Director of Sales and Marketing. Between 1987 and 1989, Mr. Kure served as Director of Operations and Manager of Information Systems Department of AJL. He joined AJL in 1985 as Manager of the EDP Department. Mr. Kure holds a Bachelor's degree from Cornell University.

     Yoshizo Matsushita has been Vice President and Chief Financial Officer of AJL since 1994, and a director of AJL since 1990. Mr. Matsushita joined AJL in 1989 as Division Manager of Finance and served as Director of Finance from 1990 to 1994. Prior to joining AJL, he held various manufacturing and finance positions with Nihon Tetra Pak K.K. Mr. Matsushita holds a Bachelor's of Business Administration degree from Meiji University.

     Masaru Iwata joined AJL in April 1997 as Manager of External Affairs and Public Relations. Prior to joining AJL, Mr. Iwata was Representative Director of IMN Company Limited from 1994 to April 1997, and he was President and Representative Director of Pisa Company Limited from 1990 to 1994. From 1965 to 1990, he held various positions with Seibu Department Store Company Limited. Mr. Iwata holds a degree in Politics and Economics from Gakushuin University.

     Noboru Makino has been a director of AJL since 1994. From 1990 to 1994, Mr. Makino served as an Advisory Director to Mitsubishi Research Institute, Ltd. and as a Senior Advisory Director since 1994. Prior to that, he was Director and Chairman of Mitsubishi Research Institute, Ltd. since June 1984. Mr. Makino holds a Doctorate degree from Tokyo University.

     Yoshikazu Takaishi has been a director of AJL since November 1994. Between November 1993 and November 1994, Mr. Takaishi was statutory auditor of AJL. In April 1993, he established Takaishi Law Office. Prior to that, Mr. Takaishi was Managing Director (Legal Affairs and Intellectual Property) for IBM Japan Limited. He holds a Bachelor's of Law degree from Nihon University, an M.C.L. from Columbia University Law School, an LLM in International Law from New York University Law School and has been an attorney-at-law since 1957.

     Gary K. Sumihiro has been a director and Secretary of AJL since November 1997 and its General Counsel since January 1995. Mr. Sumihiro joined Amway Corporation in 1988 and was Assistant General

Counsel prior to his present position with AJL. From 1985 to 1988, he was International Counsel for North American Van Lines, Inc., and was a Contract Specialist with the U.S. Department of Labor from 1983 to 1985. Mr. Sumihiro holds a Bachelor's degree from Thiel College, a Master's in Public Administration from the American University and a Juris Doctorate from the University of Cincinnati.

     James B. Payne was appointed Senior Vice President, Distributor Support Division of AJL on September 3, 1999. He served as a director and Executive Vice President of Amway Asia Pacific Ltd. from January 1997 until September 3, 1999. In that role he was responsible for that company's operations in Malaysia, Thailand, Brunei, Australia and New Zealand. Prior to his role with Amway Asia Pacific Ltd., he led Amway's New Market Development efforts. Prior to that, Mr. Payne managed Amway's operations in Germany, Austria and Switzerland. He holds a Bachelor's degree from Aquinas College.

     Naoto Kira has been AJL's Director of Human Resources since September 1997. Prior to joining AJL, Mr. Kira was a partner and Director of Administration for the Japan office of McKinsey & Company, Inc., a leading management consulting company. Prior to becoming a management consultant at McKinsey, he held corporate planning and marketing positions in Teijin, Ltd. and Teijin Volvo Corporation. Mr. Kira holds a Bachelor's degree from International Christian University and a Master of Business Administration from Harvard Business School.

     Hiroyuki Kimizuka has been AJL's Controller of Finance and Administration since November 1994. Prior to his present position with AJL, Mr. Kimizuka was a director and controller for General Motors Japan Ltd. from September 1974 to October 1994.

     Christopher Wilson has been AJL's Director of Logistics Division since October 1997. Prior to joining AJL, Mr. Wilson was Senior Manager International Distribution at Amway Corporation from September 1991 until October 1997. He was in Logistics and Purchasing at Amway New Zealand from 1989 to September 1991. Prior to that, Mr. Wilson worked for New Zealand's largest automotive parts distribution company, Repco Auto Parts, where he held various purchasing, distribution and IS positions with the role of General Manager Distribution at the time of his departure.

     Shigeo Kobayashi has been AJL's Director of Distributor Relations since December 1996. Mr. Kobayashi was Director of Logistics Division from March 1996 to November 1996. He was National Distribution Manager of AJL from the time he joined AJL in November 1988 to February 1996. Mr. Kobayashi holds a Bachelor's degree of Mathematics from Science University of Tokyo.

     Akira Kinoshita has been AJL's Director of Information Services Division since July 1998. Mr. Kinoshita joined AJL in August 1995 as Manager Technical Infrastructure. Prior to joining AJL, he was Vice President of Technology at American Express International, Inc. Mr. Kinoshita holds a Bachelor of Science degree from Kyoto University.

     Percy Chin, age 44, is Vice President and General Manager of Amway (China) Co. Ltd. C East China and has held such position since January 1996. Mr. Chin joined Amway China in 1992 as financial controller and was promoted to Regional Director of Finance and Administration in 1995. Prior to joining Amway, he held the position as Director of Finance at Heinz China, China Dyeing Holding Ltd., and with the Canadian Government -- Department of Education. Mr. Chin is a member of Canadian Certified Management Accountants and holds Bachelor's Degrees in Science and Communication from the University of Saskatchewan, Canada.

     Patrick Hau, age 47, is Vice President and General Manager -- National Operations of Amway (China) Co. Ltd. Mr. Hau joined Amway Hong Kong in 1987 as Financial Controller, serving as General Manager from 1991 to 1996. Prior to joining AAP, he was employed as financial controller at Pearl & Dean Ltd. in Hong Kong and Australia and was a tax consultant with Price Waterhouse and a tax officer of the Inland Revenue Department. Mr. Hau holds a diploma in Business Studies from Hong Kong Polytechnic, a post-graduate diploma in Accounting & Finance from the New South Wales Institute of Technology, and a Master's of Business Administration Degree from Oklahoma City University. He is a member of the Hong Kong Society of Accountants, the Chartered Association of Certified Accountants, the Australia Society of Accountants and the Chartered Institute of Secretaries & Administrators.

     Audie Wong, age 47, is Vice President and General Manager of Amway (China) Co. Ltd. -- North China and has held such position since May 1997. Mr. Wong joined Amway Hong Kong in 1981 as Marketing Coordinator and was promoted to Marketing Manager in 1986. From 1991 to 1994, Mr. Wong was General Manager of Amway Taiwan and served as General Manager of South China from 1994 until April 1997. He holds a Bachelor of Arts Degree from State University of New York at Buffalo, a Master's Degree from the University of Oregon and a Master's of Business Administration from the University of Oklahoma City.

     Martin Liou, age 41, is General Manager of Amway Taiwan Company, Limited and has held such position since May 1997. Mr. Liou joined Amway Taiwan in 1985 as Distribution Manager, becoming Distribution Director of the Greater China Region in 1994. In 1995, he assumed dual roles, Operations Director for Amway Taiwan and Director of Planning and Development for Greater China, which he held until March 1997 when he assumed the responsibilities as Deputy General Manager of Amway Taiwan. Prior to joining Amway Taiwan, he was Production Supervisor for ISI Company. Mr. Liou is a member of the Taiwan Direct Selling Association and holds a Bachelor's Degree in Chemical Engineering from National Taiwan University.

     Low Han Kee, age 40, is General Manager of Amway (Malaysia) Sdn. Bhd, and has held such position since 1993. Mr. Low joined Amway Malaysia in 1990 as Divisional Manager, Finance & Administration. Prior to joining Amway Malaysia, he worked for five years in various financial positions for companies listed on the Kuala Lumpur Stock Exchange. From 1984 to 1985, Mr. Low worked for First Allied Corporation Berhad and as Group Chief Accountant for Mulpha International Trading Corporation Berhad from 1985 to 1990. Mr. Low is a Certified Public Accountant and a member of The Malaysian Association of Certified Public Accountants.

     Preecha Prakobkit, age 51, is General Manager of Amway (Thailand) Ltd. and has held such position since 1990. Mr. Prakobkit joined Amway Thailand in 1988 as Sales and Marketing Manager and was promoted to Sales Manager in 1990. Prior to joining Amway Thailand, he worked as Marketing Manager for the Mall Department Store and Product Manager for Philips Electrical Company. Mr. Prakobkit is the Secretary General of the Thai Direct Selling Association and holds a Bachelor's Degree in Marketing from Walter E. Heller School of Business.

     Peter Williams, age 45, is General Manager of Amway of Australia and has held such position since June 1997. Mr. Williams joined Amway of New Zealand in March 1988 as the Northern Region Sales Manager and was promoted to National Sales Manager in November 1988. He became General Manager in 1996, serving until his promotion to his current assignment at Amway of Australia. Prior to joining Amway of New Zealand, Mr. Williams worked for Enzed Fluid Connectors as Export Sales Manager in the Middle East and as London Branch Manager for Extraman/OPS. He has been an Executive Member of the New Zealand Direct Selling Association. Mr. Williams attended Northcote College and holds a Diploma in Business (Marketing) from the University of Auckland.

     Betty Yeung, age 50, is General Manager of Amway (China) Co. Ltd. C South China and has held such position since May 1997. Mrs. Yeung joined Amway Hong Kong as Marketing Coordinator in 1979, and was promoted to Sales/Marketing Manager in 1980 and Sales/Public Relations Manager in 1985. She joined Amway Canada as Distributor Relation Manager in 1991. Mrs. Yeung rejoined Amway China in 1994 as Director of External Affairs and was appointed Director of Sales, South China in 1996, General Manager, South China in 1996 and General Manager National Sales in 1999. Prior to joining Amway Hong Kong, Mrs. Yeung worked at Rediffusion Co. in customer service related positions. She holds a Bachelor's Degree from the Chinese University of Hong Kong and a Diploma in Management Studies from Hong Kong Polytechnic.

     John C.R. Collis, age 41, is an attorney at Conyers, Dill & Pearman, Hamilton, Bermuda.

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                                              GOLDMAN SACHS LOGO

                                                                     SCHEDULE II

                 FAIRNESS OPINION OF THE AJL FINANCIAL ADVISOR

PERSONAL AND CONFIDENTIAL

November 15, 1999

Disinterested Directors of the Board of Directors
Amway Japan Limited
7-1, Udagawacho, Shibuya-ku
Tokyo 150-0042, Japan

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders (other than the Controlling Shareholders (as defined below)) of the outstanding shares of Common Stock, no par value (the "Company Common Stock"), of Amway Japan Limited (the "Company"), and the outstanding American Depositary Shares, each representing one-half of one share of Company Common Stock (the "ADSs" and, together with the Company Common Stock, the "Shares"), of the applicable Offer Price (as defined below) to be received by such holders in cash in the Tender Offer (as defined below) pursuant to the Tender Offer Agreement, dated as of November 15, 1999, between ALAP Hold Co., Ltd. ("ALAP"), N.A.J. Co., Ltd. ("Buyer") and the Company (the "Agreement"). The Agreement provides for a tender offer (the "Tender Offer") for all of the Shares, other than Shares owned by the DeVos and Van Andel families and their affiliates (the "Controlling Shareholders"), pursuant to which Buyer will pay (a) for each share of Company Common Stock tendered, Y 1,490 (the "Company Common Stock Offer Price") and (b) for each ADS tendered, a yen price equal to one-half of the Company Common Stock Offer Price (the "ADS Offer Price" and, together with the Company Common Stock Offer Price, the "Offer Price"). The Agreement further provides that payment of the ADS Offer Price will be made in U.S. dollars, using the noon buying rate in New York City for cable transfers of yen announced for customs purposes by the Federal Reserve Bank of New York on the date of settlement of the Tender Offer in Japan. Buyer is an entity controlled and beneficially owned directly and indirectly by the Controlling Shareholders of the Company, who currently beneficially own 76.6% of the Shares in the aggregate.

     The Agreement provides that, following the Tender Offer, it is the intention of the Controlling Shareholders, ALAP and Buyer to take all steps necessary to effect a merger (the "Merger") of the Company with and into Buyer, with Buyer as the surviving entity, subject to the negotiation of a definitive agreement providing for the Merger and approval of the Merger by the shareholders of the Company and shareholders of Buyer. We understand that the terms of the Merger have not yet been determined. As a consequence, you have not asked us to evaluate, and we are not expressing any opinion as to, the Merger (or any transactions other than the Tender Offer), or as to the prices at which any outstanding Shares may trade subsequent to the Tender Offer.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as financial advisor to the Disinterested Directors of the Board of Directors in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. also provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may

Disinterested Directors of the Board of Directors
Amway Japan Limited
November 15, 1999
Page  Two

from time to time effect transactions and hold securities, including derivative securities, of the Company for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 20-F of the Company for the five fiscal years ended August 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 6-K of the company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We note that the Controlling Shareholders own a majority of the Shares, and that the Controlling Shareholders have represented to Goldman Sachs and the Disinterested Directors of the Board of Directors of the Company that the Controlling Shareholders will not sell their Shares to any third party. Accordingly, we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Disinterested Directors of the Board of Directors of the Company in connection with their consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the applicable Offer Price in cash to be received by the holders of Shares (other than the Controlling Shareholders) who tender their Shares in the Tender Offer is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.

                                                                    SCHEDULE III

              AUDITED FINANCIAL STATEMENTS OF AMWAY JAPAN LIMITED
           FOR THE FISCAL YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
                AND UNAUDITED FINANCIAL STATEMENTS FOR THE NINE
                           MONTHS ENDED MAY 31, 1999

                              AMWAY JAPAN LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ANNUAL FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS'
REPORT:
  Independent Auditors' Report..............................  F-2
  Balance sheets at August 31, 1997 and 1998................  F-3
  Statements of income for the years ended August 31, 1996,
     1997 and 1998..........................................  F-4
  Statements of shareholders' equity for the years ended
     August 31, 1996, 1997 and 1998.........................  F-5
  Statements of cash flows for the years ended August 31,
     1996, 1997 and 1998....................................  F-6
  Notes to financial statements.............................  F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Statements of income for the quarter and nine months ended
     May 31, 1998 and 1999..................................  F-18
  Balance sheets as of August 31, 1998 and May 31, 1999.....  F-19
  Statements of cash flows for the nine months ended May 31,
     1998 and 1999..........................................  F-20
  Notes to financial statements.............................  F-21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Amway Japan Limited:

     We have audited the accompanying balance sheets of Amway Japan Limited as of August 31, 1997 and 1998, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1998, all expressed in Japanese yen. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Japan (and the United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Amway Japan Limited as of August 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1998, in conformity with accounting principles generally accepted in Japan. As described in Notes 10 and 11, accounting principles generally accepted in Japan differ, in certain material respects, from those generally accepted in the United States of America.

     Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

                                          /s/  DELOITTE TOUCHE TOHMATSU
                                          --------------------------------------
                                                 DELOITTE TOUCHE TOHMATSU

Tokyo, Japan
October 16, 1998 (February 19, 1999 as to Note 1)

                              AMWAY JAPAN LIMITED

                                 BALANCE SHEETS
                            AUGUST 31, 1997 AND 1998
               (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS)

Y = (yen)
                                                               1997        1998        1998
                                                             --------    --------    --------
                                                                                     (NOTE 1)
                                           ASSETS
Current assets:
  Cash and cash equivalents (Note 2).......................  Y 30,442    Y 19,557    $161,628
  Investment funds (Note 3)................................    16,053      15,729     129,992
  Short-term investments...................................        --       1,800      14,876
  Accounts receivable......................................     3,953       4,199      34,702
  Inventories..............................................    16,707      16,640     137,521
  Prepaid expenses.........................................     1,368       1,231      10,174
  Other current assets (Note 9)............................       256         624       5,157
                                                             --------    --------    --------
          Total current assets.............................    68,779      59,780     494,050
Property and equipment, net (Note 5).......................    37,594      36,639     302,802
Investments in affiliates (Note 4).........................       244         144       1,190
Leasehold deposits.........................................     2,572       2,419      19,992
Capitalized software costs.................................       534         570       4,711
Other......................................................       507         494       4,081
                                                             --------    --------    --------
          Total assets.....................................  Y110,230    Y100,046    $826,826
                                                             ========    ========    ========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  Y 16,408    Y 17,949    $148,339
  Income taxes payable.....................................    14,211       7,486      61,868
  Accounts payable to Amway Corporation (Note 9)...........     4,877       3,391      28,025
  Allowance for sales returns..............................     4,964       4,608      38,083
  Accrued distributor seminar expenses.....................     2,894       2,659      21,975
  Distributor deposits.....................................     1,367         324       2,678
  Consumption taxes payable................................       291         676       5,587
  Withholding tax for stock repurchase.....................       836          --          --
  Accrued expenses and other current liabilities...........     1,022       2,075      17,147
                                                             --------    --------    --------
          Total current liabilities........................    46,870      39,168     323,702
                                                             --------    --------    --------
Commitments and contingencies (Notes 2 ,5 and 6)
Shareholders' equity (Notes 7 and 14):
  Common stock, no par value -- authorized 250,641,000 and
     250,400,800 shares, respectively; issued and
     outstanding 144,266,000 and 144,025,800, respectively
     (equivalent to 288,532,000 and 288,051,600 ADSs,
     respectively, see Note 1).............................    12,462      12,462     102,992
  Additional paid-in capital...............................    14,850      14,850     122,727
  Legal reserve............................................     3,116       3,116      25,752
  Retained earnings........................................    32,932      30,450     251,653
                                                             --------    --------    --------
          Total shareholders' equity.......................    63,360      60,878     503,124
                                                             --------    --------    --------
          Total liabilities and shareholders' equity.......  Y110,230    Y100,046    $826,826
                                                             ========    ========    ========

              See accompanying notes to the financial statements.

                              AMWAY JAPAN LIMITED

                              STATEMENTS OF INCOME
                   YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
  (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

Y = (yen)
                                                  1996        1997        1998         1998
                                                --------    --------    --------    ----------
                                                                                     (NOTE 1)
Net sales.....................................  Y212,196    Y203,362    Y192,458    $1,590,562
Cost of sales (Note 9)........................    55,588      57,279      62,178       513,868
                                                --------    --------    --------    ----------
                                                 156,608     146,083     130,280     1,076,694
                                                --------    --------    --------    ----------
Operating expenses:
  Distributor incentives......................    57,044      56,904      57,781       477,529
  Distribution expenses.......................     9,839      11,173      10,783        89,116
  Selling and administrative expenses.........    28,355      30,158      31,289       258,586
                                                --------    --------    --------    ----------
          Total operating expenses............    95,238      98,235      99,853       825,231
                                                --------    --------    --------    ----------
          Operating income....................    61,370      47,848      30,427       251,463
Other income -- net (Note 12).................     1,309       3,299        (698)       (5,769)
                                                --------    --------    --------    ----------
  Income before income taxes..................    62,679      51,147      29,729       245,694
Income taxes (Note 8).........................    34,598      28,030      16,950       140,082
                                                --------    --------    --------    ----------
  Net income..................................  Y 28,081    Y 23,117    Y 12,779    $  105,612
                                                ========    ========    ========    ==========
Basic and diluted net income per share........  Y 187.83    Y 157.70    Y  88.71    $     0.73
                                                --------    --------    --------    ----------
Basic and diluted net income per ADS..........     93.92       78.85       44.36          0.37
                                                --------    --------    --------    ----------
Dividends per share...........................  Y 125.00    Y 100.00    Y 100.00    $     0.83
                                                --------    --------    --------    ----------
Dividends per ADS.............................     62.50       50.00       50.00          0.41
                                                --------    --------    --------    ----------
Weighted average number of shares outstanding
  (000s)......................................   149,502     146,593     144,048
                                                --------    --------    --------

              See accompanying notes to the financial statements.

                              AMWAY JAPAN LIMITED

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED AUGUST 31, 1996, 1997 AND 1998
               (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS)

Y = (yen)
                                                                                             NET
                                                                                          UNREALIZED
                                          SHARES                 ADDITIONAL             GAIN (LOSS) ON                  TOTAL
                                        ISSUED AND     COMMON     PAID-IN      LEGAL      SHORT-TERM     RETAINED   SHAREHOLDER'S
                                        OUTSTANDING    STOCK      CAPITAL     RESERVE    INVESTMENTS     EARNINGS      EQUITY
                                        -----------   --------   ----------   -------   --------------   --------   -------------
                                        (THOUSANDS)
Balances, August 31, 1995.............    149,625     Y 12,462   Y  14,850    Y 3,116      Y 1,632       Y 45,822     Y 77,882
Net income............................         --           --          --         --           --         28,081       28,081
Dividends paid:
  1995 year-end, Y95 per share Y47.50
    per ADS)..........................         --           --          --         --           --        (14,214)     (14,214)
1996 interim, Y75 per share (Y37.50
  per ADS)............................         --           --          --         --           --        (11,222)     (11,222)
Bonuses to directors and statutory
  auditors............................         --           --          --         --           --            (32)         (32)
Change in fair value of short-term
  investments.........................         --           --          --         --       (1,632)            --       (1,632)
Retirement of common stock............     (2,804)          --          --         --           --        (15,000)     (15,000)
                                          -------     --------    --------    -------      -------       --------     --------
Balances, August 31, 1996.............    146,821       12,462      14,850      3,116           --         33,435       63,863
Net income............................         --           --          --         --           --         23,117       23,117
Dividends paid:
  1996 year-end, Y50 per share (Y25
    per ADS)..........................         --           --          --         --           --         (7,341)      (7,341)
  1997 interim, Y50 per share (Y25 per
    ADS)..............................         --           --          --         --           --         (7,341)      (7,341)
Bonuses to directors and statutory
  auditors............................         --           --          --         --           --            (50)         (50)
Retirement of common stock............     (2,555)          --          --         --           --         (8,888)      (8,888)
                                          -------     --------    --------    -------      -------       --------     --------
Balances, August 31, 1997.............    144,266       12,462      14,850      3,116           --         32,932       63,360
Net income............................         --           --          --         --           --         12,779       12,779
Dividends paid:
  1997 year-end, Y50 per share (Y25
    per ADS)..........................         --           --          --         --           --         (7,214)      (7,214)
  1998 interim, Y50 per share (Y25 per
    ADS)..............................         --           --          --         --           --         (7,201)      (7,201)
Bonuses to directors and statutory
  auditors............................         --           --          --         --           --            (20)         (20)
Retirement of Common..................       (240)                                                           (826)        (826)
                                          -------     --------    --------    -------      -------       --------     --------
Balances, August 31, 1998.............    144,026     Y 12,462   Y  14,850    Y 3,116      Y             Y 30,450     Y 60,878
                                          =======     ========    ========    =======      =======       ========     ========
In U.S. Dollars (Note 1):
Balances, August 31, 1997.............                $102,992    $122,727    $25,752      $             $272,165     $523,636
Net income............................                      --          --         --           --        105,612      105,612
Dividends paid:
  1997 year-end, $0.41 per share
    ($0.21 per ADS)...................                      --          --         --           --        (59,620)     (59,620)
  1998 interim, $0.41 per share ($0.21
    per ADS)..........................                      --          --         --           --        (59,512)     (59,512)
Bonuses to directors and statutory
  auditors............................                      --          --         --           --           (165)        (165)
Retirement of common stock............                                                                     (6,827)      (6,827)
                                          -------     --------    --------    -------      -------       --------     --------
Balances, August 31, 1998.............                $102,992    $122,727    $25,752      $    --       $251,653     $503,124
                                                      ========    ========    =======      =======       ========     ========

              See accompanying notes to the financial statements.

                              AMWAY JAPAN LIMITED

                            STATEMENTS OF CASH FLOWS
                         AUGUST 31, 1996, 1997 AND 1998
               (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS)

Y = (yen)
                                                         1996       1997       1998       1998
                                                       --------   --------   --------   ---------
                                                                                        (NOTE 1)
Operating activities:
Net income...........................................  Y 28,081   Y 23,117   Y 12,779   $ 105,612
     Adjustments to reconcile net income to net cash
       provided by operating activities:
     Depreciation and amortization...................     1,128      1,650      2,046      16,909
     Loss on disposals of property and
       equipment -- net..............................        51        307        224       1,851
     Loss on investment funds........................        --         --        244       2,017
     Gain on marketable securities and
       investments -- net............................    (2,322)    (2,679)       (10)        (83)
     Write-off of capitalized software...............       446         62         --          --
     Loss on foreign currency transactions...........       776         --         --          --
     Changes in assets and liabilities:
       Accounts receivable...........................       430     (3,507)      (246)     (2,033)
       Inventories...................................    (1,079)    (4,231)        67         554
       Prepaid expenses..............................      (166)      (170)       137       1,132
       Other current assets..........................      (883)       403       (368)     (3,041)
       Accounts payable..............................       718      2,659         55         455
       Income taxes payable..........................     4,003     (5,380)    (6,725)    (55,579)
       Withholding tax for stock repurchase..........     1,636       (800)      (836)     (6,909)
       Accrued expenses and other current
          liabilities................................     2,212     (1,922)      (196)     (1,620)
     Other...........................................       114       (451)        (7)        (58)
                                                       --------   --------   --------   ---------
          Net cash provided by operating
            activities...............................    35,145      9,058      7,164      59,207
                                                       --------   --------   --------   ---------
Investing activities:
  Purchase of property and equipment.................    (5,359)    (8,254)    (1,143)     (9,446)
  Investments in affiliates..........................      (145)        --         --          --
  (Increase) decrease in investment funds............        --    (16,053)        80         661
  Purchases of short-term investments................   (26,044)        --     (4,997)    (41,298)
  Proceeds from sale of short-term investments.......    55,900      4,758      3,207      26,504
  Proceeds from liquidation of investment in
     affiliates......................................        --      4,617        100         826
  Capitalized software costs.........................      (194)      (281)      (211)     (1,744)
  Net change in leasehold deposits...................       (79)       (40)       153       1,264
  Other..............................................      (204)       (17)         3          26
                                                       --------   --------   --------   ---------
  Net cash provided by (used in) investing
     activities......................................    23,875    (15,270)    (2,808)    (23,207)
                                                       --------   --------   --------   ---------
Financing activities:
  Cash dividends paid................................   (25,436)   (14,682)   (14,415)   (119,132)
  Repurchase of common stock.........................   (15,000)    (8,888)      (826)     (6,827)
                                                       --------   --------   --------   ---------
          Net cash used in financing activities......   (40,436)   (23,570)   (15,241)   (125,959)
                                                       --------   --------   --------   ---------
Net increase (decrease) in cash and cash
  equivalents........................................    18,584    (29,782)   (10,885)    (89,959)
Cash and cash equivalents, beginning of year.........    41,640     60,224     30,442     251,587
                                                       --------   --------   --------   ---------
Cash and cash equivalents, end of year...............  Y 60,224   Y 30,442   Y 19,557   $ 161,628
                                                       ========   ========   ========   =========
Additional cash flow information:
  Income taxes paid..................................  Y 31,837   Y 33,410   Y 23,598   $ 195,025
                                                       ========   ========   ========   =========

              See accompanying notes to the financial statements.

                              AMWAY JAPAN LIMITED
                         NOTES TO FINANCIAL STATEMENTS
                         AUGUST 31, 1996, 1997 AND 1998
  (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Amway Japan Limited (the "Company"), is a direct selling company that distributes approximately 180 consumer products through approximately 1,144,000 independent core distributors in Japan. Established in 1977, AJL serves as the exclusive distribution vehicle in Japan for Amway Corporation ("Amway"), a U.S. direct selling company incorporated in Michigan. AJL operates in a single business segment, consumer products, and in a single geographic area, Japan. AJL's common stock is traded on the Japanese over-the-counter market, and on the New York Stock Exchange in the form of American Depository Shares (ADSs), each of which represents one half of one share of common stock.

     Basis of Presentation -- The accompanying financial statements for fiscal 1997 and 1996 of AJL include the accounts of AJL and a wholly-owned U.S. subsidiary, Amway Japan Enterprises, Inc. ("AJEI"). AJEI was liquidated in the first quarter of fiscal 1997 and final repatriation of AJEI funds was completed in February 1997. Accordingly, the accompanying financial statements as of and for the year ended August 31, 1998 include only the accounts of AJL. The financial statements referred to herein, unless otherwise stated, refer to the financial statements of AJL as of and for the year ended August 31, 1998 and the consolidated financial statements of AJL and AJEI as of and for the years ended August 31, 1997 and 1996. The financial statements are presented in accordance with accounting principles generally accepted in Japan ("Japanese GAAP"), which differ in certain material respects from those in the United States ("U.S. GAAP"). See Notes 10 and 11. In preparing these financial statements, certain amounts have been reclassified to present these financial statements in a format which is more familiar to readers outside of Japan.

     The statements of cash flows have been prepared for the convenience of readers outside of Japan, although such statements are not required as part of the basic financial statements in Japan. For purposes of the statement of cash flows, AJL considers all time deposits and negotiable certificates of deposit with a maturity of one year or less to be cash equivalents.

     The U.S. dollar amounts included herein are, solely for convenience, calculated at the approximate rate of exchange prevailing on February 19, 1999 of Y121 to U.S. $1.00. The U.S. dollar amounts should not be construed as representations that the Japanese yen have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

     Consolidation -- The accompanying consolidated financial statements as of and for the years ended August 31, 1997 and 1996 include the accounts of AJL and AJEI. All significant intercompany accounts and transactions are eliminated in consolidation. It is common practice in Japan for the accounts of foreign subsidiaries to be included in the consolidated financial statements without converting the accounting principles of the foreign entities to Japanese GAAP. Accordingly, the accounts of AJEI included in the consolidated financial statements are based upon U.S. GAAP.

     Foreign Currency Translation -- In the 1996 financial statements of AJEI, translation adjustments resulting from the translation of balance sheet items were recorded as part of Other income -- net due to the planned liquidation of AJEI investments.

     Average exchange rates during the respective periods were used for all AJEI items of income and expense, except for net income which was translated at the rates prevailing at the respective balance sheet dates. The resulting exchange difference has been included in Other income -- net.

     Marketable Equity Securities -- In the 1996 financial statements of AJEI, unrealized gains and losses on marketable equity securities were included in income, due to the planned liquidation of AJEI.

     Investment Funds -- Investment funds are carried at the lower of aggregate cost or market of each fund managed by an independent investment advisor with the net realized and unrealized gains or losses included in Other income -- net (see Note 3).

     Derivative financial instruments -- AJL had only limited involvement with derivative financial instruments and did not use them for trading purposes. They were used to manage well-defined investment risks.

     In the fiscal 1996 financial statements, options which did not qualify for hedge accounting were valued at market, and changes in market value were recognized as gains or losses in the period of the change. Options which qualified as hedges were split between time values and intrinsic values. The changes in intrinsic value were included in the same separate component of shareholders' equity as the changes in the fair value of the item being hedged. The time value was amortized into expense over the life of the option. Swaps were valued at market value, and changes in market value were recognized as gains or losses in the period of the change. No option or swap transactions were entered during the years ended August 31, 1997 and 1998.

     AJL uses foreign exchange forward contracts as a hedge to reduce potential losses due to foreign currency exchange rate risk associated with transactions and anticipated transactions that create assets or liabilities which are settled primarily in U.S. dollars. In accordance with Japanese GAAP, foreign currency receivables or payables hedged by foreign exchange forward contracts are carried at the forward rate while any exchange gain or loss, resulting from the difference between the rate at which the transaction was originally recorded and the forward rate, is charged to income. In accordance with Japanese GAAP, these forward contracts are not reflected in AJL's balance sheets. In addition, forward contracts were used in fiscal 1997 and 1998 to hedge the foreign currency exchange rate risk associated with foreign investments included in Investment funds. The effect of these forward contracts is reflected in the carrying amount of the Investment funds.

     Investments in Affiliates -- AJL's 45% interest in Ceara Limited is accounted for pursuant to the equity method of accounting. Provatene Partners Limited, 50% owned by AJL, was liquidated in fiscal 1998 with cash proceeds of Y100 ($826). (See Note 4).

     Revenue Recognition -- AJL recognizes sales revenue upon shipment of products to distributors. An allowance for sales returns is accrued based on historical experience. Revenue from distributor renewal fees is recognized ratably over the fiscal year.

     Inventories -- Inventories consist primarily of finished goods merchandise purchased for sale and are stated at the lower of cost, determined in accordance with the first-in, first-out method, or market.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed in accordance with the declining-balance method over the estimated useful lives of the assets.

     Software Costs -- AJL capitalizes the cost of purchased computer software and modification costs paid to outsiders. Such capitalized costs are amortized on a straight-line basis over a five-year period or the estimated useful life, whichever is shorter.

     Income Taxes -- Income taxes are provided only for amounts currently payable for each year. Deferred income taxes related to temporary differences between the tax basis of assets and liabilities and the reported amounts in the financial statements are not recorded except for those related to the accounts of AJEI.

     The Japanese enterprise tax, which is based on earnings and included in selling and administrative expenses under Japanese GAAP, has been reclassified to Income taxes in these financial statements in order to provide a presentation more familiar to readers outside of Japan.

     Defined Benefit Pension Plan -- AJL's contributions to its defined benefit non-contributory pension plan (see Note 11) are charged to expense when paid. Prior service costs of the pension plan are amortized to expense at the rate of 30% per annum.

     Stock Issue Costs -- Stock issue costs are charged to expense when paid.

     Amounts per Share; Amounts per American Depository Share (ADS) -- The computation of net income per share is based on the weighted average number of shares of common stock outstanding during the period. Each ADS is equivalent to one half of one share of common stock, consequently amounts per ADS are calculated as one half of the per share amount of common stock.

     Cash dividends per share and per ADS shown in the statements of income are based on interim dividends paid during the year, plus year-end dividends declared and paid in the following fiscal year.

     Appropriation of Retained Earnings -- Payments of bonuses to directors and statutory auditors are made as an appropriation of retained earnings. Retained earnings at each year-end are appropriated, and such appropriation is reflected in the books of account, in the year during which approval at the shareholders meeting has been obtained. This accounting is required by the Commercial Code of Japan (the "Code").

     Foreign Currency Transactions -- Current receivables and payables denominated in foreign currencies are translated into yen at the rates prevailing on the respective balance sheet dates. Transaction gains and losses are included in Other income -- net.

2. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consists of the following at August 31:

Y = (yen)
                                                        1997       1998        1998
                                                       -------    -------    --------
Cash on hand and in banks............................  Y 4,800    Y 4,046    $ 33,438
Time deposits........................................   25,642     15,511     128,190
                                                       -------    -------    --------
                                                       Y30,442    Y19,557    $161,628
                                                       =======    =======    ========

AJL has arrangements with three finance companies for the extension of credit to AJL's distributors. AJL is responsible for the losses incurred by these finance companies as the result of improper acts of distributors, and in certain other cases. At August 31, 1997 and 1998, the outstanding receivables of the finance companies relating to these arrangements aggregated approximately (yen)13,391 and (yen)11,980 ($99,008), respectively. Time deposits of (yen)300 ($2,479) collateralized these arrangements at August 31, 1997 and 1998, respectively. Management believes that the risk of loss is not significant.

3. INVESTMENT FUNDS

     In 1997, AJL invested (yen)16,000 in investment funds, which are managed by three independent investment advisors and kept by trust banks in Japan. Adjusted cost base amounts of investment funds (see Note 1) in accordance with Japanese GAAP consist of the following at August 31:

Y = (yen)
                                                        1997       1998        1998
                                                       -------    -------    --------
Japanese and foreign government bond securities......  Y10,317    Y 9,434    $ 77,967
Corporate debt securities............................      781        576       4,760
Equity securities....................................    3,792      3,334      27,554
Cash and cash equivalents............................      979      2,240      18,512
Others...............................................      184        145       1,199
                                                       -------    -------    --------
                                                       Y16,053    Y15,729    $129,992
                                                       =======    =======    ========

4. INVESTMENTS IN AFFILIATES

     In December 1993, AJL exchanged its ownership of, and advances to, Amway Pacific Ltd., for 972,222 shares (approximately 2%) of the common stock of Amway Asia Pacific Ltd. ("AAP"). AAP is majority-owned by the principal shareholders of AJL. All 972,222 shares of the common stock of AAP were tendered to and repurchased by AAP on May 30, 1997.

     In December 1994, AJL, at a cost of (yen)100, formed a partnership joint venture, Provatene Partners Limited ("Provatene"), with Nutrilite Products ("Nutrilite"), a division of Amway. The joint venture engages in the processing of raw materials used by Nutrilite in the manufacture of certain vitamins. Partners of Provatene agreed to dissolve it on August 31, 1997, and Provatene was liquidated in fiscal 1998 without significant impact on AJL's financial statements.

     In May 1996, AJL invested (yen)144 ($1,190) for a 45% interest in Ceara Limited, a captive insurance company established for the purpose of reinsuring AJL's insurance claims first placed with an outside insurance company to save AJL insurance premiums. Amway and AAP own the other 55% of Ceara Limited.

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at August 31:

Y = (yen)
                                                        1997       1998        1998
                                                       -------    -------    --------
Land.................................................  Y24,222    Y24,222    $200,182
Building and structures..............................    6,533      6,589      54,455
Machinery and equipment..............................    3,540      3,578      29,570
Vehicles.............................................      525        530       4,380
Furniture and fixtures...............................    4,474      4,555      37,645
Construction in process..............................    3,040      3,166      26,165
                                                       -------    -------    --------
          Total......................................   42,334     42,640     352,397
Less -- accumulated depreciation.....................   (4,740)    (6,001)    (49,595)
                                                       -------    -------    --------
  Net property and equipment.........................  Y37,594    Y36,639    $302,802
                                                       =======    =======    ========

In February 1997, AJL commenced construction of a new headquarters facility in Tokyo. Management estimates that the total cost of the headquarters construction project will be approximately (yen)16,000 ($132,231). Additionally, in March 1997, AJL completed construction of a Regional Distribution Center (RDC) at a total cost of approximately (yen)7,300 ($60,331). In accordance with Japanese accounting practices, certain additional direct costs of the land acquisitions for these projects totaling (yen)399 ($3,298) were expensed as incurred during fiscal 1997. As of August 31, 1998, AJL has commitments under contracts for the construction of the new headquarters building of (yen)9,811 ($81,083), to which AJL plans to relocate in September 1999. Total capital expenditures projected for fiscal 1999 are approximately (yen)15,400 ($127,273).

6. LEASES

AJL has no leases which are accounted for as capital leases. Total rent expense charged to operations under operating leases, primarily for real estate and equipment, aggregated (yen)3,049, (yen)3,273 and (yen)3,399 ($28,091) for the years ended August 31, 1996, 1997, and 1998, respectively. Certain of the equipment leases are non-cancelable. Future minimum annual rentals under operating leases as of August 31, 1998 are as follows:

Y = (yen)
                                             REAL ESTATE    EQUIPMENT    TOTAL     TOTAL
                                             -----------    ---------    ------    ------
Year ended August 31, 1999.................     Y185          Y353       Y  538    $4,446
2000.......................................      185           120          305     2,521
  2001.....................................      185            86          271     2,240
  2002.....................................       16            29           45       372
                                                ----          ----       ------    ------
Total minimum lease payments...............     Y571          Y588       Y1,159    $9,579
                                                ====          ====       ======    ======

7. SHAREHOLDERS' EQUITY

     At August 31, 1997 and 1998, 83.0% and 83.1% respectively, of AJL's outstanding common stock was held by certain trusts, foundations and entities created by or for the benefit of the founders of Amway, Jay Van Andel and Richard M. DeVos, and their families. The remaining balance of AJL's common stock was publicly held. AJL's common stock is traded on the Japanese over-the-counter market. AJL's common stock is also traded on the New York Stock Exchange in the form of American Depository Shares (ADSs), each of which represents one-half of one common share.

     Under the Code, at least 50% of the issue price of new shares is to be designated as stated capital as determined by resolution of the Board of Directors. Proceeds in excess of the amounts designated as stated capital are to be credited to additional paid-in capital. AJL may transfer portions of additional paid-in capital to stated capital by resolution of the Board of Directors.

Under the Code, AJL is required to appropriate as a legal reserve portions of retained earnings in an amount equal to at least 10% of specified cash payments, such as cash dividends and bonuses to directors and statutory auditors, appropriated in each financial period until the reserve equals 25% of the stated capital. As of August 31, 1998 such reserve, at (yen)3,116, was equal to 25% of the stated capital. This reserve is not available for dividends but may be used to reduce a deficit by resolution of the shareholders or transferred to the stated capital by resolution of the Board of Directors. AJL may also transfer portions of retained earnings which are available for dividends to stated capital by resolution of the shareholders.

     Year-end dividends are approved at the shareholders' meeting held subsequent to the fiscal year to which the dividends are applicable. In addition, interim dividends may be paid upon resolution of the Board of Directors, subject to limitations imposed by the Code, without shareholder approval.

     The Code permits AJL to repurchase its outstanding common shares for the purpose of (1) assignment of the shares to its employees or (2) cancellation of the shares subject to an approval at the ordinary general shareholders' meeting and certain requirements of the Code. In a repurchase for the purpose of (1) above, (a) the aggregate purchase price may not exceed AJL's distributable retained earnings and (b) the aggregate number of shares repurchased must not exceed three percent of the total issued shares. In a repurchase for the purpose of (2) above, the requirements include requirement (a) above, but not requirement (b) above.

Pursuant to the resolution at the Ordinary General Meeting of Shareholders held on November 29, 1995, AJL repurchased 2,803,700 shares of common stock at a total cost of (yen)15,000 by means of a tender offer to the shareholders of AJL in accordance with the Securities and Exchange Law of Japan and the U.S. Securities Exchange Act of 1934. The shares repurchased were retired in August 1996. As a result of this transaction, both cash and cash equivalents and retained earnings of AJL were reduced by (yen)15,000 during 1996.

On November 27, 1996, AJL's shareholders approved the repurchase of up to
(yen)12.0 billion of its outstanding shares, but in no event in excess of 3 million shares of common stock, by open market purchases, through a tender offer, or both, subject to favorable market conditions. On March 10, 1997, AJL announced that its Board of Directors had authorized an open market purchase of up to (yen)3.0 billion of its outstanding shares, but in no event in excess of 750,000 shares of common stock. During fiscal 1997, AJL repurchased 305,300 shares of common stock through open market purchases at a total cost of
(yen)1,035 and 2,250,000 shares by means of a tender offer to the shareholders of AJL at a total cost of (yen)7,853. During fiscal 1998, AJL repurchased 240,200 shares through open market purchases at a total cost of (yen)826 ($6,826). All shares repurchased in fiscal 1997 and 1998 were retired before August 31, 1997 and 1998, respectively. As a result of these transactions, both cash and cash equivalents and retained earnings of AJL were reduced by
(yen)8,888 and (yen)826 ($6,826) during 1997 and 1998, respectively.

8. INCOME TAXES

     AJL is subject to a number of taxes based on earnings: the corporate tax, inhabitants tax and enterprise tax. The enterprise tax is deductible when paid for purposes of calculating earnings-based taxes, which results in an effective combined statutory tax rate that is somewhat lower than the sum of the statutory tax rates. In the aggregate, these taxes produced effective statutory tax rates of approximately 51.4% for 1996, 1997 and 1998. AJL's effective tax rates reflected in the accompanying statements of income differ from the effective statutory tax rates primarily due to the effect of permanently non-deductible expenses and temporary differences in the recognition of asset and liability items for tax and for financial reporting purposes.

9. RELATED PARTY TRANSACTIONS

     AJL is the exclusive distribution vehicle for Amway in Japan. AJL has entered into agreements with Amway (1) for receiving a long-term secure and stable supply of merchandise (the Product Purchase Agreement), (2) for the exclusive use of Amway's trademarks in Japan (the Trademark License Agreement) and (3) for receiving management and administrative support services (the Second Amended and Restated Support Services Agreement).

     Balances with Amway consist of the following at August 31:

Y = (yen)
                                                           1997      1998      1998
                                                          ------    ------    -------
Receivables included in other current assets............  Y  117    Y   83    $   686
Accounts payable........................................   4,877     3,391     28,025

     Purchases from and other transactions with Amway for the years ended August 31 are as follows:

Y = (Yen)
                                              1996       1997       1998        1998
                                             -------    -------    -------    --------
Purchases..................................  Y34,135    Y40,244    Y42,394    $350,364
Royalties..................................    1,173      1,068        968       8,000
Support services...........................      591        393        835       6,901

     Beginning in fiscal year 1996, AJL pays to Amway, for the use of Amway trademarks and formulas in connection with products manufactured by others under contract with AJL, a royalty of 4% for products bearing an Amway trademark, and 8% for products bearing an Amway trademark and also using an Amway formula or design. The applicable percentage is applied to the net sales of such products after such net sales are reduced by 25% to cover distributor bonuses paid by AJL.

     Based upon estimated sales of products for fiscal years 1996 through 1998, AJL also delivered promissory notes in payment of royalties for these years. In consideration for the execution of these notes, the actual payments for these years approximated 3.6% for products bearing an Amway trademark and 7.3% for products bearing an Amway trademark and using an Amway formula or design. The final payment was made on August 31, 1998. Because these promissory notes were not treated as notes under Japanese commercial practices and regulations, they were not recorded on AJL's August 31, 1997 balance sheet.

10. RECONCILIATION OF JAPANESE AND U.S. ACCOUNTING PRINCIPLES

     AJL prepares its accounts in accordance with Japanese GAAP, which differ in certain material respects from U.S. GAAP. The significant differences relate to the following items:

     Income Taxes -- In accordance with Japanese GAAP, income taxes are provided only for amounts currently payable for each year. U.S. GAAP requires that deferred income taxes be recognized for temporary differences between the tax basis of assets and liabilities and the reported amounts in the financial statements. On March 31, 1998, a reduction of the income tax rate was enacted in Japan, and accordingly, the effective statutory tax rate was lowered to approximately 47.7% effective for the year ending August 31, 1999 and thereafter. Under U.S. GAAP, the adjustment to deferred tax assets and liabilities resulting from this future change in the income tax rate is charged to income for the year ended August 31, 1998 in accordance with SFAS No. 109.

     Pension Costs -- Under Japanese GAAP, the amounts contributed to AJL's funded defined benefit pension plan, including amortization of prior service costs, are charged to expense when paid. Under U.S. GAAP, net periodic pension costs, as defined by SFAS No. 87, "Employers' Accounting for Pensions," are charged to expense.

     Investment Funds -- Under Japanese GAAP, investment funds are carried at the lower of aggregate cost or market of each fund with net unrealized losses included in income, whereas, under U.S. GAAP, available-for-sale securities are carried at fair value with unrealized gains and losses, net of tax, recorded as a separate component of shareholders' equity.

     Software Costs -- AJL capitalizes the costs of both purchased software and modification costs paid to unrelated parties under Japanese GAAP, whereas only purchased software costs are capitalized under U.S. GAAP. Under Japanese GAAP, amortization of capitalized software costs aggregated (Yen)187, (Yen)126 and
(Yen)162 ($1,339), during the fiscal years ended August 31, 1996, 1997 and 1998, respectively. Accumulated amortization, under Japanese GAAP, aggregated (Yen)260 and (Yen)410 ($3,388) as of August 31, 1997 and 1998, respectively.

     Stock Issue Costs -- Stock issue costs are charged to expense when paid under Japanese GAAP, whereas such costs are charged to additional paid-in capital under U.S. GAAP.

     Investments in Affiliates and Non-Monetary Transaction -- In December 1993, AJL exchanged its ownership of, and advances to, Amway Pacific Ltd., for 972,222 shares (approximately 2%) of the common stock of Amway Asia Pacific Ltd. ("AAP"). AAP is majority-owned by the principal shareholders of AJL. A gain was recorded on the exchange of stock under Japanese GAAP, whereas U.S. GAAP does not allow recognition of such a gain. Additionally, under U.S. GAAP the investment in AAP would be valued at market value with the unrealized gain or loss, net of tax, being reflected in shareholders' equity. Under Japanese GAAP, this investment was carried at cost. All 972,222 shares of the common stock of AAP were tendered to and repurchased by AAP on May 30, 1997. As a result, the gain on the exchange of stock previously recognized under Japanese GAAP, would have been recognized under U.S. GAAP in the year ended August 31, 1997.

     Cash dividends per share -- Under Japanese GAAP, cash dividends per share are based on interim dividends paid during the year, plus year-end dividends declared and paid in the following fiscal year. Under U.S. GAAP, cash dividends per share are based on dividends paid during the year.

     Notes Payable -- AJL had outstanding negotiable promissory notes payable to Amway aggregating (Yen)622 as of August 31, 1997 (see Note 9). Because these notes are not treated as notes under the commercial practices and regulations in Japan, they were not recorded on AJL's August 31, 1997 consolidated balance sheet. Under U.S. GAAP, these notes would have been recorded as a liability with the offset being recorded as a prepaid expense.

     Land Acquisition Costs -- Taxes and certain other direct costs incurred in connection with land acquisitions (see Note 5) are being expensed as incurred in accordance with Japanese GAAP, whereas under U.S. GAAP these costs would be capitalized.

     The following table summarizes the effects on net income of the differences between Japanese GAAP and U.S. GAAP for the years ended August 31:

Y = (Yen)
                                              1996       1997       1998        1998
                                             -------    -------    -------    --------
Amounts as shown in the Japanese GAAP
  financial statements.....................  Y28,081    Y23,117    Y12,779    $105,612
Adjustments for:
  Income taxes.............................    1,438     (1,280)      (810)     (6,694)
  Software costs...........................      429       (148)       (52)       (430)
  Investment funds.........................       --         --        563       4,653
  Gain on exchange of stock of
     subsidiary............................       --        507         --          --
  Other....................................       39          2          1           8
                                             -------    -------    -------    --------
Amounts according to U.S. GAAP.............  Y29,987    Y22,198    Y12,481    $103,149
                                             =======    =======    =======    ========
Basic and diluted net income per share
  under U.S. GAAP..........................  Y200.58    Y151.43    Y 86.64    $   0.72
                                             =======    =======    =======    ========
Basic and diluted net income per ADS under
  U.S. GAAP................................  Y100.29    Y 75.71    Y 43.32    $   0.36
                                             =======    =======    =======    ========
Dividends per share under U.S. GAAP........  Y170.00    Y100.00    Y100.00    $   0.83
                                             =======    =======    =======    ========
Dividends per ADS under U.S. GAAP..........  Y 85.00    Y 50.00    Y 50.00    $   0.41
                                             =======    =======    =======    ========

     The following table summarizes the effect on shareholders' equity of the differences between Japanese GAAP and U.S. GAAP at August 31:

Y = (Yen)
                                                        1997       1998        1998
                                                       -------    -------    --------
Amounts as shown in the Japanese GAAP financial
  statements.........................................  Y63,360    Y60,878    $503,124
Adjustments for:
  Deferred income tax................................    6,035      5,485      45,331
  Prepaid pension cost...............................      561        604       4,992
  Reversal of capitalization of Software costs.......     (334)      (385)     (3,182)
  Land acquisition costs.............................      399        399       3,298
  Adjustment to investment funds.....................       --         32         264
  Other..............................................     (115)      (140)     (1,158)
                                                       -------    -------    --------
Amounts according to U.S. GAAP.......................  Y69,906    Y66,873    $552,669
                                                       =======    =======    ========

     Investments -- Securities held by AJL at August 31, 1998 and 1997 which are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115 are summarized as follows:

Y = (Yen)
                                             GROSS         GROSS
                                           UNREALIZED    UNREALIZED
                                            HOLDING       HOLDING      MARKET      MARKET
                                 COST        GAINS         LOSSES       VALUE      VALUE
                                -------    ----------    ----------    -------    --------
AUGUST 31, 1998:
Available for sale:
  Japanese and foreign
     government bonds.........  Y 9,182       Y 60          Y 70       Y 9,172    $ 75,802
  Corporate debt securities...      576         --            --           576       4,760
  Equity securities...........    3,907        114           687         3,334      27,554
                                -------       ----          ----       -------    --------
                                Y13,665       Y174          Y757       Y13,082     108,116
                                =======       ====          ====       =======    ========
Held to maturity:
  Notes issued by foreign
     financial institutions...  Y 1,800         --            --       Y 1,800    $ 14,876
                                =======       ====          ====       =======    ========
AUGUST 31, 1997:
Available for sale:
  Japanese and foreign
     government bonds.........  Y10,414       Y 55          Y191       Y10,278
  Corporate debt securities...      781         --            --           781
  Equity securities...........    3,864        121           193         3,792
                                -------       ----          ----       -------
                                Y15,059       Y176          Y384       Y14,851
                                =======       ====          ====       =======

     The available-for-sale securities displayed in the above table are included in investment funds on the balance sheets; investment funds also includes items that are not subject to SFAS No. 115 and are therefore excluded from the table. The held-to-maturity securities are included in Short-term investments on the August 31, 1998 balance sheet. There were no held-to-maturity investments at August 31, 1997.

     Contractual maturities of debt securities held at August 31, 1998 are as follows:

Y = (Yen)
Available for sale:
Due within one year.........................................  Y1,808    $14,942
  Due after one year through five years.....................   6,180     51,074
  Due after five years through ten years....................   1,760     14,546
                                                              ------    -------
                                                              Y9,748    $80,562
                                                              ======    =======
Held to maturity:
  Due within one year.......................................  Y1,800    $14,876
                                                              ======    =======

     Income Tax -- The effective income tax rates of AJL on a U.S. GAAP basis differ from the effective Japanese statutory tax rates as follows:

                                                              1996    1997    1998
                                                              ----    ----    ----
Effective Japanese statutory tax rates......................  51.4%   51.4%   51.4%
Permanently non-deductible expenses.........................   2.6     3.9     5.8
Effect of the enacted change in the tax rate................    --      --     1.4
Other.......................................................  (1.5)    1.6     0.1
                                                              ----    ----    ----
Effective tax rates.........................................  52.5%   56.9%   58.7%
                                                              ====    ====    ====

     The approximate tax effects of temporary differences that would give rise to deferred tax balances at August 31, 1997 and 1998, under U.S. GAAP, are presented below.

Y = (Yen)
                                                          1997       1998      1998
                                                         -------    ------    -------
Deferred tax assets:
Sales returns..........................................  Y 2,551    Y2,198    $18,165
  Enterprise tax.......................................    1,554       752      6,215
  Accrued distributor seminars.........................    1,660     1,456     12,033
  Deferred software costs..............................      171       178      1,471
  Other................................................    1,135     1,451     11,992
                                                         -------    ------    -------
          Total gross deferred tax assets..............    7,071     6,035     49,876
                                                         -------    ------    -------
Deferred tax liabilities:
  Reserve for domestic market development..............     (484)     (295)    (2,438)
  Other................................................     (552)     (255)    (2,107)
                                                         -------    ------    -------
          Total gross deferred tax liabilities.........   (1,036)     (550)    (4,545)
                                                         -------    ------    -------
          Net deferred tax assets......................  Y 6,035    Y5,485    $45,331
                                                         =======    ======    =======

     Stock Options -- During fiscal 1998, AJL entered into agreements with six directors of AJL whereby AJL granted pre-emptive rights ("options") to subscribe for a total of 97,000 new shares of AJL's common stock at an exercise price of
(Yen)2,470 ($20.41) per share. The fair value of these options at the date of grant was (Yen)239 ($1.98) per share. Based on the terms of each agreement, 50,000 options became exercisable during fiscal 1998 while the remaining options become exercisable, in whole or in part, in three equal installments on each of the first three anniversaries of the date the options were granted for so long as the recipient remains in the continuous employment of AJL. All 97,000 options were outstanding as of August 31, 1998. The options will expire in November 2007 or prior to such date in the event the recipient dies, becomes disabled or is no longer employed by AJL. As such, the remaining contractual life of the options outstanding as of August 31, 1998 was approximately 10 years.

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", AJL has adopted the fair value based method to measure compensation cost related to stock-based awards in determining U.S. GAAP net income. For the year ended August 31, 1998, total compensation cost recognized in U.S. GAAP income for these stock-based employee compensation awards, before taxes, was (Yen)15 ($124).

     The options pricing model used to estimate the fair value of the stock-based awards for purposes of this disclosure included the following assumptions: Expected life of 5 years; 1.5% risk-free interest rate; 5.0% annual rate of dividends; and expected volatility of 33%.

     Cash Flows -- U.S. GAAP requires that for cash flow reporting, cash and cash equivalents include only those time deposits with original maturities of less than three months. Under U.S. GAAP, cash and cash equivalents were
(Yen)29,742 and (Yen)17,645 ($145,826) at August 31, 1997 and 1998,
respectively.

11. PENSION PLAN

     AJL maintains a defined-benefit non-contributory pension plan (the "Plan") for the benefit of its permanent full-time employees. Substantially all such employees are covered by the Plan. Under the Plan, employees terminating their employment or retiring are, in most circumstances, entitled to benefits based on years of service, compensation at the time of termination and certain other factors. The amounts contributed to the fund for the years ended August 31, 1996, 1997, and 1998 were (Yen)335, (Yen)352, and (Yen)408 ($3,372), respectively.

     The net periodic pension costs, the status of projected benefit obligations of the Plan and major assumptions used to determine these amounts under the requirements of U.S. GAAP are as follows:

Y = (Yen)
                                                 1996     1997       1998       1998
                                                 ----    -------    -------    ------
Components of net periodic pension costs:
  Service cost.................................  Y249    Y   312    Y   326    $2,694
  Interest cost................................    79         77         85       702
  Actual return on plan assets.................   (90)      (105)       (57)     (471)
  Net amortization and deferral................    33         62        (12)      (99)
                                                 ----    -------    -------    ------
Net periodic pension cost......................  Y271    Y   346    Y   342    $2,826
                                                 ====    =======    =======    ======

Y = (Yen)
                                                        1997       1998        1998
                                                       -------    -------    --------
Status of obligations:
  Actuarial present value of benefit obligation:
     Vested benefit obligation.......................  Y(1,461)   Y(1,792)   $(14,810)
     Non-vested benefit obligation...................      (24)       (30)       (248)
                                                       -------    -------    --------
  Accumulated benefit obligation.....................  Y(1,485)   Y(1,822)    (15,058)
                                                       =======    =======    ========
Projected benefit obligation for service rendered to
  date...............................................  Y(2,216)   Y(2,416)    (19,967)
Plan assets at fair value............................    2,223      2,491      20,587
                                                       -------    -------    --------
Plan assets in excess of projected benefit
  obligations........................................        7         75         620
Unrecognized net loss................................      526        503       4,157
Unrecognized prior service costs.....................       34         31         256
Unrecognized net assets at date of initial
  application........................................       (6)        (5)        (41)
                                                       -------    -------    --------
Prepaid pension costs to be recognized on the balance
  sheets.............................................  Y   561    Y   604    $  4,992
                                                       =======    =======    ========
Assumptions used:
  Discount rate......................................      4.0%       3.5%
  Rate of increase in compensation level.............      3.5%       2.5%
  Expected long-term rate of return on assets........      4.0%       4.0%

At August 31, 1998, plan assets consisted primarily of marketable debt and equity securities.

12. OTHER INCOME -- NET

     Other Income -- net consists of the following for the years ended August
31:

Y = (Yen)
                                                 1996       1997     1998      1998
                                                -------    ------    -----    -------
Interest income...............................  Y 1,314    Y  346    Y 201    $ 1,661
Gains on sales of investments.................    2,322     2,679       --         --
Dividend income...............................      639        71       --         --
Write-off of capitalized software.............     (446)      (61)     (12)       (99)
Restructuring charges.........................       --        --     (959)    (7,926)
Exchange gain (loss), net.....................   (2,502)       --      200      1,653
Other, net....................................      (18)      264     (128)    (1,058)
                                                -------    ------    -----    -------
                                                Y 1,309    Y3,299    Y(698)   $(5,769)
                                                =======    ======    =====    =======

     During the fourth quarter of fiscal 1998, AJL recorded restructuring charges of (Yen)959 ($7,926). Included in the charges are the expected costs for planned work force reduction of (Yen)545 ($4,504) and distribution facility consolidation of (Yen)414 ($3,421).

13. UNAUDITED QUARTERLY FINANCIAL DATA

Y = (yen)
                                      FIRST       SECOND      THIRD       FOURTH
                                     QUARTER     QUARTER     QUARTER     QUARTER       TOTAL
                                     --------    --------    --------    --------    ----------
1997
Net Sales..........................  Y 49,810    Y 46,491    Y 53,820    Y 53,241    Y  203,362
  Gross Profit.....................    36,520      33,587      38,076      37,900       146,083
  Net Income.......................  Y  6,374    Y  4,680    Y  5,962    Y  6,101    Y   23,117
                                     ========    ========    ========    ========    ==========
  Net Income per Share.............  Y  43.41    Y  31.88    Y  40.66    Y  41.75    Y   157.70
                                     ========    ========    ========    ========    ==========
  Net Income per ADS...............  Y  21.71    Y  15.94    Y  20.33    Y  20.87    Y    78.85
                                     ========    ========    ========    ========    ==========
1998
  Net Sales........................  Y 51,321    Y 47,969    Y 47,309    Y 45,859    Y  192,458
  Gross Profit.....................    35,488      32,038      32,285      30,469       130,280
  Net Income.......................  Y  4,821    Y  3,139    Y  3,673    Y  1,146    Y   12,779
                                     ========    ========    ========    ========    ==========
  Net Income per Share.............  Y  33.45    Y  21.79    Y  25.50    Y   7.97    Y    88.71
                                     ========    ========    ========    ========    ==========
  Net Income per ADS...............  Y  16.73    Y  10.90    Y  12.75    Y   3.98    Y    44.36
                                     ========    ========    ========    ========    ==========
1998
  Net Sales........................  $424,140    $396,438    $390,983    $379,000    $1,590,562
  Gross Profit.....................   293,289     264,777     266,818     251,810     1,076,694
  Net Income.......................  $ 39,843    $ 25,942    $ 30,355    $  9,471      $105,612
                                     ========    ========    ========    ========    ==========
  Net Income per Share.............  $   0.28    $   0.18    $   0.21    $   0.07         $0.73
                                     ========    ========    ========    ========    ==========
  Net Income per ADS...............  $   0.14    $   0.09    $   0.11    $   0.03         $0.37
                                     ========    ========    ========    ========    ==========

14. SUBSEQUENT EVENTS

On October 16, 1998, a resolution was made by AJL's Board of Directors for payment of year-end cash dividends to shareholders of record on August 31, 1998 of (yen)50 ($0.41) per share of common stock (yen)25 ($0.21) per ADS for a total of (yen)7,201 ($59,512) which is contingent on shareholders' approval at the Ordinary General Meeting of Shareholders to be held on November 25, 1998.

     On October 16, 1998, AJL's Board of Directors resolved to present to AJL's shareholders at AJL's Ordinary General Meeting of Shareholders to be held on November 25, 1998, a proposal to amend the Articles of Association. This amendment, if approved, would permit the Board of Directors to approve the repurchase of up to 14,402,580 of AJL's shares of common stock for the purpose of cancellation.

                              AMWAY JAPAN LIMITED

                              STATEMENTS OF INCOME
  (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)

Y = (yen)
                                       THIRD QUARTER ENDED MAY 31,      NINE MONTHS ENDED MAY 31,
                                       ----------------------------   ------------------------------
                                        1998      1999       1999       1998       1999       1999
                                       -------   -------   --------   --------   --------   --------
                                                                (UNAUDITED)
Net sales............................  Y47,309   Y33,188   $274,281   Y146,599   Y108,516   $896,827
Cost of sales........................   15,024    10,195     84,256     46,788     35,823    296,058
                                       -------   -------   --------   --------   --------   --------
                                        32,285    22,993    190,025     99,811     72,693    600,769
                                       -------   -------   --------   --------   --------   --------
Operating expenses:
  Distributor incentives.............   13,679     9,876     81,620     41,829     32,234    266,397
  Distribution expenses..............    2,712     1,869     15,446      8,103      6,260     51,736
  Selling and administrative
     expenses........................    7,805     6,065     50,124     23,757     19,815    163,760
                                       -------   -------   --------   --------   --------   --------
Total operating expenses.............   24,196    17,810    147,190     73,689     58,309    481,893
                                       -------   -------   --------   --------   --------   --------
  Operating income...................    8,089     5,183     42,835     26,122     14,384    118,876
Other income -- net..................      221       722      5,967        198        795      6,570
                                       -------   -------   --------   --------   --------   --------
Income before income taxes...........    8,310     5,905     48,802     26,320     15,179    125,446
Income taxes.........................    4,637     2,949     24,372     14,687      7,519     62,140
                                       -------   -------   --------   --------   --------   --------
          Net income.................  Y 3,673   Y 2,956   $ 24,430   Y 11,633   Y  7,660   $ 63,306
                                       =======   =======   ========   ========   ========   ========
Basic and diluted net income per
  share..............................  Y 25.50   Y 20.52   $   0.17   Y  80.75   Y  53.18   $   0.44
                                       =======   =======   ========   ========   ========   ========
Basic and diluted net income per
  ADS................................  Y 12.75   Y 10.26   $   0.08   Y  40.38   Y  26.59   $   0.22
                                       =======   =======   ========   ========   ========   ========
Dividends per share..................                                 Y  50.00   Y  50.00   $   0.41
                                                                      ========   ========   ========
Dividends per ADS....................                                 Y  25.00   Y  25.00   $   0.21
                                                                      ========   ========   ========
Weighted average number of shares
  outstanding (000s).................  144,026   144,026               144,056    144,026
                                       =======   =======              ========   ========

                See accompanying notes to financial statements.

                              AMWAY JAPAN LIMITED

                                 BALANCE SHEETS
               (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS)

Y = (yen)
                                                           AUGUST 31,      MAY 31,        MAY 31,
                                                              1998          1999           1999
                                                           ----------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
                         ASSETS
Current assets:
Cash and cash equivalents................................   Y 19,557       Y 4,711       $ 38,934
  Investment funds.......................................     15,729        16,328        134,942
  Short-term investments.................................      1,800            --             --
  Accounts receivable....................................      4,199         3,357         27,744
  Inventories............................................     16,640        10,359         85,612
  Prepaid expenses.......................................      1,231         1,217         10,058
  Other current assets...................................        624           427          3,529
                                                            --------       -------       --------
          Total current assets...........................     59,780        36,399        300,819
Property and equipment, net..............................     36,639        39,820        329,091
Investments in affiliates................................        144           144          1,190
Leasehold deposits.......................................      2,419         2,318         19,157
Capitalized software costs...............................        570           611          5,049
Other....................................................        494           511          4,223
                                                            --------       -------       --------
          Total assets...................................   Y100,046       Y79,803       $659,529
                                                            ========       =======       ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................   Y 17,949       Y 9,870       $ 81,570
  Accounts payable to Amway Corporation..................      3,391         2,833         23,413
  Income taxes payable...................................      7,486         2,227         18,405
  Allowance for sales returns............................      4,608         4,375         36,157
  Accrued distributor seminar expenses...................      2,659         2,324         19,207
  Distributor deposits...................................        324         1,291         10,669
  Consumption taxes payable..............................        676           401          3,314
  Dividend withholding taxes payable.....................         --         1,114          9,207
  Accrued expenses and other current liabilities.........      2,075         1,251         10,339
                                                            --------       -------       --------
          Total current liabilities......................     39,168        25,686        212,281
                                                            --------       -------       --------
Shareholders' equity:
  Common stock, no par value -- authorized: 250,400,800
     shares; issued and outstanding: 144,025,800 shares
     (equivalent to 288,051,600 ADSs, see Note 1)........     12,462        12,462        102,992
  Additional paid-in capital.............................     14,850        14,850        122,727
  Legal reserve..........................................      3,116         3,116         25,752
  Retained earnings......................................     30,450        23,689        195,777
                                                            --------       -------       --------
          Total shareholders' equity.....................     60,878        54,117        447,248
                                                            --------       -------       --------
          Total liabilities and shareholders' equity.....   Y100,046       Y79,803       $659,529
                                                            ========       =======       ========

                See accompanying notes to financial statements.

                              AMWAY JAPAN LIMITED

                            STATEMENTS OF CASH FLOWS
               (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS)

Y = (yen)
                                                                       (UNAUDITED)
                                                            ---------------------------------
                                                                NINE MONTHS ENDED MAY 31,
                                                            ---------------------------------
                                                              1998        1999        1999
                                                            --------    --------    ---------
Cash flows from operating activities:
Net income................................................  Y 11,633    Y  7,660    $  63,306
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................     1,498       1,430       11,818
     (Gain)/Loss on investment funds......................       135        (645)      (5,331)
     Gain on short-term investments.......................       (10)         (8)         (66)
     Loss on disposals of property and equipment..........       196          49          405
     Changes in assets and liabilities....................   (16,168)     (5,915)     (48,884)
                                                            --------    --------    ---------
          Net cash (used in)/provided by operating
            activities....................................    (2,716)      2,571       21,248
                                                            --------    --------    ---------
Cash flows from investing activities:
  Purchases of property and equipment.....................      (793)     (4,760)     (39,339)
  Purchase of short-term investments......................    (3,197)         --           --
  Proceeds from sale of short-term investments............     3,207       1,808       14,942
  Proceeds from sale of investments in affiliates.........       100          --           --
  Decrease in investment funds............................        60          46          380
  Capitalized software costs..............................       (67)       (185)      (1,529)
  Net change in leasehold deposits and other..............       166          77          637
                                                            --------    --------    ---------
          Net cash used in investing activities...........      (524)     (3,014)     (24,909)
                                                            --------    --------    ---------
Cash flows from financing activities:
  Dividends paid..........................................   (14,415)    (14,403)    (119,033)
  Repurchase of common stock..............................      (826)         --           --
                                                            --------    --------    ---------
          Net cash used in financing activities...........   (15,241)    (14,403)    (119,033)
                                                            --------    --------    ---------
          Net decrease in cash and cash equivalents.......   (18,481)    (14,846)    (122,694)
Cash and cash equivalents at beginning of year............    30,442      19,557      161,628
                                                            --------    --------    ---------
Cash and cash equivalents at end of period................  Y 11,961    Y  4,711    $  38,934
                                                            ========    ========    =========
Supplemental disclosure of cash flow information:
  Income taxes paid.......................................  Y 23,591    Y 12,735    $ 105,248
                                                            ========    ========    =========

                See accompanying notes to financial statements.

                              AMWAY JAPAN LIMITED

                         NOTES TO FINANCIAL STATEMENTS
  (IN MILLIONS OF YEN AND THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

     The accompanying financial statements have not been audited by independent accountants, except for the balance sheet at August 31, 1998. In the opinion of AJL's management, the financial statements reflect all adjustments, including the use of management's estimates, necessary to present fairly, in accordance with accounting principles generally accepted in Japan ("Japanese GAAP"), which differ in certain material respects from those in the United States ("U.S. GAAP") as described in Note 5, AJL's results of operations for the third quarter and nine months ended May 31, 1998 and 1999, the financial position at August 31, 1998 and May 31, 1999, and the cash flows for the nine months ended May 31, 1998 and 1999. All such adjustments are of a normal recurring nature. Where necessary to achieve a fair presentation of results of operations for each interim period, certain operating expenses are allocated to interim periods based on an estimate of time expired, benefit received or activity associated with the periods. However, the results of operations for the nine months ended May 31, 1999 are not necessarily indicative of the results for the entire fiscal year ending August 31, 1999.

     In preparing these financial statements, certain amounts have been reclassified to present these financial statements in a format which is more familiar to readers outside of Japan. These financial statements should be read in conjunction with the financial statements (including Notes thereto) contained in AJL's Annual Report on Form 20-F for the fiscal year ended August 31, 1998.

     The statements of cash flows have been prepared for the convenience of readers outside of Japan, although such statements are not required as part of the basic financial statements in Japan. For purposes of the statement of cash flows, AJL considers all time deposits and negotiable certificates of deposit with a maturity of one year or less to be cash equivalents.

     The U.S. dollar amounts included herein are, solely for convenience, calculated at the approximate rate of exchange prevailing on May 28, 1999 of U.S.$1.00 = (yen)121. The U.S. dollar amounts should not be construed as representations that the Japanese yen have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

     AJL's common stock is traded on the Japanese over-the-counter market, and on the New York Stock Exchange in the form of American Depository Shares ("ADSs"), each of which represents one-half of one share of common stock.

2. INVESTMENT FUNDS

     Investment funds are carried at the lower of aggregate cost or market of each fund managed by an independent investment advisor. The aggregate fair values of investment funds as of August 31, 1998 and May 31, 1999 are
(yen)15,760 and (yen)16,372 ($135,306 ), respectively.

3. INVENTORIES

     Inventories consist of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined using the first-in, first-out
(FIFO) method.

4. PROPERTY AND EQUIPMENT

     Property and equipment are stated at original cost net of accumulated depreciation. Depreciation is computed using the declining-balance method, except for buildings for which the straight-line method is used, over the estimated useful lives of the assets.

5. RECONCILIATION OF JAPANESE AND U.S. ACCOUNTING PRINCIPLES

     AJL prepares its accounts in accordance with Japanese GAAP, which differ in certain material respects from U.S. GAAP. The significant differences relate to the following items:

     Income Taxes -- In accordance with Japanese GAAP, income taxes are provided only for amounts currently payable for each year. U.S. GAAP requires that deferred income taxes be recognized for temporary differences between the tax basis of assets and liabilities and the reported amounts in the financial statements. On March 31, 1998, a reduction of the income tax rate was enacted in Japan, and accordingly, the effective statutory tax rate was lowered to approximately 47.7% effective for the year ending August 31, 1999 and thereafter. Under U.S. GAAP, the adjustment to deferred tax assets and liabilities resulting from this future change in the income tax rate was charged to income for the year ended August 31, 1998 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109.

     Pension Costs -- Under Japanese GAAP, the amounts contributed to AJL's funded defined benefit pension plan, including amortization of prior service costs, are charged to expense when paid. Under U.S. GAAP, net periodic pension costs, as defined by SFAS No. 87, "Employers' Accounting for Pensions," are charged to expense.

     Investment Funds -- Under Japanese GAAP, investment funds are carried at the lower of aggregate cost or market of each fund with net unrealized losses included in income. Under U.S. GAAP, available-for-sale securities included in investment funds are carried at fair value with unrealized gains and losses, net of tax, recorded as a separate component of shareholders' equity.

     Software Costs -- AJL capitalizes the costs of both purchased software and modification costs paid to unrelated parties under Japanese GAAP, whereas only purchased software costs are capitalized under U.S. GAAP.

     Stock Issue Costs -- Stock issue costs are charged to expense when paid under Japanese GAAP, whereas such costs are charged to additional paid-in capital under U.S. GAAP.

     Cash Dividends per share -- Under Japanese GAAP, cash dividends per share are based on interim dividends declared for the first half of the year. Under U.S. GAAP, cash dividends per share are based on dividends declared during the periods reported.

     Land Acquisition Costs -- Taxes and certain other direct costs incurred in connection with land acquisitions are being expensed as incurred in accordance with Japanese GAAP, whereas under U.S. GAAP these costs would be capitalized.

     The following table summarizes the effects on net income of the differences between Japanese GAAP and U.S. GAAP:

Y = (yen)
                                                THIRD QUARTER ENDED           NINE MONTHS ENDED
                                                      MAY 31,                      MAY 31,
                                             -------------------------   ---------------------------
                                              1998     1999     1999      1998      1999      1999
                                             ------   ------   -------   -------   -------   -------
                                                                   (UNAUDITED)
Amounts as shown in the Japanese GAAP
  consolidated financial statements........  Y3,673   Y2,956   $24,430   Y11,633   Y 7,660   $63,306
Adjustments of:
  Income taxes.............................      (7)     325     2,686      (316)     (419)   (3,463)
  Defined benefit pension plan.............       4        2        17        29        36       298
  Software costs...........................       3       (2)      (17)       31       (44)     (364)
  Investment funds.........................     (66)    (565)   (4,670)      346      (502)   (4,149)
  Others...................................      --       (1)       (8)      (20)      121     1,000
                                             ------   ------   -------   -------   -------   -------
Amounts according to U.S. GAAP.............  Y3,607   Y2,715   $22,438   Y11,703   Y 6,852   $56,628
                                             ======   ======   =======   =======   =======   =======
Basic and diluted net income per share
  under U.S. GAAP..........................  Y25.05   Y18.85     $0.16   Y 81.24   Y 47.57   $  0.39
                                             ======   ======   =======   =======   =======   =======
Basic and diluted net income per ADS under
  U.S. GAAP................................  Y12.52   Y 9.43     $0.08   Y 40.62   Y 23.79   $  0.20
                                             ======   ======   =======   =======   =======   =======
Dividends per share under U.S. GAAP........                              Y100.00   Y100.00   $  0.83
                                                                         =======   =======   =======
Dividends per ADS under U.S. GAAP..........                              Y 50.00   Y 50.00   $  0.41
                                                                         =======   =======   =======

     The following table summarizes the effects on shareholders' equity of the differences between Japanese GAAP and U.S. GAAP :

Y = (Yen)
                                                           AUGUST 31,      MAY 31,        MAY 31,
                                                              1998          1999           1999
                                                           ----------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
Amounts as shown in the Japanese GAAP financial
  statements.............................................   Y60,878        Y54,117       $447,248
Adjustments for:
  Deferred income tax....................................     5,208          4,787         39,562
  Prepaid pension cost...................................       604            641          5,298
  Reversal of capitalization of software costs...........      (385)          (429)        (3,545)
  Land acquisition costs.................................       399            399          3,297
  Investment funds:
     Valuation...........................................       615            113            934
     Net unrealized loss, net of tax, recorded in
       shareholders' equity..............................      (305)           (36)          (298)
Other....................................................      (141)             1              8
                                                            -------        -------       --------
Amounts according to U.S. GAAP...........................   Y66,873        Y59,593       $492,504
                                                            =======        =======       ========

     Comprehensive Income -- In June 1997, the U.S. Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive" Income which, for interim reporting purposes, requires that an enterprise report a total for comprehensive income. Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to AJL's shareholders. AJL adopted this statement for its U.S. GAAP reporting purposes effective September 1, 1998. Total comprehensive income under U.S. GAAP, net of related tax effects, was (yen)11,535 and (yen)7,121 ($58,851) for the nine months ended May 31, 1998 and 1999, respectively.

     Cash Flow Disclosure -- U.S. GAAP requires that for cash flow reporting, cash and cash equivalents include only those time deposits with original maturities of three months or less. Under U.S. GAAP, cash and cash equivalents were (yen)10,544 and (yen)4,711 ($38,934) at May 31, 1998 and 1999,
respectively.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, ADR certificates evidencing ADSs and any other required documents should be sent or delivered by each holder of ADSs or such holder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

               The Depositary for the Offer outside of Japan is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

               By Mail:                                       By Hand:
FIRST CHICAGO TRUST COMPANY OF NEW YORK        FIRST CHICAGO TRUST COMPANY OF NEW YORK
           CORPORATE ACTIONS             C/O SECURITIES TRANSFER AND REPORTING SERVICES INC.
              SUITE 4660                               ATTN: CORPORATE ACTIONS
             P.O. BOX 2569                          100 WILLIAM STREET, GALLERIA
      JERSEY CITY, NJ 07303-2569                         NEW YORK, NY 10038

         By Overnight Courier:                       By Facsimile Transmission:
FIRST CHICAGO TRUST COMPANY OF NEW YORK           (201) 324-3402 OR (201) 324-3403
     CORPORATE ACTIONS, SUITE 4660                      Confirm by Telephone:
         525 WASHINGTON BLVD.                              (201) 222-4707
         JERSEY CITY, NJ 0731

     For holders of ADSs, questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or brokers, dealers, commercial banks and trust companies. To confirm the delivery of your ADSs, you are directed to contact the Depositary. With respect to the Common Stock, Purchaser has appointed Salomon Smith Barney Limited as its sole tender offer agent in Japan which has appointed The Nikko Securities Co., Ltd. as its sub-agent. In addition, Morgan Stanley Dean Witter Japan Limited will act as sole intermediary securities firm in Japan. For a holder of Common Stock, questions and requests for assistance or for copies of the Explanatory Statement and tender offer application form or English translations thereof should be directed to such holder's standing agent in Japan. Holders of Common Stock may NOT tender Common Stock into the Offer by executing and delivering the Letter of Transmittal. Common Stock may only be tendered into the Offer in accordance with the terms and conditions of the Explanatory Statement.

            THE INFORMATION AGENT FOR THE OFFER OUTSIDE OF JAPAN IS:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 STATE STREET
                               NEW YORK, NY 10004

                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                                       OR
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

            THE DEALER MANAGERS FOR THE OFFER OUTSIDE OF JAPAN ARE:

MORGAN STANLEY DEAN WITTER                                   J.P. MORGAN & CO.
Morgan Stanley & Co. Incorporated                            60 Wall Street
One Financial Place                                          New York, NY 10022
440 South LaSalle Street                                     (877) 576-0606 (toll free)
Chicago, IL 60605
(312) 706-4411 (call collect)